Exhibit 2.1

EXECUTION VERSION

EQUITY PURCHASE AND CONTRIBUTION AGREEMENT

by and among

DIGNITY HEALTH HOLDING CORPORATION

U.S. HEALTHWORKS, INC.

CONCENTRA GROUP HOLDINGS, LLC

CONCENTRA, INC.

and

CONCENTRA GROUP HOLDINGS PARENT, LLC

Dated:  October 22, 2017

i

(continued)

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EXHIBITS

Exhibit A	Amended and Restated Newco Operating Agreement
Exhibit B	Company Net Working Capital Calculation Schedule
Exhibit C	R&W Policy Binder
Exhibit D	Retention Program
Exhibit E	Redemption and Reorganization Transactions
Exhibit F	Example Calculation of Purchase Price
Exhibit G	Company’s and Seller’s Officer’s Certificate
Exhibit H	Buyer’s Officer’s Certificate

SCHEDULES

Schedule 1.1(a)	Executive Employment Agreements
Schedule 2.2(b)(ii)	Refinancing Indebtedness
Schedule 6.11	Third-Party Consents

COMPANY DISCLOSURE SCHEDULE

BUYER DISCLOSURE SCHEDULE

EQUITY PURCHASE AND CONTRIBUTION AGREEMENT

This EQUITY PURCHASE AND CONTRIBUTION AGREEMENT, dated as of October 22, 2017, is entered into by and among CONCENTRA GROUP HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), CONCENTRA INC., a Delaware corporation (“Buyer”), CONCENTRA GROUP HOLDINGS PARENT, LLC , a Delaware limited liability company (“Newco”), U.S. HEALTHWORKS, INC., a Delaware corporation (the “Company”), and DIGNITY HEALTH HOLDING CORPORATION, a Nevada corporation (“Seller”).

RECITALS

WHEREAS, prior to giving effect to the Contemplated Transactions, Seller owns, beneficially and of record, all of the outstanding shares of common stock of the Company, par value $0.001 per share (the “Company Common Stock”);

WHEREAS, prior to Closing and the Reorganization, Holdings intends to redeem outstanding units held by certain of its members (the “Redemption”) as further described on Exhibit E (as may be amended as herein provided);

WHEREAS, after the Redemption and prior to Closing, Holdings and Newco intend to cause a wholly owned subsidiary of Newco to merge with and into Holdings with Holdings surviving the merger as a wholly owned subsidiary of Newco and pursuant to which each of the current members of Holdings would receive membership interests in Newco for their membership interests in Holdings (the “Reorganization”) as further described on Exhibit E (as may be amended as herein provided);

WHEREAS, at the Closing, (a) Seller desires to exchange a portion of its shares of Company Common Stock (such portion, the Rollover Shares as defined below) with Newco for the Newco Equity (the “Rollover”) and (b) Buyer desires to acquire from Seller, and Seller desires to transfer to Buyer, all of Seller’s right, title and interest in and to the remainder of the Company Common Stock (other than the Rollover Shares), upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, for federal income tax purposes, the parties intend to treat the Reorganization and the Rollover as an exchange pursuant to Section 351 of the Internal Revenue Code.

NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
Definitions and Rules of Construction

1.1          Definitions.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Accounting Firm” has the meaning set forth in Section 2.4(d).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.  The Company and its Subsidiaries shall be deemed for purposes of this Agreement to be Affiliates of Seller prior to the Closing and of Holdings, Newco and Buyer from and after the Closing.

“Aggregate Liability Cap” has the meaning set forth in Section 10.2(b)(v).

“Agreement” means this Equity Purchase and Contribution Agreement, as it may be amended from time to time in accordance with its terms.

“Amended and Restated Newco Operating Agreement” means the operating agreement of Newco to be entered into at the Closing and attached at Exhibit A hereto.

“Audited Buyer Financial Statements” has the meaning set forth in Section 5.6(a).

“Audited Company Financial Statements” has the meaning set forth in Section 3.6(a).

“Base Purchase Price” means $753,000,000.

“Business Day” means any day other than a Saturday, Sunday or day on which banks are authorized or required to be closed in New York, New York.  If any period under this Agreement expires on a day which is not a Business Day, such period shall expire on the next succeeding Business Day.

“Business Records” means all books, records or data of the applicable party on whatever media and wherever located.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Assets” has the meaning set forth in Section 5.20(a).

“Buyer Benefit Plan” has the meaning set forth in Section 6.5(c).

“Buyer Charter Documents” means, respectively, (i) Holdings’ certificate of formation, (ii) Holdings’ operating agreement and (iii) the certificate of incorporation, articles of incorporation, bylaws, certificate of formation, limited liability company agreement, operating agreement or other organizational documents, each as amended to date, of Newco and each Subsidiary of Holdings.

“Buyer Current Balance Sheet” has the meaning set forth in Section 5.6(a).

“Buyer Current Balance Sheet Date” has the meaning set forth in Section 5.6(a).

“Buyer Disclosure Schedule” means the disclosure schedule of even date herewith delivered by Holdings to Seller in connection with the execution and delivery of this Agreement.

“Buyer Environmental Permits” has the meaning set forth in Section 5.12(b).

“Buyer ERISA Affiliate” means an ERISA Affiliate of Holdings or any of its Subsidiaries.

“Buyer Financial Statements” has the meaning set forth in Section 5.6(a).

“Buyer Fundamental Representations” means the representations and warranties set forth in Section 5.1, Section 5.2, and Section 5.3.

“Buyer HSR Termination Fee” has the meaning set forth in Section 11.3(a).

“Buyer Indebtedness” means as of the Closing and without duplication, all of Newco’s and its consolidated Subsidiaries’ obligations for principal, interest, premiums or other obligations (including prepayment penalties or breakage costs assuming any of the following is repaid or otherwise settled in its entirety on the measuring date) in respect of (a) indebtedness for borrowed money, (b) all obligations evidenced by bonds, debentures, notes or similar instruments, together with all premiums, penalties and accrued interest thereon and other costs, fees and expenses payable in connection therewith, (c) all obligations for the deferred purchase price of property, goods or services other than accounts payable incurred in the ordinary course of business, (d) all indebtedness created or arising under a conditional sale or other title retention agreements with respect to property acquired, (e) all obligations as lessee or lessees under leases that are recorded as capital leases in accordance with GAAP, (f) all obligations under acceptance, letters of credit, bankers’ acceptances, surety bonds and similar instruments, in each case, to the extent drawn, (g) guarantees of all indebtedness of a Person of the type referred to in clauses (a) through (f) above, (h) all indebtedness of the type referred to in clauses (a) through (g) above that is secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any lien on property (including accounts and contract rights), even though such Person has not assumed, become liable for or guaranteed the payment of such indebtedness, and (i) the preference amount as of Closing of all Equity Securities of Newco which are senior to the Class A Interests with respect to dividends or upon liquidation, or having any right to priority distributions over the Class A Interests (including without limitation the unreturned Class A Additional Capital plus the aggregate unpaid amount of Class A Additional Capital Yield (each as defined in the Amended and Restated Newco Operating Agreement)).

“Buyer Indemnitees” has the meaning set forth in Section 10.2(a).

“Buyer Intellectual Property” means all Intellectual Property owned, in whole or in part, by Holdings or any of its Subsidiaries.

“Buyer IP Agreements” means all Contracts to which Holdings or a Subsidiary of Holdings is a party relating to the license, sublicense, creation, development, disclosure, or transfer of Intellectual Property, other than (a) licenses of non-customized, commercially available off-the-shelf Software licensed for less than $50,000 per annum and (b) non-exclusive licenses of Intellectual Property incidental to the sale or purchase of products or services in the ordinary course of business.

“Buyer Leased Real Property” has the meaning set forth in Section 5.8(a).

“Buyer Losses” has the meaning set forth in Section 10.2(a).

“Buyer Management Sub” means any Subsidiary of the Company which provides management, administrative or other support services to the Buyer Professional Associations.

“Buyer Material Adverse Effect” means any change, event, circumstance, condition, effect, occurrence or development that, individually or in the aggregate with other changes, events, circumstances, conditions, effects, occurrences or developments, (a) would or would reasonably be expected to prevent or materially delay consummation of the Contemplated Transactions, or (b) has or would reasonably be expected to have a material adverse effect on the business, operations, results of operations or financial condition of Holdings and its Subsidiaries, taken as a whole; provided, that none of the following changes, events, circumstances, conditions, effects, occurrences or developments shall be deemed to constitute or be taken into account in determining whether there has been or may be a Buyer Material Adverse Effect under clause (b):  (i) any change or development in United States financial or securities markets, general economic or business conditions, or political or regulatory conditions, (ii) any act of war, armed hostilities or terrorism, whether or not involving the United States, (iii) any “act of god”, including, but not limited to, any hurricane, fire, earthquake or other natural disaster, or any epidemic, (iv) any change or development generally affecting Persons owning and/or operating medical facilities engaged in providing outpatient care and treatment in the United States, (v) any change in Law (including changes in the Healthcare Laws) or GAAP or the interpretation or enforcement of any of the foregoing, (vi) the negotiation, execution, delivery, performance or public announcement of this Agreement (including any litigation related thereto and/or any adverse change in customer, employee, supplier, financing source, licensor, licensee, stockholder, joint venture partner or any other similar relationships, in each case arising from the negotiation, execution, delivery, performance or public announcement of this Agreement), (vii) any change resulting from the failure of Seller or the Company to consent to any acts or actions requiring Seller’s or the Company’s consent under this Agreement and for which Holdings or Buyer has sought such consent, (viii) any failure of Holdings or any of its Subsidiaries to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates of earnings or revenues, or business plans (it being understood that the exception in this clause (viii) shall not prevent or otherwise affect a determination that any change, event, circumstance occurrence or development underlying such failure has resulted in or contributed to a Buyer Material Adverse Effect), (ix) any change, event, circumstance, occurrence or development resulting from a breach of this Agreement by Seller or the Company, and/or (x) any failure to obtain the consent of any Person under any Contract set forth on Section 5.4 of the Buyer Disclosure Schedule, except, in the case of clauses (i), (ii), (iii), (iv) or (v), to the extent such changes, events, circumstances, occurrences or developments have a disproportionate effect on Holdings and its Subsidiaries, taken as a whole, relative to other Persons owning and/or operating medical facilities engaged in providing outpatient care and treatment.

“Buyer Material Contracts” has the meaning set forth in Section 5.10(a).

“Buyer Medical Licenses” has the meaning set forth in Section 5.18(d)(i).

“Buyer Net Debt Amount” means an amount equal to (i) the aggregate amount of all Buyer Indebtedness minus (ii) the amount of all cash and cash equivalents of Newco and its Subsidiaries as of the Closing Date as determined in accordance with GAAP (and including the amounts of any received but uncleared checks, drafts and wires issued prior to such time and the aggregate strike price of the options to purchase Class B Interests in Newco, less the amounts of any issued but uncleared checks, drafts and wires issued prior to such time).

“Buyer Owned Real Property” has the meaning set forth in Section 5.8(b).

“Buyer Permits” has the meaning set forth in Section 5.11(a).

“Buyer Permitted Lien” shall mean any (i) Lien in respect of Taxes, if due, the validity of which is being contested in good faith by appropriate proceedings and which are reserved for to the extent required in accordance with GAAP in the Buyer Financial Statements, or Liens in respect of Taxes not yet due and payable, (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, securing payment of amounts that are not delinquent or, if delinquent, are being contested in good faith by appropriate proceedings and which are reserved for to the extent required in accordance with GAAP and, in either case, for which payment is accounted as a liability of Holdings on the Buyer Financial Statements, (iii) with respect to leasehold interests, mortgages and other Liens incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased real property, (iv) any non-exclusive licenses or grants to use any Buyer Intellectual Property made in the ordinary course of business, (v) Liens arising under (including deposits and pledges made in the ordinary course of business in compliance with) worker’s compensation, unemployment insurance and other similar social security laws, (vi) any restriction on transfer arising under any applicable securities laws, (vii) those Liens set forth on the Buyer Disclosure Schedule, (viii) imperfections of title or encumbrances, that, individually or in the aggregate, do not materially impair, and would not reasonably be expected materially to impair, the continued use and operation of the properties to which they relate in the conduct of the business of Holdings and its Subsidiaries as presently conducted, and (ix) easements, covenants, rights-of-way and other similar charges and encumbrances of record, that, individually or in the aggregate, do not materially impair, and would not reasonably be expected materially to impair, the continued use and operation of the properties to which they relate in the conduct of the business of Holdings and its Subsidiaries as presently conducted.

“Buyer Plan” has the meaning set forth in Section 5.16(a).

“Buyer Professional Associations” means the professional associations, professional corporations and similar entities that are combined with Holdings on the Buyer Financial Statements together with any Person that is a professional medical corporation or other professional medical entity and with which Holdings or its Subsidiaries has entered into a management agreement or similar arrangement since the date of the Unaudited Buyer Financial Statements.

“Buyer Professional Employee” has the meaning set forth in Section 5.19(d)(ii).

“Buyer Professional License” has the meaning set forth in Section 5.19(d)(ii).

“Buyer Real Property Leases” has the meaning set forth in Section 5.8(a).

“Buyer Related Party” means (x) (i) any holder of Equity Securities in Holdings, (ii) any current (as of the date of this Agreement and/or the Closing) officer or director of Holdings or any of its Subsidiaries or (iii) any Family Member of any such Person described in clause (ii), (y) any Affiliate of any such Person described in clauses (x)(i)-(x)(iii) or (z) any Person who has the right to acquire an interest in Holdings or Buyer.

“Buyer Reverse Termination Fee” has the meaning set forth in Section 11.3(a).

“Cap” has the meaning set forth in Section 10.2(b)(ii).

“Claims” has the meaning set forth in Section 12.19(a).

“Claim Notice” has the meaning set forth in Section 10.4(b).

“Claiming Party” has the meaning set forth in Section 10.4(b).

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Party” has the meaning set forth in Section 5.6.

“Company” has the meaning set forth in the Preamble.

“Company Accounting Principles” means GAAP using the same accounting principles, methodologies and policies followed in the preparation of the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2016.

“Company Assets” has the meaning set forth in Section 3.20.

“Company Cash” means (a) cash and cash equivalents of the Company and the Subsidiaries of the Company (for the avoidance of doubt including checks received by or deposited for the account of the Company and the Subsidiaries of the Company to the extent the corresponding current assets are not included or taken into account in Company Net Working Capital), determined in accordance with the Company Accounting Principles minus (b) the sum of all issued but uncleared checks, wire transfers or drafts, all negative balances in bank accounts and all overdrafts of the Company and its Subsidiaries.

“Company Charter Documents” means, respectively, (i) the Company’s certificate of incorporation, (ii) the Company’s bylaws and (iii) the certificate of incorporation, articles of incorporation, bylaws, certificate of formation, limited liability company agreement, operating agreement or other organizational documents, each as amended to date, of each Subsidiary of Company.

“Company Closing Cash Amount” means the aggregate amount of Company Cash as of immediately prior to the Closing.

“Company Closing Debt Amount” means the aggregate amount of Company Indebtedness as of immediately prior to the Closing (without giving effect to any repayment of existing Company Indebtedness taking place on the Closing Date but including any interest, fees, premiums or penalties that accrue on Company Indebtedness on the Closing Date, including as a result of the Closing).

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Confidential Information” has the meaning set forth in Section 6.8(b).

“Company Current Balance Sheet” has the meaning set forth in Section 3.6(a).

“Company Current Balance Sheet Date” has the meaning set forth in Section 3.6(a).

“Company Disclosure Schedule” means the disclosure schedule of even date herewith delivered by Seller to Holdings in connection with the execution and delivery of this Agreement.

“Company Employees” has the meaning set forth in Section 6.5(a).

“Company Employment Contracts” has the meaning set forth in Section 3.14(d).

“Company Environmental Permits” has the meaning set forth in Section 3.12(b).

“Company ERISA Affiliate” means an ERISA Affiliate of the Company or any of its Subsidiaries.

“Company Financial Statements” has the meaning set forth in Section 3.6(a).

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.22, Section 4.1, Section 4.2, Section 4.3 and Section 4.9.

“Company Indebtedness” means all obligations, liabilities and indebtedness of the Company or any Subsidiaries of the Company (including all obligations in respect of principal, accrued interest, penalties, breakage costs, fees, premiums, penalties or other similar costs, fees or expenses) (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar contractual obligations, (c) for the deferred purchase price of property, goods or services (including seller notes and earnout obligations issued or undertaken in connection with acquisitions to the extent recorded in accordance with the Company Accounting Principles), (d) in respect of letters of credit, bankers’ acceptances, surety bonds and similar instruments, in each case, to the extent drawn, (e) for contractual obligations relating to interest rate protection, swap agreements, collar agreements or similar hedging instruments, (f) under leases which have been or should be in accordance with GAAP recorded as a capital lease, (g) owing pursuant to factoring agreements for accounts receivable, (h) amounts, if any, accrued or payable under the Incentive Plans or the LTIP as in effect immediately prior to Closing to the extent not paid or discharged before Closing (and the employer portion of any employment, payroll, unemployment and similar Taxes relating to all amounts described in this clause (h)), (i) (A) the aggregate amount of all participant accounts under the Deferred Compensation Plan as of the Closing Date minus (B) the sum of the amounts set aside in a rabbi trust (owned by the Company) as of the Closing Date for the purpose of satisfying liabilities under the Deferred Compensation Plan and the cash value as of the Closing of any insurance policies related to the Deferred Compensation Plan that are owned by the Company or such trust (and the employer portion of any employment, payroll, unemployment and similar Taxes relating to all amounts described in this clause (i)) (it being understood that the amount under this clause (i) shall not be less than zero), and (j) in the nature of guarantees of the obligations described in clauses (a) through (i) above of any other Person; provided, that Company Indebtedness shall not include (i) accounts payable to trade creditors, accrued expenses (including accrued Taxes) and deferred revenues arising in the ordinary course of business, (ii) the endorsement of negotiable instruments for collection in the ordinary course of business that are included in the calculation of Company Net Working Capital or Company Cash, (iii) letters of credit, bankers’ acceptances, surety bonds and similar instruments, in each case, to the extent undrawn, and (iv) Company Indebtedness owing from the Company to any of its Subsidiaries or from any of the Subsidiaries of the Company to the Company or any other Subsidiary of the Company.

“Company Intellectual Property” means all Intellectual Property owned, in whole or in part, by the Company or any of its Subsidiaries.

“Company IP Agreements” means all Contracts to which the Company or a Subsidiary of the Company is a party relating to the license, sublicense, creation, development, disclosure, or transfer of Intellectual Property, other than (a) licenses of non-customized, commercially available off-the-shelf Software licensed for less than $50,000 per annum and (b) non-exclusive licenses of Intellectual Property incidental to the sale or purchase of products or services in the ordinary course of business.

“Company Leased Real Property” has the meaning set forth in Section 3.8(a).

“Company Management Subs” means any Subsidiary of the Company which provides management, administrative or other support services to the Company Professional Associations.

“Company Material Adverse Effect” means any change, event, circumstance, condition, effect, occurrence or development that, individually or in the aggregate with other changes, events, circumstances, conditions, effects, occurrences or developments, (a) would or would reasonably be expected to prevent or materially delay consummation of the Contemplated Transactions, or (b) has or would reasonably be expected to have a material adverse effect on the business, operations, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, that none of the following changes, events, circumstances, conditions, events, occurrences or developments shall be deemed to constitute or be taken into account in determining whether there has been or may be a Company Material Adverse Effect under clause (b):  (i) any change or development in United States financial or securities markets, general economic or business conditions, or political or regulatory conditions, (ii) any act of war, armed hostilities or terrorism, whether or not involving the United States, (iii) any “act of god”, including, but not limited to, any hurricane, fire, earthquake or other natural disaster, or any epidemic, (iv) any change or development generally affecting Persons owning and/or operating medical facilities engaged in providing outpatient care and treatment in the United States, (v) any change in Law (including changes in the Healthcare Laws) or GAAP or the interpretation or enforcement of any of the foregoing, (vi) the negotiation, execution, delivery, performance or public announcement of this Agreement (including any litigation related thereto and/or any adverse change in customer, employee, supplier, financing source, licensor, licensee, stockholder, joint venture partner or any other similar relationships, in each case arising from the negotiation, execution, delivery, performance or public announcement of this Agreement), (vii) any change resulting from the failure of Holdings to consent to any acts or actions requiring Holdings’ consent under this Agreement and for which the Company and/or Seller has sought such consent, (viii) any failure of the Company or any of its Subsidiaries to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates of earnings or revenues, or business plans (it being understood that the exception in this clause (viii) shall not prevent or otherwise affect a determination that any change, event, circumstance occurrence or development underlying such failure has resulted in or contributed to a Company Material Adverse Effect), (ix) any change, event, circumstance, occurrence or development resulting from a breach of this Agreement by Holdings, and/or (x) any failure to obtain the consent of any Person under any Contract set forth on Section 3.4 of the Company Disclosure Schedule, except, in the case of clauses (i), (ii), (iii), (iv) or (v), to the extent such changes, events, circumstances, occurrences or developments have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other Persons owning and/or operating medical facilities engaged in providing outpatient care and treatment.

“Company Material Contracts” has the meaning set forth in Section 3.10(a).

“Company Medical Licenses” has the meaning set forth in Section 3.19(d)(i).

“Company Net Working Capital” means (i) the current assets of the Company and its Subsidiaries minus (ii) the current liabilities of the Company and its Subsidiaries, in each case, determined on a consolidated basis in accordance with the Company Accounting Principles, subject to those adjustments set forth on the Company Net Working Capital Calculation Schedule, and calculated as of the Reference Time but without giving effect to the impact of the consummation of the transactions contemplated by this Agreement on the Closing

Date.  Company Net Working Capital shall be calculated exclusive of (A) amounts reflecting accruals with respect to the current portion of the Company Closing Debt Amount and (B) Company Cash, Company Transaction Expenses, any Pre-Closing Taxes that are income or net profits taxes, or deferred Tax liabilities or deferred Tax assets.

“Company Net Working Capital Calculation Schedule” means the illustrative calculation of Company Net Working Capital set forth on Exhibit B to this Agreement.

“Company Occupancy Agreement” has the meaning set forth in Section 3.8(c).

“Company Owned Real Property” has the meaning set forth in Section 3.8(b).

“Company Permits” has the meaning set forth in Section 3.11(a).

“Company Permitted Lien” shall mean any (i) Lien in respect of Taxes, if due, the validity of which is being contested in good faith by appropriate proceedings and which are reserved for to the extent required in accordance with GAAP in the Company Financial Statements, or Liens in respect of Taxes not yet due and payable, (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, securing payment of amounts that are not delinquent or, if delinquent, are being contested in good faith by appropriate proceedings and which are reserved for to the extent required in accordance with GAAP and, in either case, for which payment is accounted as a liability of Company on the Estimated Company Closing Balance Sheet, (iii) with respect to leasehold interests, mortgages and other Liens incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased real property, (iv) any non-exclusive licenses or grants to use any Company Intellectual Property made in the ordinary course of business, (v) Liens arising under (including deposits and pledges made in the ordinary course of business in compliance with) worker’s compensation, unemployment insurance and other similar social security laws, (vi) any restriction on transfer arising under any applicable securities laws, (vii) those Liens set forth on Section 1.1 of the Company Disclosure Schedule, (viii) imperfections of title or encumbrances, that, individually or in the aggregate, do not materially impair, and would not reasonably be expected materially to impair, the continued use and operation of the properties to which they relate in the conduct of the business of the Company and its Subsidiaries as presently conducted, and (ix) easements, covenants, rights-of-way and other similar charges and encumbrances of record, that, individually or in the aggregate, do not materially impair, and would not reasonably be expected materially to impair, the continued use and operation of the properties to which they relate in the conduct of the business of the Company and its Subsidiaries as presently conducted.

“Company Personnel” has the meaning set forth in Section 3.14(a).

“Company Plan” has the meaning set forth in Section 3.16(a).

“Company Professional Associations” means the professional associations, professional corporations and similar entities that are combined with the Company on the Company Financial Statements together with any Person that is a professional medical corporation or other professional medical entity and with which the Company or its Subsidiaries has entered into a management agreement or similar arrangement since the date of the Unaudited Company Financial Statements.

“Company Professional Employee” has the meaning set forth in Section 3.19(d)(ii).

“Company Professional License” has the meaning set forth in Section 3.19(d)(ii).

“Company Real Property Leases” has the meaning set forth in Section 3.8(a).

“Company Related Party” means (x) (i) Seller, (ii) any current (as of the date of this Agreement and/or the Closing) officer or director of the Company or any of its Subsidiaries or (iii) any Family Member of any such Person described in clause (ii), (y) any Affiliate of any such Person described in clauses (x)(i)-(x)(iii) or (z) any Person who has the right to acquire an interest in Seller or the Company.

“Company Releasees” has the meaning set forth in Section 12.19(b).

“Company Releasors” has the meaning set forth in Section 12.19(a).

“Company Severance Pay Practice” means the severance pay practice of the Company and its Subsidiaries in existence as of the date of this Agreement, as made available to Holdings.

“Company Transaction Expenses” means (in all cases without duplication) the aggregate amount of (a) all fees, costs and expenses incurred by or on behalf of the Company or any of its Subsidiaries or otherwise subject to reimbursement by any of the Company or its Subsidiaries as of or following the Closing in connection with the negotiation and execution of this Agreement and the consummation or performance of the Contemplated Transactions, including the fees, costs and expenses of the investment bankers and the financial, legal, accounting and other agents and advisers of the Company and its Subsidiaries, (b) all (i) change in control payments, transaction bonuses, retention bonuses and other similar payments owed by the Company or any of its Subsidiaries to any current or former employees or independent contractors of the Company or any of its Subsidiaries as a result of the transactions contemplated by this Agreement (other than amounts payable under the Retention Program), (ii) amounts payable under the Incentive Plans as a result of the transactions contemplated by this Agreement, (iii) severance and other amounts payable under the Contracts set forth on Schedule 1.1(a) upon or in connection with termination of the employment of the employees party thereto (other than, for the avoidance of doubt, Post-Closing Employee Payments) and (iv)  the employer portion of any employment, payroll, unemployment and similar Taxes relating to the amounts set forth in the foregoing clauses (i), (ii) and (iii) (such Taxes, the “Employer Taxes”), and (c) the cost of the “tail” insurance policy to be obtained pursuant to Section 6.6, but in each case of (a) through (c) only to the extent such amounts are not paid prior to the Closing.  For the avoidance of doubt, any severance costs resulting from any termination of employment that occurs after the Closing (other than any such costs under the Contracts set forth on Schedule 1.1(a) and the Post-Closing Employee Payments), including any such severance costs arising under the Company Severance Pay Practice, shall not be Company Transaction Expenses and Holdings or any of its Affiliates shall solely be responsible for these amounts.

“Confidentiality Agreement” means the Confidentiality Agreement, dated April 27, 2017, between Dignity Health and Select.

“Contemplated Transactions” means the transactions contemplated by this Agreement, including (a) the acquisition or contribution, as applicable, and transfer of the Company Common Stock and (b) the Rollover (including the issuance of the Newco Equity), each as contemplated by this Agreement.

“Contract” means any written or oral agreement, license, contract, arrangement, understanding, obligation, indenture or commitment to which a Person or its assets is bound.

“Debt Commitment Letter” has the meaning set forth in Section 5.22.

“Debt Financing” has the meaning set forth in Section 5.22.

“Deductible” has the meaning set forth in Section 10.22(b)(i).

“Deferred Compensation Plan” has the meaning set forth in Section 6.5(h).

“Dignity Health” means Dignity Health, a California nonprofit public benefit corporation.

“Disputed Amounts” has the meaning set forth in Section 2.4(c).

“Dispute Notice” has the meaning set forth in Section 2.4(c).

“Dispute Submission Notice” has the meaning set forth in Section 2.4(d).

“DOJ” has the meaning set forth in Section 6.3(a).

“D&O Indemnified Parties” has the meaning set forth in Section 6.6(a).

“End Date” has the meaning set forth in Section 11.1(f).

“Environmental Laws” means all applicable federal, state or local Laws, governing Environmental Matters, in each case as in effect at the Closing Date.

“Environmental Matters” means any matters arising out of or relating to pollution, protection of human health from exposure to Hazardous Materials or protection of the environment or natural resources, including, without limitation, any of the foregoing relating to the use, generation, transport, treatment, storage, Release or disposal of Hazardous Materials.

“Equity Securities” means, with respect to any Person, shares of capital stock or other equity interests (including partnership, limited liability company, member or similar interests) of such Person, warrants or options of such Person to acquire capital stock or equity interests of such Person, and securities exchangeable for or convertible or exercisable into any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, as well as any rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Person, any corporation and other trade or business (whether or not incorporated) which is treated together with such first Person as a single employer within the meaning of Section 414 (b), (c), (m) and (o) of the Code.

“Estimated Company Closing Balance Sheet” has the meaning set forth in Section 2.4(a).

“Estimated Company Closing Statement” has the meaning set forth in Section 2.4(a).

“Estimated Purchase Price” has the meaning set forth in Section 2.4(a).

“Existing Letters of Credit” has the meaning set forth in Section 6.13(d).

“Family Member” means, with respect to any Person that is an individual, the spouse, former spouse, issue, parents and issue of parents.

“Fee Letters” has the meaning set forth in Section 5.22.

“Final Purchase Price” has the meaning set forth in Section 2.4(e).

“Final Reference Amount” means an amount equal to 7.75% of the Company’s and its Subsidiaries net revenue (calculated on a consolidated basis in accordance with the Company Accounting Principles) for the twelve (12) month period ended as of the most recent month end occurring at least fifteen (15) days prior to the Closing Date.

“Financing Cooperation Indemnity” has the meaning set forth in Section 6.14(c).

“Financing Cooperation Obligations” has the meaning set forth in Section 6.14(c).

“Financing Parties” means the Financing Sources, together with their Affiliates and their and their Affiliates’ controlling parties and the respective former, current or future officers, directors, members, employees, general or limited partners, controlling parties, advisors, agents and representatives of each of the foregoing and their respective successors and assigns.

“Financing Sources” means the Persons (including the Commitment Party referred to in this Agreement) that have committed to provide the Debt Financing or have otherwise entered into agreements in connection with the Debt Commitment Letter or the Debt Financing, including any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto.

“Fraud” has the meaning set forth in Section 10.2(e).

“FTC” has the meaning set forth in Section 6.3(a).

“Fundamental Representations” means the Company Fundamental Representations and the Buyer Fundamental Representations.

“GAAP” means generally accepted accounting principles as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession in the United States at the relevant time and applied on a consistent basis.

“Governmental Authority” means any nation or government, any foreign or domestic federal, state, county, municipal or other political instrumentality or subdivision thereof and any foreign or domestic entity or body exercising executive, legislative, judicial, arbitral, regulatory, administrative or taxing functions of or pertaining to government, including any court and any SRO.

“Governmental Consents” has the meaning set forth in Section 3.5.

“Hazardous Materials” means any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, medical, pathological, infectious or biological wastes, polychlorinated biphenyls, and any pollutant, contaminant, or other chemical, material, substance or waste that is prohibited, limited or regulated under any Environmental Law due to its hazardous or toxic nature.

“Healthcare” means, for the purposes of this Agreement, the prevention, evaluation, diagnosis, treatment or management of, or habilitation or rehabilitation from, illness or injury through the services offered by medical and allied health professionals or in health care clinics or facilities, including medical benefits covered under liability insurance policies or self-funded liability coverage (e.g., automobile liability coverage and workers’ compensation coverage) and medical benefits covered under health insurance policies, managed care plans or programs or self-funded health programs.

“Healthcare Laws” means all applicable Laws (and the regulations promulgated thereunder) pertaining to:  (a) the relationships among providers, payors, vendors, and consumers in the Healthcare industry; (b) the delivery, purchase, or support of Healthcare services; (c) the operations of facilities such as pharmacies, laboratories, radiology or imaging centers or the operation of professional medical practices or other medical or health facilities, including certificates of need and Medicare and Medicaid participation; (d) the licensure, certification, registration, qualification, or authority to transact business in connection with the coordination, administration, provision or arrangement of, or payment for, Healthcare benefits, including applicable Laws that pertain to liability insurers, health insurers, managed care plans, self-funded insurers or any persons bearing the financial risk for the provision or arrangement of Healthcare services; (e) the participation in Provider networks of third party payors or self-funded payors of Healthcare services or the organization, arrangement or offering of Provider networks, including applicable Laws governing preferred provider networks (PPOs), workers’ compensation Provider networks or their contracting, credentialing or peer review; (f) the solicitation or acceptance of improper incentives involving Persons operating in the Healthcare industry, including state and federal laws prohibiting or regulating fraud and abuse, patient referrals, Provider reimbursement or Provider incentives generally or under the following statutes:  the Federal anti-kickback law (42 U.S.C. § 1320a-7b), the Stark Law (42 U.S.C. § 1395nn), the Federal False Claims Act (31 U.S.C. §§ 3729, et seq.), the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the Federal health care program exclusions laws (42 U.S.C. § 1320a-7) and the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.); (g) the administration, review or investigation of Healthcare bills, claims or benefits, the determination of medical necessity for Healthcare services, treatment or supplies, the processing or payment for Healthcare services, treatment or supplies, the appeals and grievance of Healthcare coverage, decisions or treatment, including applicable Laws regulating the licensure, certification, registration or authority to transact business of third party administrators, service companies, claims adjusters, utilization review agents or persons performing quality assurance, appeals and grievances, re-pricing of Provider claims, credentialing or coordination of benefits; (h) billings to insurance companies, health maintenance organizations, other managed care plans or self-funded employers or employer groups or otherwise related to insurance fraud; (i) any state or federal laws governing the privacy, security, integrity, accuracy, protection, management, storage, transmission or exchange of Healthcare information (including prescription records and medical records), financial, consumer or other information belonging to individuals or entities, including the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended; including as such act was amended by the Health Information Technology for Economic and Clinical Health Act (“HIPAA”); (j) the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152), (k) the storage, transportation, compounding, packaging and repackaging, labeling, pricing, sale, marketing, distribution or use of drug products or drug supplies, (l) the corporate practice of medicine or other professional healthcare services, including restrictions on business entities from practicing medicine or other healthcare professions, employing a physician or other healthcare professional to provide professional services, or having beneficial ownership in or a financial relationship with a physician or other healthcare professional or practice; (m) any workers compensation system involving the provision of or payment for healthcare items or services for employees injured in the course of employment; (n) the Laws of the United States Department of Veterans Affairs that govern or regulate the administration, delivery or payment of health care to or for U.S. veterans; and (o) participation in the Programs, provision of healthcare items or services to Program beneficiaries, and the submission of claims to the Program for payment.

“HIPAA” has the meaning set forth in “Healthcare Laws”.

“Holdings” has the meaning set forth in the Preamble.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“HSR Termination Fee” has the meaning set forth in Section 11.3(a).

“Incentive Plans” means the U.S. HealthWorks Holding Company, Inc. Management Incentive Plan (or any successor plan) for the plan year in which the Closing occurs and for the immediately preceding plan year (to the extent amounts owed thereunder have not been fully paid as of immediately prior to the Closing).

“Intellectual Property” means any and all intellectual property rights and other similar proprietary rights in any jurisdiction, whether registered or unregistered, including all rights and interests pertaining to or deriving from: (a) patents, (b) copyrights, including copyrights in Software, (c) trademarks, service marks, trade dress, trade names, brand names, domain names and other identifiers of source or goodwill, (d) trade secrets, know-how and other confidential and proprietary information, (e) proprietary databases and data compilations and all documentation relating to the foregoing, and (f) all registrations and applications for registration of any of the foregoing; including in each case all renewals and extensions of, any of the foregoing with or by any governmental authority in any jurisdiction.

“Intentional Breach” means, with respect to any representation, warranty, covenant, obligation or other agreement of any party set forth in this Agreement, an action or omission within the reasonable control of such party, taken or omitted to be taken after the date hereof that such party intentionally takes (or fails to take) with the knowledge and intention that such action or omission would (a) constitute a breach of any material representation, warranty or covenant of such party contained herein and (b) prevent or materially delay or impair the ability of such party to consummate the Contemplated Transactions; provided that an Intentional Breach shall not include any failure by Holdings or Buyer to consummate the Closing if the proceeds of the Debt Financing were not available to be drawn down at the time the Closing should have occurred pursuant to this Agreement (except if the failure of the proceeds of the Debt Financing to be available to be drawn down at such time was the result of Holdings’ or Buyer’s Intentional Breach of this Agreement).

“Investment Company Act” has the meaning set forth in Section 4.6(f).

“IRS” has the meaning set forth in Section 3.16(b).

“Knowledge of Buyer” and any correlative term means the actual knowledge of each of Keith Newton, John Duggan, Su Zan Nelson, John Anderson, D.O. and Greg Gilbert after reasonable inquiry of each of their respective direct reports.

“Knowledge of the Company” and any correlative term means the actual knowledge of each of Joe Mallas, Kevin Coyle, Michelle Linsley, Mark Pucek and Wael Mohamed after reasonable inquiry of each of their respective direct reports.

“Laws” means all laws (including common law), Orders, statutes, judgments, decisions, injunctions, codes, regulations, ordinances, orders, decrees, rules, or other requirements with similar effect of any Governmental Authority.

“Lien” means any lien, mortgage, deed of trust, conditional sale or other title retention agreement, right of first refusal, easement, covenant, security interest, pledge or other similar encumbrance.

“Losses” means any and all damages, losses, claims, liabilities, demands, charges, costs, awards, Taxes, interest, suits, penalties, fines and expenses (excluding punitive damages,

except to the extent awarded to any third party), including reasonable attorneys’ and other professionals’ fees and disbursements incurred in connection with any Third Person Claim or other similar dispute with a third Person.

“LTIP” has the meaning set forth in Section 6.5(g).

“Marketing Period” means the first period of seventeen (17) consecutive Business Days commencing after the date hereof and ended prior to the End Date (inclusive of each day starting with the first day and through and ending with the last day of such period) in which, (a) Holdings and the Financing Sources have the Required Information, (b) the conditions set forth in Section 7.1 and Section 7.3 shall have been satisfied or waived (other than any conditions that by their terms are to be satisfied by actions to be taken at the Closing) and (c) no event has occurred nor do any conditions exist that would cause any of the conditions set forth in Section 7.1 and Section 7.3 to fail to be satisfied assuming that the Closing were to occur at any time during such seventeen (17) consecutive Business Day period; provided, that the Marketing Period shall be deemed not to have commenced if at any time prior to the Closing, (A) the Company’s independent auditors shall have withdrawn their audit opinion with respect to any of the financial statements contained in the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to such financial statements by the Company’s independent auditors or another independent accounting firm reasonably acceptable to Holdings, or (B) the Company announces any intention to, or determines that it must, restate any financial information or financial statements included in the Required Information or any such restatement is under consideration or is a possibility, in which case the Marketing Period may not commence unless and until such restatement has been completed or the Company has determined and announced that no such restatement is required in accordance with GAAP; provided, further, the Marketing Period shall not commence prior to fifteen (15) Business Days following the date of this Agreement and shall end on any date when the financing contemplated by the Debt Commitment Letter is consummated; and provided, further, that (x) the Marketing Period shall exclude November 23, 2017 and November 24, 2017 (which shall each not be included as a “Business Day” for such purposes) and (y) if the Marketing Period has not ended on or prior to December 16, 2017, then the Marketing Period shall commence no earlier than January 3, 2018.  If the Company shall reasonably believe (in good faith) that it has provided all of the Required Information, it may deliver to Holdings a written notice to that effect (stating when it believes it completed such delivery), in which case the Company shall be deemed to have satisfied its requirements on the date specified in such notice (which date shall not be earlier than the date of such notice) and the “Marketing Period” shall be deemed to have commenced on the later of (i) the date specified in such notice and (ii) the date on which the Marketing Period would otherwise commence assuming all Required Information was then provided unless Holdings reasonably believes (in good faith) that the Company has not completed the delivery of the Required Information, and within three (3) Business Days after the delivery of such notice by the Company, Holdings delivers a written notice to the Company to that effect (stating with specificity which Required Information the Company has not yet delivered to satisfy its obligations).

“Material Suppliers” has the meaning set forth in Section 3.23.

“Medical Licenses” has the meaning set forth in Section 3.19(d).

“Newco” has the meaning set forth in the Preamble.

“Newco Equity” means Class A Interests in Newco representing 20% of Newco’s Fully Diluted Equity Interests (as defined in the Amended and Restated Newco Operating Agreement) as of the Closing Date.

“Newco Equity Amount” means $238,000,000.

“Orders” means all judgments, orders, compliance agreements, writs, injunctions, decisions, rulings, decrees and awards (whether judicial, administrative or arbitral) of any Governmental Authority or of any arbitrator or arbitral organization.

“Payoff Letter” means a payoff letter and, if applicable, related Lien, mortgage and guarantee releases, in form and substance reasonably acceptable to Holdings obtained from each holder of Refinancing Indebtedness in each case providing that, upon the payment of the amount specified in such Payoff Letter, the applicable Indebtedness will be fully extinguished, all related contracts and instruments will be terminated, any related Liens and guarantees will automatically be released, and granting Holdings, Buyer, the Company, any of the Company’s Subsidiaries and their respective representatives the authority to file any appropriate Lien release documents, and containing such other terms as are customary for transactions similar to the Contemplated Transactions.

“Person” means any individual, person, entity, general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust or foreign business organization.

“Personal Information” has the meaning set forth in Section 3.19(f).

“Post-Closing Employee Payments” has the meaning set forth in Section 2.2(d).

“Pre-Closing Date Share” means (a) with respect to any Tax liability for a Straddle Period based on or measured by income, the amount that would be due for the portion of the Tax period beginning on the first day of the Straddle Period and ending on the Closing Date, based on an interim closing of the books as of the close of business on the Closing Date, and (b) with respect to any other Tax liability for a Straddle Period, the total amount due for the entire Straddle Period, multiplied by (x) the number of days in the Straddle Period on or before the end of the day on the Closing Date divided by (y) the total number of days in the Straddle Period.

“Pre-Closing Taxes” means all Taxes and escheat or unclaimed property liabilities of the Company and its Subsidiaries and any Company Professional Associations with respect to Pre-Closing Tax Periods and all Seller Group Income Taxes; provided, that with respect to Taxes for any Straddle Period, only the Pre-Closing Date Share of such Taxes shall be included; provided, further, that Pre-Closing Taxes shall not include any Taxes resulting from events or transactions outside of the ordinary course of business occurring or deemed to occur after the Closing, on the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or prior to the Closing Date and, with respect to a Straddle Period, the portion of such Straddle Period ending on the Closing Date.

“Proceedings” means any injunction, decree, order, demand, complaint, judgment, lawsuit, litigation, claim, proceeding, investigation, arbitration, citation, subpoena or summons.

“Programs” means (a) the Medicare program established under and governed by the applicable provisions of Title XVIII of the Social Security Act, the regulations promulgated thereunder and any sub-regulatory guidance issued, (b) the Medicaid program governed by the applicable provisions of Title XIX of the Social Security Act, the regulations promulgated thereunder and any sub-regulatory guidance issued, as well as any state’s applicable Laws implementing the Medicaid program and (c) any other “ federal health care program” as defined at 42 U.S.C. § 1320a-7b(f).

“Proposed Final Company Closing Balance Sheet” has the meaning set forth in Section 2.4(b).

“Proposed Final Company Closing Statement” has the meaning set forth in Section 2.4(b).

“Purchase Price” has the meaning set forth in Section 2.2(a).

“R&W Policy” means that certain representations and warranties insurance policy in the form contemplated by the binder attached as Exhibit C hereto.

“Redemption” has the meaning set forth in the Recitals.

“Reference Time” means 12:01 a.m., New York time, on the Closing Date.

“Refinancing Indebtedness” means the Company Indebtedness specified on Schedule 2.2(b)(ii) (as revised or amended by agreement between the Seller and Holdings from time to time), provided that Refinancing Indebtedness will in any event include all Company Indebtedness owed to the Seller or any of its Affiliates.

“Reorganization” has the meaning set forth in the Recitals.

“Replacement Letters of Credit” has the meaning set forth in Section 6.13(d).

“Representation” has the meaning set forth in Section 12.18.

“Required Information” means (a) audited consolidated balance sheets and related audited consolidated statements of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries for each of the fiscal years ended December 31, 2014, December 31, 2015 and December 31, 2016 and each subsequent fiscal year ending at least one hundred and twenty (120) days prior to the Closing Date, and (b) unaudited consolidated balance sheets and related unaudited consolidated statements of operations and cash flows of the Company and its Subsidiaries for each calendar month ending after December 31, 2016 and prior to September

1, 2017 and any subsequent calendar month ending at least thirty (30) days prior to the Closing Date along with the unaudited balance sheets and related unaudited consolidated statements of operations and cash flows of the Company and its Subsidiaries for the corresponding calendar month of the prior year period.

“Restraints” has the meaning set forth in Section 7.1(a).

“Restricted Commitment Letter Amendments” has the meaning set forth in Section 6.14(a).

“Retention Program” has the meaning set forth in Section 6.18.

“Rollover” has the meaning set forth in the Recitals.

“Rollover Ratio” means an amount equal to (i) the Newco Equity Amount divided by (ii) the sum of (A) the Estimated Purchase Price plus (B) the Newco Equity Amount.

“Rollover Shares” means the number of shares of Company Common Stock equal to (i) the total number of shares of Company Common Stock outstanding as of immediately prior to the Closing multiplied by (ii) the Rollover Ratio.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Select” means Select Medical Corporation, a Delaware corporation.

“Seller” has the meaning set forth in the Preamble.

“Seller Confidential Information” has the meaning set forth in Section 6.8(a).

“Seller Group” means (i) the “affiliated group” as defined in Code section 1504(a) of which Seller is the common parent, and (ii) with respect to each state, local or non-U.S. jurisdiction in which Seller files a consolidated, combined, or unitary Tax Return and in which the Company or any of its Subsidiaries is subject to Tax, the group with respect to which such Tax Return is filed.

“Seller Group Income Taxes” has the meaning set forth in Section 6.4(a)(i).

“Seller Indemnitees” has the meaning set forth in Section 10.3(a).

“Seller Losses” has the meaning set forth in Section 10.3(a).

“Seller Related Parties” has the meaning set forth in Section 12.14(b).

“Seller Releasees” has the meaning set forth in Section 12.19(b).

“Seller Releasors” has the meaning set forth in Section 12.19(a).

“Software” means computer software, whether in object code or source code form and documentation related thereto.

“Specified Termination” has the meaning set forth in Section 11.3(a).

“SRO” means (i) any “self-regulatory organization” as defined in Section 3(a)(26) of the Exchange Act and (ii) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market.

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means (i) with respect to any Person, any Person, (a) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership), or (b) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such Person is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, (ii) with respect to the Company, solely for purposes of this Agreement and in no way to constitute the ownership, directly or indirectly, of a medicine practice, any Company Professional Association, and (iii) with respect to Holdings, solely for purposes of this Agreement and in no way to constitute the ownership, directly or indirectly, of a medicine practice, any Buyer Professional Association.

“Supplemental Financial Statements” has the meaning set forth in Section 6.14(a).

“Survival Termination Date” has the meaning set forth in Section 10.1.

“Tax” or “Taxes” means (i) any and all federal, state, local and non-U.S. income, profits, franchise, gross receipts, windfall profits, environmental, customs duty, capital stock, severances, stamp, payroll, social security (or similar), disability, estimated, sales, goods and services or harmonized sales taxes, employment, occupation, unemployment, disability, use, excise, property, withholding, excise production, value added, ad valorem, occupancy, transfer, recapture, health, natural resources, alternative minimum, add-on minimum, real property gains, and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties or additions to tax attributable to such taxes, whether disputed or not and (ii) any liability for the payment of any amounts of the type described in clause (i) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another person’s taxes as a transferee or successor, by contract or otherwise.

“Tax Contest” means any audit, hearing, proposed adjustment, arbitration, deficiency, assessment, suit, dispute, claim or other Proceeding commenced, filed or otherwise initiated or convened to investigate or resolve the existence of, and extent of a liability for, Taxes.

“Tax Return” means any report, return, statement or other written information (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied by the Company or any of its Subsidiaries to a Taxing Authority in connection with any Taxes, including any schedules or attachments thereto and any amendment thereto.

“Taxing Authority” shall mean any government or any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body, having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

“Third Person Claim” has the meaning set forth in Section 10.6(a).

“Transaction Expense Invoice” means an invoice or other similar documentation evidencing some portion of the Company Transaction Expenses in form and substance reasonably acceptable to Holdings.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the Contemplated Transactions (including any transfer or similar Tax imposed by any Taxing Authority or Governmental Authority).  For the avoidance of doubt, Transfer Taxes do not include any taxes based upon or measured by income or gains.

“Treasury Regulations” means the regulations promulgated under the Code.

“Triggering Termination” has the meaning set forth in Section 11.3(a).

“Unaudited Buyer Financial Statements” has the meaning set forth in Section 5.6(a).

“Unaudited Company Financial Statements” has the meaning set forth in Section 3.6(a).

“WARN” has the meaning set forth in Section 6.5(e).

“Working Capital Deficit Amount” means (a) if the Final Reference Amount exceeds Company Net Working Capital by more than $4,500,000, the amount of such excess minus $4,500,000 and (b) otherwise, zero.

“Working Capital Surplus Amount” means (a) if Company Net Working Capital exceeds the Final Reference Amount by more than $4,500,000, the amount of such excess minus $4,500,000 and (b) otherwise, zero.

1.2                               Rules of Construction.

Unless the context otherwise requires:

(a)                                 A capitalized term has the meaning assigned to it;

(b)                                 An accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)                                  References in the singular or to “him,” “her,” “it,” “itself,” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be;

(d)                                 References to a “party” or “parties” are to a party or parties to this Agreement;

(e)                                  Any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented;

(f)                                   References to Articles and Sections and Exhibits shall refer to articles and sections and exhibits of this Agreement, unless otherwise specified;

(g)                                  The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof;

(h)                                 This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted and caused this Agreement to be drafted;

(i)                                     All monetary figures shall be in United States dollars unless otherwise specified;

(j)                                    References to “including” in this Agreement shall mean “including, without limitation,” whether or not so specified;

(k)                                 The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if;”

(l)                                     The words “and” and “or” shall, unless the context requires otherwise, mean “and/or” so as to be most inclusive;

(m)                             With respect to the Company or any of its Subsidiaries, the term “material” shall mean material to the Company and its Subsidiaries taken as a whole;

(n)                                 The words “hereof,” “herein” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(o)                                 References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto;

(p)                                 References to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation;

(q)                                 References in this Agreement to documents or other materials “provided” or “made available” to Holdings or Seller or similar phrases shall mean that such documents or other materials were present (and available for viewing by Holdings and its representatives, or Seller and its representatives, as the case may be) (A) with respect to Holdings, in the online data room hosted by Merrill Corporation and maintained by the Company and Seller for purposes of the Contemplated Transactions on or prior to the date of this Agreement (and, with respect to the Debt Commitment Letter and Fee Letters, as sent to the Company or its counsel on or prior to the date of this Agreement), and (B) with respect to Seller, in the online data room hosted by Intralinks and maintained by Holdings for purposes of the Contemplated Transactions on or prior to the date of this Agreement; and

(r)                                    If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

ARTICLE II
Acquisition and Rollover

2.1                               Acquisition and Rollover.

(a)                                 Subject to the terms and conditions set forth in this Agreement, at the Closing, Buyer shall acquire from Seller, and Seller shall sell, transfer and assign to Buyer, all of the Company Common Stock (other than the Rollover Shares).

(b)                                 Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller shall deliver to Newco the Rollover Shares and Newco shall issue to Seller the Newco Equity in exchange for the Rollover Shares.

2.2                               Payments at the Closing.

(a)                                 The aggregate purchase price to be paid by Buyer for the Company Common Stock (other than Rollover Shares) (the “Purchase Price”) will be an amount in cash calculated as follows:

(i)                                     the Base Purchase Price,

(ii)                                  plus the Company Closing Cash Amount,

(iii)                               minus the Company Closing Debt Amount,

(iv)                              minus the Newco Equity Amount,

(v)                                 minus the Company Transaction Expenses,

(vi)                              plus the Working Capital Surplus Amount (if any),

(vii)                           minus the Working Capital Deficit Amount (if any).

The Purchase Price shall be subject to adjustment in accordance with Section 2.4.  An example calculation of the Purchase Price is set forth on Exhibit F for illustrative purposes only.

(b)                                 At the Closing, Buyer shall:

(i)                                     pay or cause to be paid to Seller the Estimated Purchase Price by wire transfer of immediately available funds to an account designated by Seller prior to the Closing Date;

(ii)                                  deliver or cause to be delivered to the holders of the Refinancing Indebtedness, by wire transfer of immediately available funds, such cash amounts as are necessary to discharge in full the Refinancing Indebtedness pursuant to the Payoff Letters; and

(iii)                               pay or cause to be paid the Company Transaction Expenses, by wire transfer of immediately available funds, pursuant to the Transaction Expense Invoices (other than any such Company Transaction Expenses that are subject to withholding, which shall be paid through the Company’s payroll promptly following the Closing, and any Employer Taxes).

(c)                                  At the Closing, Newco shall issue the Newco Equity and admit Seller as a member of Newco with respect to the Newco Equity on the terms and conditions set forth in the Amended and Restated Newco Operating Agreement.

(d)                                 To the extent any change of control severance amounts will become payable on or after Closing under the Contracts set forth on Schedule 1.1(a), as in effect on the date of this Agreement, upon termination of the employment of the employees party thereto, which termination of employment occurs within one year after the Closing Date (such amounts, including the employer portion of any employment, payroll, unemployment and similar Taxes related thereto, collectively, “Post-Closing Employee Payments”), Seller will be responsible for these amounts and agrees to reimburse Holdings, Newco and Buyer for any Post-Closing Employee Payments actually paid to the relevant employees; provided, however, that if any amount that otherwise would have been treated as a Post-Closing Employee Payment was treated as a Company Transaction Expense or Company Indebtedness, then such amount shall not be treated as a Post-Closing Employee Payment and shall not be reimbursed by Seller under this Section 2.2(d) as the result of such amount having reduced the Purchase Price.

2.3                               Closing.

Unless this Agreement is earlier terminated in accordance with this Agreement, the closing of the Contemplated Transactions (the “Closing”) shall take place at 10:00 A.M. local time on the third Business Day immediately following the day on which the last of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) are satisfied or waived in accordance with this Agreement, or on such other date as Holdings and Seller may otherwise agree in writing; provided, that, notwithstanding the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), if the Marketing Period has not ended at least two (2) Business Days prior to such time, then Holdings shall not be required to effect the Closing until the earliest of (subject to the continued satisfaction or waiver of the conditions set forth in Article VII at such time), (i) any Business Day during the Marketing Period as may be specified by Holdings on no less than two (2) Business Days’ prior written notice to Seller (it being understood that such date may be conditioned upon the simultaneous completion of the Debt Financing), (ii) the second (2nd) Business Day after the final day of the Marketing Period or (iii) such other date, time or place as agreed to in writing by Holdings and Seller.  The day on which the Closing actually occurs is referred to herein as the “Closing Date.”  The Closing shall be held by the electronic exchange of documents and signatures unless another method or place is agreed to in writing by Holdings and Seller.

2.4                               Closing Date Estimates; Purchase Price Adjustment.

(a)                                 Estimated Company Closing Balance Sheet and Estimated Company Closing Statement.  Seller shall prepare and provide to Holdings no later than three (3) Business Days prior to the Closing Date an estimated consolidated balance sheet of the Company and its Subsidiaries as of the Reference Time (the “Estimated Company Closing Balance Sheet”), together with a written statement (the “Estimated Company Closing Statement”) setting forth in reasonable detail its good faith estimated calculations of the Company Closing Cash Amount, Company Closing Debt Amount, the Company Net Working Capital, the Final Reference Amount, the Company Transaction Expenses, and the Purchase Price and the Rollover Ratio calculated based on such estimates together with copies of Payoff Letters for all Refinancing Indebtedness and Transaction Expense Invoices for all Company Transaction Expenses.  The Estimated Company Closing Balance Sheet and the Estimated Company Closing Statement will be prepared in accordance with the Company Accounting Principles and the definitions of Company Closing Cash Amount, Company Closing Debt Amount, Company Net Working Capital, the Final Reference Amount, the Company Transaction Expenses, the Purchase Price and the Rollover Ratio herein.  The Purchase Price payable at the Closing pursuant to Section 2.2(b) (the “Estimated Purchase Price”) shall be calculated using the Estimated Company Closing Statement (subject to any adjustments contemplated by the final sentence of this Section 2.4(a)) and the amounts reflected thereon).  Following the delivery of the Estimated Company Closing Balance Sheet and the Estimated Company Closing Statement, Seller shall provide Holdings and its representatives reasonable access to the work papers and other books and records of the Company and its Subsidiaries for purposes of assisting Holdings and its representatives in their review of the Estimated Company Closing Balance Sheet and the Estimated Company Closing Statement.  The foregoing calculations of the Company Closing Cash Amount, Company Closing Debt Amount, the Company Net Working Capital, the Final Reference Amount, the Company Transaction Expenses, the Purchase Price and the Rollover Ratio shall be subject to the reasonable review of Holdings.  If Holdings notifies Seller at any time prior to the Closing of any reasonable objections with respect to any component of such calculations, then Holdings and Seller shall work in good faith to revise such calculations as necessary to resolve Holdings’ objections such that the calculations are consistent with the requirements of, and definitions set forth in, this Agreement; provided, however, that if, after such good faith discussions, Holdings and Seller are not able to resolve Holdings’ objections within three (3) Business Days after receipt by Holdings of the Estimated Company Closing Statement, the Estimated Purchase Price shall be calculated based on the Estimated Company Closing Statement as provided by Seller to Holdings pursuant to the first sentence of this Section 2.4(a) with such revisions as have been agreed.

(b)                                 Proposed Final Company Closing Balance Sheet and Proposed Final Closing Statement.  Within ninety (90) calendar days after the Closing Date, Holdings shall prepare or cause to be prepared, and will provide to Seller a consolidated balance sheet of the Company and its Subsidiaries as of the Reference Time (the “Proposed Final Company Closing Balance Sheet”), together with a written statement (the “Proposed Final Company Closing Statement”) setting forth in reasonable detail its proposed final determinations of the Company Closing Cash Amount, Company Closing Debt Amount, Company Net Working Capital, the Final Reference Amount, Company Transaction Expenses and the Purchase Price.  The Proposed Final Company Closing Balance Sheet and Proposed Final Company Closing Statement will be prepared in accordance with the Company Accounting Principles and the definitions of Company Closing Cash Amount, Company Closing Debt Amount, Company Net Working Capital, the Final Reference Amount, Company Transaction Expenses and Purchase Price herein.  Subject to entry into customary and reasonable non-disclosure and/or non-reliance agreements, if any are required by the Company’s accountants, Seller and its representatives shall have reasonable access to the work papers and other books and records of the Company and its Subsidiaries for purposes of assisting Seller and its representatives in their review of the Proposed Final Company Closing Balance Sheet and the Proposed Final Company Closing Statement.

(c)                                  Dispute Notice.  The Proposed Final Company Closing Balance Sheet and the Proposed Final Company Closing Statement (and the proposed final determinations of the Company Closing Cash Amount, Company Closing Debt Amount, Company Net Working Capital, the Final Reference Amount, Company Transaction Expenses and the Purchase Price set forth therein) will be final, conclusive and binding on the parties unless Seller provides a written notice (a “Dispute Notice”) to Holdings no later than the forty-fifth (45th) day after the delivery of the Proposed Final Company Closing Balance Sheet and the Proposed Final Company Closing Statement.  Any Dispute Notice must set forth in reasonable detail (i) any item on the Proposed Final Company Closing Balance Sheet or the Proposed Final Company Closing Statement which Seller believes has not been prepared in accordance with this Agreement (such disputed amounts, the “Disputed Amounts”) and (ii) Seller’s alternative calculation of each such Disputed Amount and the Purchase Price.  Any item or amount set forth in the Proposed Final Company Closing Balance Sheet or the Proposed Final Company Closing Statement to which no specific dispute is raised in the Dispute Notice will be final, conclusive and binding on the parties on the forty-sixth (46th) day after the delivery to Seller of the Proposed Final Company Closing Balance Sheet and the Proposed Final Company Closing Statement.

(d)                                 Resolution of Disputes.  Holdings and Seller will in good faith attempt to promptly resolve any Disputed Amounts and agree upon the Final Purchase Price (as defined below).  Holdings and Seller acknowledge and agree that the Federal Rules of Evidence Rule 408 shall apply to Holdings and Seller during such negotiations and any subsequent dispute arising therefrom.  Beginning twenty (20) Business Days after delivery of any Dispute Notice pursuant to Section 2.4(c), either Holdings or Seller may provide written notice to the other (the “Dispute Submission Notice”) that it elects to submit the Disputed Amounts to Ernst & Young

LLP or another nationally recognized independent accounting firm chosen jointly by Holdings and Seller (the “Accounting Firm”).  In the event that Ernst & Young LLP has not agreed to act as the Accounting Firm and an alternative Accounting Firm has not been selected by mutual agreement of Holdings and Seller within ten (10) Business Days following the giving of the Dispute Submission Notice, each of Holdings and Seller shall promptly select a nationally recognized independent accounting firm and promptly cause such two accounting firms to mutually select a third nationally recognized independent accounting firm to act as the Accounting Firm within twenty (20) Business Days of the giving of the Dispute Submission Notice.  The Accounting Firm will promptly, in accordance with the rules set forth in the Accounting Firm’s engagement letter and its customary practices (it being agreed and understood that the Accounting Firm shall act as an arbitrator to determine such Disputed Amounts), review only those unresolved Disputed Amounts specifically set forth and objected to in the Dispute Notice and resolve the dispute with respect to each such remaining Disputed Amount in accordance with this Agreement.  In any such case, the Accounting Firm shall render a written decision as to each unresolved Disputed Amount, including a statement in reasonable detail of the basis for its decision and its calculation of the Final Purchase Price based on such decision, and such decision shall be based solely on (x) the Proposed Final Closing Statement, the Dispute Notice and any presentations and information provided by Holdings and Seller, and not on independent review, and (y) whether the remaining Disputed Amounts contained mathematical errors or were inconsistent with the Company Accounting Principles or the definitions and the other applicable provisions of this Agreement.  In no event shall the decision of the Accounting Firm provide for a calculation of any Disputed Amount that is (i) less than the lower calculation thereof shown in the disputed Proposed Final Closing Statement or in the Dispute Notice or (ii) greater than the higher calculation thereof shown in the disputed Proposed Final Closing Statement or in the Dispute Notice.  Holdings and Seller shall not have any ex parte communications with the Accounting Firm and any presentations and information provided to the Accounting Firm by a party shall be concurrently provided to the other party.  The fees and expenses of the Accounting Firm shall be apportioned among Seller and Holdings based upon the relative extent to which the positions of Seller and Holdings are upheld by the Accounting Firm.  The relative extent to which such positions are upheld will be determined by comparing (x) the difference between the actual Purchase Price as finally determined pursuant to this Section 2.4(d) and the Purchase Price assuming all of the positions asserted by Holdings in the Proposed Final Company Closing Statement had been upheld in their entirety by the Accounting Firm and (y) the difference between the actual Purchase Price as finally determined pursuant to this Section 2.4(d) and the Purchase Price assuming all of the positions asserted by Seller in the Dispute Notice had been upheld in their entirety by the Accounting Firm.  By way of illustration, if Holdings’ calculations would have resulted in a $100,000 net payment from Seller to Holdings, Seller calculations would have resulted in a $100,000 net payment to Seller from Holdings and the Accounting Firm’s final determination results in an aggregate net payment of $50,000 to Seller under Section 2.4(e), Holdings and Seller shall pay 75% and 25%, respectively, of such fees and expenses.  Except as provided in the preceding sentence, all other costs and expenses incurred by the parties in connection with resolving any Disputed Amounts hereunder before the Accounting Firm shall be borne by the party incurring such cost and expense.  The decision of the Accounting Firm with respect to any Disputed Amounts submitted to it will be final, conclusive and binding on the parties.  Each of the parties to this Agreement agrees to use its commercially reasonable efforts to cooperate with the Accounting Firm (including by executing a customary engagement letter reasonably acceptable to it) and to cause the Accounting Firm to resolve any such dispute as soon as practicable after the commencement of the Accounting Firm’s engagement.]

(e)                                  Purchase Price Adjustment.  As used herein, the “Final Purchase Price” shall mean (i) if a Dispute Notice is not delivered within the forty-five (45) day period provided in Section 2.4(c), the Purchase Price reflected in the Proposed Final Company Closing Statement as prepared by Holdings or (ii) if such a Dispute Notice is delivered within the forty-five (45) day period provided in Section 2.4(c), the Purchase Price as finally determined pursuant to the dispute resolution provisions of this Section 2.4 reflecting (x) adjustments agreed to in writing by Holdings and Seller with respect to any matters raised in the Dispute Notice that are resolved by agreement of the parties and (y) adjustments made pursuant to the decision of the Accounting Firm with respect to any Disputed Amounts that are resolved by the Accounting Firm in accordance with Section 2.4(d).  If the Final Purchase Price differs from the Estimated Purchase Price, (A) Buyer shall pay (or cause to be paid) to Seller by wire transfer of immediately available funds the amount, if any, by which such Final Purchase Price exceeds the Estimated Purchase Price (without any interest thereon) or (B) Seller shall pay to Buyer by wire transfer of immediately available funds the amount, if any, by which the Estimated Purchase Price exceeds such Final Purchase Price (without any interest thereon).  Any such payment shall be made within five (5) Business Days of the determination of the Final Purchase Price pursuant to this Section 2.4.

(f)                                   Tax Matters.  Payment of any amount owed pursuant to this Section 2.4 shall be treated as an adjustment to the Purchase Price for federal, state, local and non-U.S. income Tax purposes.

(g)                                  Buyer Net Debt Amount.  Buyer shall prepare and provide to Seller no later than three (3) Business Days prior to the Closing Date a certificate setting forth a good faith estimated calculation of the Buyer Net Debt Amount as of the Closing together with reasonable supporting documentation.

2.5                               Withholding.

Holdings, Buyer, the Company, Seller and each other applicable withholding agent shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement any withholding Taxes or other amounts required under the Code or any applicable Law to be deducted and withheld and any amounts so deducted or withheld shall be timely remitted by the withholding party to the applicable Taxing Authority.  Upon becoming aware of any such withholding obligation, the withholding party shall provide notice to the Person with respect to whom such withholding obligation applies and shall cooperate with such Person to the extent reasonable, in the context of the timing of the Closing and the need to withhold at the Closing, to obtain reduction of or relief from such deduction or withholding.  To the extent that any such amounts are deducted or withheld and remitted by the withholding party to the applicable Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III
Representations and Warranties Regarding the Company

Except as set forth in the corresponding sections of the Company Disclosure Schedule (it being agreed that any matter disclosed in the Company Disclosure Schedule with respect to any section of this Agreement shall be deemed to have been disclosed with respect to any other section to the extent the applicability thereto is reasonably apparent on its face), each of the Company and Seller hereby represents and warrants to Buyer, Holdings and Newco as follows:

3.1                               Organization and Power.

The Company and each of its Subsidiaries is a corporation or legal entity duly incorporated, organized or formed, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation, organization or formation.  The Company has full power and authority to execute, deliver and perform this Agreement and to consummate the Contemplated Transactions.  The Company and each of its Subsidiaries has all power and authority, and possesses all governmental licenses and permits necessary to enable it, to own or lease and to operate its properties and assets and carry on its business as currently conducted, except such power, authority, licenses and permits the absence of which do not have a Company Material Adverse Effect.  The Company and each of its Subsidiaries are duly licensed or qualified to do business and are in good standing in the jurisdictions set forth on Section 3.1 of the Company Disclosure Schedule, which are the only jurisdictions where the nature of the property owned or leased by the Company or its Subsidiaries or the nature of the business conducted makes such qualification necessary, except where failure to so qualify would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.  True and complete copies of the Company Charter Documents, each as in effect as of the date of this Agreement, have previously been made available by the Company to Holdings.  Each Company Charter Document is in full force and effect as of the date of this Agreement, and the Company and its Subsidiaries are not in material violation of their respective Company Charter Documents.

3.2                               Authorization and Enforceability.

The execution and delivery of this Agreement and the performance by the Company of the Contemplated Transactions that are required to be performed by the Company have been duly authorized by the Company and no other corporate proceedings on the part of the Company (including, without limitation, any shareholder or board of directors vote or approval) are necessary to authorize the execution, delivery and performance of this Agreement or the consummation of the Contemplated Transactions that are required to be performed by the Company.  This Agreement has been duly authorized, executed and delivered by the Company, and, assuming due execution and delivery of this Agreement by Buyer, Holdings, Newco and Seller, constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3.3                               Capitalization of the Company and its Subsidiaries.

(a)                                 The Company.  The authorized capital stock of the Company consists of 10,000 shares of common stock, par value $0.001 per share, of which 10 shares are issued and outstanding and owned of record and beneficially by Seller (prior to giving effect to the Rollover).  All outstanding shares of Common Stock are duly authorized, have been validly issued and are fully paid and non-assessable, were not issued in violation of any preemptive or similar rights, and were issued in compliance with applicable securities Laws or exemptions therefrom.  Except for the shares of Common Stock owned and held by Seller, no other Equity Securities of the Company are issued, reserved for issuance or outstanding.  No bonds, debentures, notes or other Indebtedness that have the right to vote on any matters on which stockholders of Company may vote are issued or outstanding (or which is convertible into or exchangeable for, Equity Securities having such rights).  There are no rights to subscribe for or to purchase, or any agreements providing for the issuance (contingent or otherwise) of, any Equity Securities of the Company.  There are no outstanding obligations of the Company or any its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of the Company.  There are no outstanding options, warrants, calls, convertible securities, exchangeable securities, rights, puts, commitments or agreements of any character, written or oral, to which the Company is or will be a party or by which it is bound providing for the issuance, delivery, sale, transfer, registration, disposition or acquisition, repurchase or redemption of any of the Company’s Equity Securities or obligating the Company to grant, extend or enter into any such option, warrant, call, convertible security, exchangeable security, right, put, commitment or agreement.  There are no outstanding or authorized stock appreciation, phantom stock or other similar rights with respect to the Company.  There are no stockholder agreements, voting trusts, proxies or other similar contracts, agreements, arrangements, commitments, plans or understandings relating to the voting, dividend, ownership or transfer rights of any Equity Securities of the Company.

(b)                                 Subsidiaries.  Section 3.3(b)(i) of the Company Disclosure Schedule sets forth a true and correct list of all Subsidiaries of the Company, listing for each Subsidiary of the Company its name, its jurisdiction of incorporation, organization or formation, its authorized Equity Securities, the number and type of its issued and outstanding Equity Securities and the current record and beneficial ownership of such Equity Securities.  All the outstanding Equity Securities of each of the Company’s Subsidiaries are validly issued, fully paid and nonassessable (to the extent applicable), have not been issued in violation of any preemptive or similar rights, and, other than the outstanding Equity Securities of the Company Professional Associations, are owned, directly or indirectly, by the Company free and clear of any Lien other than Company Permitted Liens.  Except as set forth in Section 3.3(b)(ii) of the Company Disclosure Schedule, there are no rights to subscribe for or to purchase, or any agreements providing for the issuance (contingent or otherwise) of, any Equity Securities of the Company’s Subsidiaries.  There are no outstanding or authorized stock appreciation, phantom stock or other similar rights with respect to any of the Company’s Subsidiaries.  Except as set forth in Section 3.3(b)(iii) of the Company Disclosure Schedule, none of the Company’s Subsidiaries is a party to any right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement, shareholders agreement or similar agreement with respect to the sale or voting of any Equity Securities of the Company’s Subsidiaries.  Except as set forth in Section 3.3(b)(i) of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company owns or controls any Equity Security or other interest, or has the right to acquire any Equity Securities, of any other corporation, partnership, limited liability company or other business entity.

3.4                               No Violation.

The execution, delivery and performance by the Company of this Agreement, consummation of the Contemplated Transactions that are required to be performed by the Company and compliance with the terms of this Agreement will not (a) conflict with or constitute or result in any violation of any provision of the Company Charter Documents, (b) assuming that all consents, approvals and authorizations contemplated by Section 3.5 have been obtained and all filings described therein have been made, conflict with or constitute or result in any violation of any Law applicable to the Company or to any of its Subsidiaries or by which its or any of their respective properties is bound or affected in any material respect, (c) except as set forth in Section 3.4 of the Company Disclosure Schedule, conflict with, constitute or result in any violation or default (with or without notice or passage of time, or both) under, or give rise to a right of termination, modification, cancellation or acceleration of any obligation under any Company Material Contract to which the Company or any of its Subsidiaries is a party or any material Company Permit, or (d) result in the creation of, or require the creation of, any Lien upon any shares of capital stock of the Company other than Company Permitted Liens, except, in the case of clause (c), to the extent such conflict, violation, default, termination, modification, cancellation or acceleration would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

3.5                               Governmental Authorizations and Consents.

No consents, licenses, permits, waivers, approvals or authorizations of, or registrations, notices, declarations or filings with, any Governmental Authority (“Governmental Consents”) are required to be obtained or made by the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation by the Company of the Contemplated Transactions, other than (a) a filing with the FTC and the DOJ under the HSR Act, (b) those Governmental Consents listed in Section 3.5 of the Company Disclosure Schedule, and (c) those Governmental Consents for which the failure to obtain such Governmental Consents would not be reasonably expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole.

3.6                               Financial Statements.

(a)                                 Section 3.6(a) of the Company Disclosure Schedule sets forth (i) the audited consolidated balance sheets of the Company and the Subsidiaries of the Company as of December 31, 2015 and December 31, 2016 and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the years then ended, together with appropriate notes to such financial statements and accompanied by the report of the Company’s independent public accountants with respect thereto (the “Audited Company Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Company and the Subsidiaries of the Company as of August 31, 2017 (the “Company Current Balance Sheet Date” and such balance sheet, the “Company Current Balance Sheet”) and the related consolidated statements of operations and cash flows for the eight (8)-month period then ended (the

“Unaudited Company Financial Statements” and, together with the Audited Company Financial Statements, the “Company Financial Statements”).  The Company Financial Statements and, upon and following delivery, the Supplemental Financial Statements (i) have been prepared in accordance with GAAP consistently applied throughout the periods indicated (except that the Unaudited Company Financial Statements do not contain all the notes that may be required by GAAP and are subject to normal, recurring year-end adjustments consistent with past practice that would not, individually or in the aggregate, be material in amount), (ii) were derived from the historical accounting records of Seller, and (iii) fairly present the financial position and related results of operations, cash flows and Seller’s net investment in a manner consistent with how Seller managed the Company and its Subsidiaries. None of the Company or the Seller makes any representation or warranty with regard to accounts receivable reserves of the Company and its Subsidiaries set forth in the Company Financial Statements and the Supplemental Financial Statements so long as such reserves are maintained consistent with past practices of the Company.

(b)                                 The Company and its Subsidiaries do not have any liability, commitment, debt or obligation of any nature whatsoever, whether direct or indirect, absolute or contingent, accrued or unaccrued, that would be required to be disclosed or reserved against on an audited consolidated balance sheet (or in the notes thereto) prepared in accordance with GAAP, other than those (i) that are reflected on the most recent balance sheet of the Company and its Subsidiaries included in the Unaudited Company Financial Statements; (ii) that have arisen or are incurred since the Company Current Balance Sheet Date in the ordinary course of business consistent with past practice (none of which is a liability for breach of contract or violation of Law); (iii) that are taken into account in the calculation of the Purchase Price as Company Indebtedness or Company Transaction Expenses; or (iv) that, individually or in the aggregate, would not be reasonably expected to be material to the Company and its Subsidiaries taken as a whole.

(c)                                  Section 3.6(c) of the Company Disclosure Schedule lists all Company Indebtedness outstanding as of the date of this Agreement.

(d)                                 Each of the Company and its Subsidiaries maintains and complies in all material respects with a system of accounting controls sufficient to provide reasonable assurances that (i) its business is operated, in all material respects, in accordance with management’s general or specific authorization and with applicable Laws, (ii) material transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for material items therein and (iii) access to properties and assets is permitted, in all material respects, in accordance with management’s general or specific authorization.  Except as set forth on Section 3.6(d) of the Company Disclosure Schedule, in the past two (2) years there has not been (x) any significant deficiency or material weakness in any system of internal accounting controls used by the Company or its Subsidiaries, (y) any fraud with respect to the Company or its Subsidiaries that involves any of the management or other employees of the Company or its Subsidiaries who have a role in the preparation of financial statements or the internal accounting controls used by the Company or its Subsidiaries or (z) any claim or written allegation regarding any of the foregoing.

3.7                               Absence of Certain Changes.

Since the Company Current Balance Sheet Date through the date hereof, each of the Company and its Subsidiaries has conducted its business in the ordinary course and in a manner consistent with past practice, and since December 31, 2016 through the date hereof, there has not been any event, circumstance or change in the businesses, operations or financial conditions of the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Without limiting the generality of the foregoing, except as reflected on the Company Financial Statements or set forth in Section 3.7 of the Company Disclosure Schedule, since the Company Current Balance Sheet Date through the date hereof, neither the Company nor any of its Subsidiaries has:

(a)                                 acquired (including by merger, consolidation, acquisition of stock or equity) a substantial portion of the assets of, any Person, or business or division thereof which acquisition provides for a total financial commitment of the Company and/or any of its Subsidiaries in excess of $2,500,000 (other than inventory in the ordinary course of business consistent with past practice);

(b)                                 incurred, assumed, guaranteed or discharged any Company Indebtedness, except in the ordinary course of business consistent with past practice;

(c)                                  amended, modified or authorized the amendment of any Company Charter Documents;

(d)                                 declared or paid any non-cash dividend or made any non-cash distribution in respect of any of its Equity Securities or issued, sold or otherwise permitted to become outstanding any Equity Securities, or split, combined, reclassified, repurchased or redeemed any of its Equity Securities;

(e)                                  sold, leased, transferred, mortgaged, assigned or encumbered any of the assets, tangible or intangible, reflected on the Company Current Balance Sheet or any assets acquired after the Company Current Balance Sheet Date, except for (i) personal property sold or otherwise disposed of in the ordinary course of its business consistent with past practice and (ii) Company Permitted Liens;

(f)                                   licensed, sold, transferred, acquired, abandoned or permitted to lapse any material Company Intellectual Property;

(g)                                  waived or cancelled any material claim or rights, account receivable or trade account outside of the ordinary course of business in excess of $50,000 in the aggregate;

(h)                                 suffered any material destruction, damage or loss of any asset (whether or not covered by insurance) exceeding $150,000;

(i)                                     entered into any commitment for capital expenditures under which there remains outstanding payments or expenditure obligations exceeding $250,000 in the aggregate;

(j)                                    made any change in accounting methods, principles or practices or changed any of the assumptions underlying, or methods of calculating, any bad debt, contingency or other reserve;

(k)                                 made any loan to any Person outside the ordinary course of business;

(l)                                     made any change in its trade payables and trade receivables and other credit, collection and payment policies, including without limitation (i) acceleration of collections or receivables (including through the use of discounts for early payment, requests for early payment or otherwise) and (ii) failure to pay payables when due or delay in payment of payables compared to past practices (including continuation of past practices with respect to early payment of payables to obtain the benefit of any payment discounts);

(m)                             settled any legal, judicial, administrative or arbitral proceedings, hearings, orders, investigations, audits, charges, complaints or claims that required payment in excess of $100,000 or imposed any limitation on the conduct of the Company or any of its Subsidiaries;

(n)                                 increased the salary or hourly wage, bonus opportunity, incentive compensation, severance entitlement or other compensation or benefits, in each case other than pursuant to the Retention Program or increases in salary or hourly wages made in the ordinary course of business consistent with past practice;

(o)                                 accelerated, terminated, made modifications to, or canceled any Company Material Contract or any Contract that, if in effect as of the date of this Agreement, would have been a Company Material Contract or been informed that any other party thereto has done so;

(p)                                 encountered any labor union organizing activity or had any actual or overtly threatened employee strikes, work stoppages, slowdowns or lockouts;

(q)                                 adopted a plan or agreement of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other material reorganization;

(r)                                    amended or terminated, in any material respect, any Company Plan, or established or adopted any plan, arrangement or agreement that would be a material Company Plan (including without limitation any change of control, retention, deferred compensation, equity or equity-based or severance plan, program or arrangement (other than severance arrangements for newly hired or promoted employees that are consistent in all material respects with severance arrangements of similarly situated employees of Company on the date hereof as made available to Holdings)) if it were in effect on the date hereof, except for (A) Contracts with employees performing non-management, clinical functions in the ordinary course of business and consistent with past practice, (B) the Retention Program, or (C) to the extent required by Law;

(s)                                   hired (A) any officer or (B) any other employee whose aggregate annualized compensation is expected to exceed $100,000 (other than employees performing non-management, clinical functions); or

(t)                                    authorized, agreed, resolved or committed to any of the foregoing.

3.8                               Real Property.

(a)                                 Section 3.8(a) of the Company Disclosure Schedule includes a list that is true, correct and complete as of the date of this Agreement of all real property leases, subleases, licenses or other agreements that permit occupancy pursuant to which the Company or any of its Subsidiaries (as tenant, lessee, licensee or user) leases or otherwise has rights to use the real property described therein (together with any amendment or modification thereto, the “Company Real Property Leases,” and the properties leased thereunder, the “Company Leased Real Property”), identifying the lessor, lessee and address thereof.  The leasehold interests relating to the Company Real Property Leases are free and clear of all Liens, other than Company Permitted Liens.  As of the date of this Agreement, none of the Company or any of its Subsidiaries have received any written notice from the other party to any Company Real Property Lease of the early termination or proposed early termination thereof (other than with respect to the termination of such lease at the applicable expiration date set forth in such Company Real Property Lease).

(b)                                 Section 3.8(b) of the Company Disclosure Schedule lists all real properties owned by the Company or its Subsidiaries as of the date of this Agreement (the “Company Owned Real Property”).  The Company and its Subsidiaries, as applicable, have good and valid fee title to the Company Owned Real Property free and clear of any Liens, except for Company Permitted Liens.  None of the Company Owned Real Property is subject to any right or option of any other Person to purchase or lease an interest in such Company Owned Real Property.

(c)                                  Section 3.8(c) of the Company Disclosure Schedule includes a list that is true, correct and complete as of the date of this Agreement of all leases, subleases, licenses or other agreements (together with any amendment or modification thereto, the “Company Occupancy Agreements”) pursuant to which the Company or any of its Subsidiaries (as landlord) leases or grants to another party the right to use any of the Company Owned Real Property.  A true, correct and complete copy of each written Company Occupancy Agreement has been made available to Holdings, and a summary of all material terms of each material oral Company Occupancy Agreement is set forth on Section 3.8(c) of the Company Disclosure Schedule.

(d)                                 Except as set forth in Section 3.8(d) of the Company Disclosure Schedule, there is no pending or, to the Knowledge of the Company, threatened condemnation, expropriation, eminent domain or similar proceeding affecting all or any part of the Company Owned Real Property or Company Leased Real Property, and neither the Company nor any of its Subsidiaries have received any written notice thereof.

(e)                                  None of the Company or any of its Subsidiaries has received any written notice of (i) uncorrected material violations of building codes and/or zoning ordinances or other similar Laws affecting the Company Owned Real Property or Company Leased Real Property, or (ii) existing, pending or threatened zoning or building code changes that would materially and adversely affect the applicable property, or any moratorium proceedings that would materially and adversely affect the current use and/or operation of the applicable property.  Neither the whole nor any material portion of the Company Owned Real Property or Company Leased Real Property has been damaged or destroyed by fire or other casualty that has not been substantially repaired.  Each Company Owned Real Property and Company Leased Real Property has

adequate access to water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protections, drainage and other public utilities, in each case to the extent necessary for the conduct of the business of the Company or the applicable Subsidiary as currently conducted.  Each Company Owned Real Property and Company Leased Real Property has the right to access a public road or other means of lawful access to and from the Company Owned Real Property or Company Leased Real Property.

3.9                               Intellectual Property.

(a)                                 Section 3.9(a) of the Company Disclosure Schedule sets forth a true, correct and complete list as of the date of this Agreement of all patents, patent applications, trademark registrations and applications, copyright registrations and applications and domain name registrations, in each case, that are (i) within the Company Intellectual Property or (ii) used by the Company or any Subsidiary and material to the businesses of the Company and its Subsidiaries as currently conducted, specifying as to each such item, as applicable, the registered owner (and co-owner, as applicable), jurisdiction of application and/or registration, the application and/or registration number, the date of application or registration, and the status of application or registration, including any deadlines for renewals or other required filings.  Each of the Company Intellectual Property identified in Section 3.9(a) of the Company Disclosure Schedule is held and/or recorded in the name of the Company or one of its Subsidiaries and is, to the Knowledge of the Company, valid and enforceable, and all maintenance obligations that have come due have been paid.

(b)                                 Except for Company Permitted Liens and non-exclusive licenses granted to customers of the Company or one of its Subsidiaries in the ordinary course of business, the Company or one of its Subsidiaries is the exclusive owner of the Company Intellectual Property, free and clear of all Liens, adverse claims or other restrictions or any requirement for Company to pay any future royalty to perfect such ownership interest or to use and exploit such Company Intellectual Property.  None of the material Company Intellectual Property is or has been involved in any opposition, cancellation, interference, reissue or reexamination proceeding; no material Software exclusively owned by the Company or any of its Subsidiaries, or any other Company Intellectual Property, has been placed in escrow; to the Knowledge of the Company, no material Software co-owned by the Company or any of its Subsidiaries has been placed in escrow; and no Company Intellectual Property is the subject of any judicial, administrative or arbitral order, award, decree, injunction, or stipulation.  Neither the Company nor any of its Subsidiaries has received during the last five (5) years any notice expressly alleging that any Company Intellectual Property is invalid or unenforceable, or challenging any Company’s or its Subsidiaries ownership of or right to use any such rights.

(c)                                  The Company or its Subsidiaries own or otherwise have a valid, legal right to use all material Intellectual Property used in connection with the business of the Company and its Subsidiaries as currently conducted.

(d)                                 The products and services and the operation of the business of the Company and its Subsidiaries do not infringe, misappropriate or violate any Intellectual Property rights of third parties, and during the last five (5) years neither the Company nor any of its Subsidiaries has received any notice expressly alleging that the Company or any Subsidiary is infringing, misappropriating or violating the Intellectual Property Rights of any third party.  To the Knowledge of the Company, no third party is infringing, misappropriating or violating any Company Intellectual Property, and except as set forth in Section 3.9(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has sent during the last five (5) years any written notice expressly asserting or threatening any action or claim that a third party is infringing, misappropriating or violating the Company Intellectual Property.  No proceeding alleging misappropriation or infringement of the Intellectual Property of any Person is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, as of the date of this Agreement.

(e)                                  The Company has taken (and caused its Subsidiaries to take) commercially reasonable precautions to protect and maintain the Company Intellectual Property, including the confidentiality of its trade secrets.  No employee, consultant or contractor who contributed to the creation or development of any of the Company Intellectual Property has challenged or threatened to challenge the Company’s or any of its Subsidiaries’ exclusive ownership of any Company Intellectual Property, and there exists no reasonable basis for any such challenge.

(f)                                   The Company and its Subsidiaries have in place reasonable written internal information security policies, which are enforced, and which are consistent with applicable Law, contractual commitments of the Company and its Subsidiaries and data privacy policies published to customers.  The Company’s and its Subsidiaries’ practices with regard to the collection, dissemination and use of data are and have been in accordance in all material respects with applicable Laws relating to data protection, contractual commitments of the Company and its Subsidiaries and any published privacy policies, and the Company and its Subsidiaries has a written agreement with each third party service providers having access.

3.10                        Contracts.

(a)                                 Material Contracts.  Section 3.10(a) of the Company Disclosure Schedule is a true and complete list, as of the date of this Agreement, of all of the following Contracts to which the Company or its Subsidiaries is a party or by which they are bound (as amended or modified, the “Company Material Contracts”):

(i)                                     Contracts evidencing any obligations of the Company or any of its Subsidiaries with respect to the issuance, sale, repurchase or redemption of any Equity Securities of the Company or any of its Subsidiaries;

(ii)                                  all Company Real Property Leases that provide for annual payments to the landlord in excess of $300,000 by the Company or any of its Subsidiaries;

(iii)                               all Company Employment Contracts;

(iv)                              all Company IP Agreements that are material to the operation of the businesses of the Company and its Subsidiaries as currently conducted;

(v)                                 Contracts with any Material Supplier under which payments in excess of $2,000,000 were made or payable by the Company and its Subsidiaries (on a consolidated basis) in the eight (8)-month period ended August 31, 2017 (including any master purchasing or similar agreements governing the purchase of goods or services from such Material Supplier);

(vi)                              Contracts between a Company Professional Association, on the one hand, and the Company or any of its Subsidiaries (other than Company Professional Associations), on the other hand;

(vii)                           leases of personal property under which the Company or any of its Subsidiaries is the lessee and is obligated to make payments more than $500,000 per annum;

(viii)                        Contracts relating to any Proceeding involving the Company or any of its Subsidiaries (A) entered into at any time during the last five (5) years that involve any payment in excess of $500,000 or that primarily involve any non-monetary rights or obligations or (B) under which obligations binding the Company or its Subsidiaries remain outstanding;

(ix)                              Contracts relating to the acquisition or disposition of any Equity Securities or business line of the Company or the Subsidiaries of the Company entered into at any time during the last five (5) years or under which obligations binding the Company or its Subsidiaries remain outstanding;

(x)                                 Contracts (other than real property leases solely restricting the use of real property) limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business, acquire any entity or compete with any Person or in any market or geographical area;

(xi)                              Contracts (A) providing for exclusivity, preferred treatment or any similar requirement, (B) containing a “requirements” obligation requiring the Company or any of its Subsidiaries to purchase a designated portion of any type of material, product or other supplies, (C) with a “most favored nations” clause or other similar provision, (D) containing a warranty of fitness for a particular purpose or (E) with take-or-pay obligations;

(xii)                           Contracts involving a joint venture or partnership or involving the sharing of profits, losses, costs or liability by Company with any other Person;

(xiii)                        Contracts, mortgages, indentures, notes, bonds or other agreements for or relating to the incurrence or existence of Company Indebtedness, or the making of any loans to another Person or granting of Liens on any property or asset of the Company or any of its Subsidiaries in an amount in excess of $250,000;

(xiv)                       Contracts containing restrictions with respect to payment of dividends or any other distributions in respect of the capital stock or other equity interests of the Company or any of its Subsidiaries;

(xv)                          Contracts (other than customer Contracts) with Governmental Authorities; and

(xvi)                       any Contract not otherwise listed above involving reasonably anticipated payments to or from the Company or any of its Subsidiaries in excess of $2,500,000 per annum.

(b)                                 Status of Company Material Contracts.  A true and complete copy of each written Company Material Contract has been made available to Holdings (except for payor Contracts listed in Section 3.10(a)(xvi) of the Company Disclosure Schedule, which will only be made available in compliance with applicable Law), and an accurate summary of all material terms of each oral Company Material Contract is set forth in Section 3.10(a) of the Company Disclosure Schedule.  All Company Material Contracts are valid, binding and in full force and effect and enforceable by the Company or its Subsidiaries as applicable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.  As to each Company Material Contract, the Company or the applicable Subsidiary of the Company, and to the Knowledge of the Company, the other parties to such Company Material Contract, have fulfilled and performed in all material respects its obligations under such Company Material Contract and there does not exist thereunder as of the date of this Agreement any material breach or default on the part of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party to such Company Material Contract.  No written notice has been received by the Company or any of its Subsidiaries of any default under or termination or threatened termination of any Company Material Contract.

3.11                        Compliance with Laws.

(a)                                 Except as set forth in Section 3.11(a)(i) of the Company Disclosure Schedule, the Company and its Subsidiaries are and, during the last five (5) years, have been in material compliance with all Laws that are applicable to them or the conduct or operation of their business or the ownership or use of any of their assets.  Except as set forth in Section 3.11(a)(i) of the Company Disclosure Schedule, during the last five (5) years, neither the Company nor any of its Subsidiaries has been charged by a Governmental Authority with a material violation of any Law and no notice has been received by the Company or any of its Subsidiaries from any Governmental Authority alleging a material violation of or liability or potential responsibility under any Law.  The Company and each Subsidiary of the Company (i) owns, holds or possesses all permits, licenses, franchises, privileges, immunities, orders, approvals and other authorizations from Governmental Authorities that are used or necessary to entitle the Company and the Subsidiaries of the Company to own or lease, operate and use their assets and to carry on and conduct their business substantially as currently conducted (collectively, the “Company Permits”), and (ii) has fulfilled and performed its obligations under the Company Permits, in each case of clauses (i) and (ii), except to the extent the failure to own, hold or possess a Company Permit or fulfill or perform obligations thereunder would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.  Section 3.11(a)(ii) of the Company Disclosure Schedule lists each material Company Permit in effect as of the date of this Agreement.

(b)                                 Neither the Company, nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, agent or employee of the Company or any of its Subsidiaries has directly or indirectly violated any applicable Law, rule or regulation of any Governmental

Authority (including the Foreign Corrupt Practices Act of 1977, as amended) related to any illegal contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other improper payment to any Person, regardless of form, whether in money, property, or services.  None of the Company nor any of its Subsidiaries, nor any of their directors, officers or employees, nor any person acting for, at the direction, or on behalf of any of them has been or is designated on, or is owned or controlled by any party that has been or is designated on, any list of restricted parties maintained by any Governmental Authority, including the U.S. Department of the Treasury, Office of Foreign Assets Control’s Specially Designated Nationals and Blocked Persons List, the U.S. Department of Commerce’s Denied Persons List or Entity List, the Debarred List maintained by the U.S. Department of State, or the List of Excluded Individuals and Entities maintained by the Office of Inspector General of the U.S. Department of Health and Human Services. Neither the Company, nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, agent or employee of the Company or any of its Subsidiaries (i) has made, paid or received any unlawful bribes, kickbacks or other similar payments, (ii) has made or paid any contributions, directly or indirectly, to a foreign political party or candidate or (iii) has made or paid any contributions, directly or indirectly, to a domestic political party or candidate that was not in compliance with applicable Laws.

3.12                        Environmental Matters.

(a)                                 The Company and its Subsidiaries are and for the past five (5) years have been in compliance in all material respects with all applicable Environmental Laws, except for such noncompliance that has been fully and finally resolved.

(b)                                 The Company and its Subsidiaries have obtained and possess all material permits, licenses, authorizations, registrations and other governmental consents required by applicable Environmental Laws (collectively referred to as “Company Environmental Permits”) and are and for the past five (5) years have been in compliance in all material respects with the terms and conditions of such Company Environmental Permits, except for such failure to obtain or failure to comply that has been fully and finally resolved.

(c)                                  Neither the Company nor any of its Subsidiaries has received written notice of any Proceeding or notice of potential responsibility alleging liability under any Environmental Law, except for such Proceedings that have been fully and finally resolved.

(d)                                 There has been no Release of or exposure to Hazardous Materials by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other Person at any real property currently owned, leased or operated by the Company or any of its Subsidiaries or at any real property formerly owned, operated or leased by the Company or any of its Subsidiaries (during the time owned, leased or operated by the Company or any of its Subsidiaries), in each case that would reasonably be expected to result in the Company or any of its Subsidiaries incurring any material liability or obligation pursuant to Environmental Law.

(e)                                  Except as set forth in Section 3.12(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has assumed by Contract the liability of any other Person pursuant to Environmental Law.

(f)                                   The Seller and the Company have provided to or made available to Holdings for review copies of all material environmental reports of investigations, audits, site assessments, risk assessments and sampling reports in their possession or reasonable control and material to an understanding of the environmental liabilities of the Company or any of its Subsidiaries.

3.13                        Litigation.

Except as set forth in Section 3.13 of the Company Disclosure Schedule, as of the date of this Agreement, there are no, and in the last five (5) years there have been no Proceedings pending or, to the Knowledge of the Company, threatened, involving the Company or any of its Subsidiaries or their respective properties or business, at Law or in equity or before any Governmental Authority, involving more than $250,000 individually or $5,000,000 in the aggregate, or primarily seeking non-monetary relief.  Neither the Company nor any of its Subsidiaries is as of the date of this Agreement subject to any Order arising from any Proceeding, and, to the Knowledge of the Company, no event has occurred or circumstances exist that could give rise to or serve as a basis for the commencement of any material Proceeding against, related to or affecting the Company, its Subsidiaries or their business, operations or assets.  Except as set forth in Section 3.13 of the Company Disclosure Schedule, the Company and its Subsidiaries are fully insured or indemnified with respect to each of the pending matters set forth on Section 3.13 of the Company Disclosure Schedule.

3.14                        Personnel Matters.

(a)                                 Lists of all of the current directors, officers and employees of the Company and its Subsidiaries (individually and collectively, “Company Personnel”), which lists are true, accurate, and complete as of September 29, 2017, and (i) their positions, (ii) dates of hire, (iii) salaries or hourly rates (as applicable), and (iv) bonuses (to the extent applicable) and other compensation paid by the Company and its Subsidiaries in calendar year 2016, were made available to Holdings in redacted form that does not disclose the names of any Company Personnel (with unredacted versions of these lists showing the names of Company Personnel to be provided to Holdings after the date of this Agreement).

(b)                                 Except as set forth in Section 3.14(b) of the Company Disclosure Schedule, as of the date of this Agreement, there are no written claims, disputes, actions, grievances, complaints, lawsuits, disciplinary actions, or governmental audits or investigations pending or threatened in writing by, between, on behalf of, or relating to the Company or any of its Subsidiaries and any Company Personnel, or otherwise relating to or arising under any laws governing labor, employment or employment practices.

(c)                                  True and complete copies of all material written employee policies and employee manuals of the Company and its Subsidiaries that are effective as of the date of this Agreement have been made available to Holdings.

(d)                                 Section 3.14(d) of the Company Disclosure Schedule sets forth a list, that is true and complete as of the date of this Agreement, of all written employment Contracts to which the Company or any of its Subsidiaries is a party with employees who receive, or are expected to receive, base compensation in excess of $250,000 (the “Company Employment Contracts”).

(e)                                  Neither the Company nor any of its Subsidiaries has ordered or implemented any plant closing, mass layoff or other action that required the issuance of notice under WARN or any similar state or local law during the past five (5) years, and no such action is currently planned or anticipated.

(f)                                   Neither the Company nor any of its Subsidiaries has received written notice from any officer, executive or management-level employee that such individual has any plan or intends to terminate employment with or services with the Company or any of its Subsidiaries, and, to the Knowledge of the Company, no oral notice of such action has been provided to the Company or any of its Subsidiaries.

3.15                        Labor Matters.

(a)                                 Except as set forth in Section 3.15(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries (i) is a party to or otherwise bound by any collective bargaining agreements or other agreements with any labor organization or union or other employee organization (and no such agreement is currently being requested by, or is under discussion by management with, any such union or labor organization, employee or others) or (ii) is obligated by, or subject to, any order of or settlement agreement or consent decree with the National Labor Relations Board, the U.S. Department of Labor, the U.S. Equal Employment Opportunity Commission, or other similar agency, board or administration, or any unfair labor practice decision.

(b)                                 Except as set forth in Section 3.15(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party or subject to any pending or, to the Knowledge of the Company, threatened unfair labor practice charge, complaint or proceeding, or any grievance arbitration or proceeding with respect to claims by or on behalf of, or obligations of, any employee or group of employees.  Neither the Company nor any of its Subsidiaries has received any notice that any election petition, demand for recognition or labor representation request is pending or is threatened with respect to any employees of the Company or any of its Subsidiaries.  No strike, lockout, slowdown, work stoppage or labor dispute is pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary.

(c)                                  Except as set forth in Section 3.15(c) of the Company Disclosure Schedule, each of the Company and its Subsidiaries is, and during the past five (5) years has been, in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including but not limited to all Laws concerning the terms and conditions of employment, wages and hours, fair employment practices and discrimination, work place safety and health, immigration, the proper classification and treatment of employees as exempt or non-exempt under the Fair Labor Standards Act and similar Laws, and the proper classification and treatment of any independent contractor who has in the past or currently provides services to the Company or any Subsidiary.

3.16                        Employee Benefits.

(a)                                 Section 3.16(a) of the Company Disclosure Schedule lists all material Company Plans as of the date of this Agreement (which includes, without limitation, each retirement, pension, change in control or transaction bonus, equity or equity-based, deferred compensation, retention and severance plan, program, agreement or arrangement). For purposes of this Agreement, “Company Plan” means (i) each employee benefit plan (as defined in Section 3(3) of ERISA) and (ii) each other bonus, stock option, stock purchase, other equity-based, profit sharing, savings, disability, incentive, deferred compensation, retirement, pension, severance, retention, change in control, transaction bonus, employment, consulting, medical, dental, vision, disability, insurance, time off, fringe benefit or other similar plan, program, agreement or arrangement maintained or contributed to, or required to be contributed to, by the Company, any of its Subsidiaries or any Company ERISA Affiliate for the benefit of any current or former employee, officer, director or individual consultant of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any actual or contingent liability. Notwithstanding anything in this Section 3.16(a) to the contrary, Company Plans that are employment or consulting agreements are not required to be listed in Section 3.16(a) of the Company Disclosure Schedule.

(b)                                 As applicable with respect to each Company Plan, except with respect to employment and consultant agreements that are not Company Employment Contracts, the Company has provided to Holdings true and complete copies of:  (i) the Company Plan documents and all amendments thereto (or, in the case of an unwritten plan, a written description thereof), (ii) all material funding and administrative documents, including trust agreements, insurance contracts, custodial agreements and investment manager agreements, (iii) the latest favorable determination, opinion or advisory letter received from the Internal Revenue Service (“IRS”) regarding the qualification of each Company Plan covered by Section 401(a) of the Code, (iv) the two most recently filed annual reports (i.e., Form 5500 and all schedules thereto), (v) nondiscrimination testing results (or safe harbor notices) for the last two complete plan years, (vi) each summary plan description and each summary of material modification regarding the terms and provisions thereof, if applicable, (vii) the most recent actuarial report, and (viii) all records, notices, filings and other correspondence concerning IRS or Department of Labor audits or investigations or “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code and (ix) all policies and procedures applicable to any Company Plan that is a “covered entity” as that term is defined in HIPAA that have been established to comply with the privacy and security rules of HIPAA.

(c)                                  Except as set forth in Section 3.16(c) of the Company Disclosure Schedule, each Company Plan has been maintained, operated and administered in compliance in all material respects with its terms, all applicable Laws (including ERISA and the Code) and any collective bargaining or other agreement entered into with a union or labor organization.

(d)                                 None of the Company, any of its Subsidiaries or any Company ERISA Affiliate contributes to, is required to contribute to, or has any liability (whether actual or contingent) with respect to any (i) multiemployer plan, as defined in Section 3(37) of ERISA, or (ii) employee benefit plan (within the meaning of Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 412 or Section 430 of the Code.  Neither the Company nor any of

its Subsidiaries has incurred any material liability under Title IV of ERISA that has not been satisfied in full.

(e)                                  Each Company Plan intended to qualify under Section 401(a) of the Code is the subject of a favorable determination, opinion or advisory letter from the IRS with respect to its qualified status, and no event or circumstance has occurred that would materially and adversely affect such qualified status.

(f)                                   All material contributions required to be made with respect to any Company Plan by applicable Law, any Company Plan document or other contractual undertaking, and all material premiums due or payable with respect to any insurance policy funding any Company Plan have been timely made or, if not yet due, properly accrued by the Company or the applicable Subsidiary of the Company.

(g)                                  There are no pending or, to the Knowledge of the Company, threatened audits, actions, proceedings or Litigations involving any Company Plan (other than routine claims for benefits by individuals in the ordinary course of operating the Company Plans).

(h)                                 Each Company Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code, complies in all material respects in both form and operation with the requirements of Section 409A of the Code so that no amount paid pursuant to any such Company Plan is subject to tax under Section 409A of the Code.

(i)                                     Except as set forth in Section 3.16(i) of the Company Disclosure Schedule, no Company Plan provides death, medical, dental, vision, life insurance or prescription drug benefits beyond termination of service or retirement other than coverage mandated by law and none of the Company, any Subsidiary of the Company or any Company ERISA Affiliate has made a written representation promising the same.

(j)                                    Except as set forth in Section 3.16(j) of the Company Disclosure Schedule, neither the execution of, nor the performance of the transactions contemplated by, this Agreement will, either alone or in connection with any other event, (i) result in any payment becoming due to any current or former employee, director, officer, or independent contractor of the Company or any Subsidiary of the Company, (ii) increase any amount of compensation or benefits otherwise payable under any Company Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Company Plan, (iv) require any contribution or payment to fund any obligation under any Company Plan or (v) limit the right to merge, amend or terminate any Company Plan.

(k)                                 Neither the execution of, nor the consummation of the transactions contemplated by this Agreement, either alone or when combined with the occurrence of any other event) will result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Code Section 280G) of any payment or benefit that is or could be characterized as a “parachute payment” (within the meaning of Code Section 280G), determined without regard to the application of Code Section 280G(b)(5).

(l)                                     None of the Company, any Subsidiary of the Company or any Company ERISA Affiliate, nor to the Knowledge of the Company, any fiduciary, trustee or administrator of any Company Plan, has engaged in, or in connection with the transactions contemplated by this Agreement will engage in, any transaction which would subject any Company Plan, the Company, any Subsidiary of the Company, any Company ERISA Affiliate or Holdings to a material tax, penalty or liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.

(m)                             No Persons other than those party to the Contracts set forth on Schedule 1.1(a) are participants in the LTIP.

3.17                        Taxes and Tax Matters.

(a)                                 All income Tax Returns and all other material Tax Returns required to be filed by the Company, any of its Subsidiaries or any Company Professional Association have been duly and timely filed (taking into account applicable extensions) and all such Tax Returns are true, correct and complete in all material respects.  The Company, each of its Subsidiaries and the Company Professional Associations have paid (or caused to be paid) all material Taxes that are due and payable (other than Taxes that are being contested in good faith and are reserved for in accordance with GAAP in the Company Financial Statements).

(b)                                 As of the date of this Agreement, there is no material action, suit, proceeding, audit, investigation or claim pending or, to the Knowledge of the Company, threatened in writing in respect of any Taxes for which the Company, any Subsidiary or any Company Professional Association is or may become liable, nor has any material deficiency or claim for any such Taxes been proposed, asserted or, to the Knowledge of the Company, threatened in writing.

(c)                                  Except as set for on Section 3.17(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries, nor any Company Professional Association is subject to any Contract or agreement relating to the sharing, allocation or payment of, or indemnity for, any Taxes.  For the purposes of this Section 3.17(c), the following Contracts shall be disregarded:  (i) commercially reasonable Contracts not primarily related to Taxes providing for the allocation or payment of real property Taxes attributable to real property leased or occupied by the Company or its Subsidiaries and (ii) commercially reasonable Contracts not primarily related to Taxes providing for the allocation or payment of personal property Taxes, sales or use Taxes or value added Taxes with respect to personal property leased, used, owned, purchased or sold in the ordinary course of business.

(d)                                 The Company, each of its Subsidiaries and each Company Professional Association have complied in all material respects with all rules and regulations relating to the withholding of Taxes.

(e)                                  There are no liens for Taxes upon any of the assets of the Company or any of its Subsidiaries or any Company Professional Association other than Company Permitted Liens.

(f)                                   Neither the Company nor any of its Subsidiaries nor any Company Professional Association has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than as a result of extending the due date of a Tax Return in the ordinary course of business), which waiver or extension is still in effect.

(g)                                  No unresolved written claim has been made by any Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries or any Company Professional Association does not file Tax Returns that any such Company, Subsidiary or Company Professional Association is or may be subject to taxation by that jurisdiction.

(h)                                 Except as set forth on Section 3.17(h) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries nor any Company Professional Association (i) has ever been a member of an affiliated group or filed or been included in a combined, consolidated or unitary income Tax Return (other than, in the case of the Company and its Subsidiaries, any such Tax Return of any Seller Group) or (ii) has incurred any liability for Taxes of another Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law).

(i)                                     Neither the Company nor any of its Subsidiaries nor any Company Professional Association has engaged in any transaction that, as of the date of this Agreement, is a “listed transaction” under Section 1.6011-4(b)(2) of the Treasury Regulations.

(j)                                    Neither the Company nor any of its Subsidiaries nor any Company Professional Association has distributed the stock of another entity or has had its stock distributed by another entity in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(k)                                 Neither the Company nor any of its Subsidiaries nor any Company Professional Association will, following the Closing, have any material liability for Taxes as a result of any (A) “closing agreement” as described in Section 7121 of the Code (or any comparable provision of Law in any jurisdiction) executed on or prior to the Closing Date, (B) installment sale or open transaction disposition made on or prior to the Closing Date, (C) prepaid amount received on or prior to the Closing Date, (D) election under Section 108(i) of the Code, (E) adjustment pursuant to section 481(a) of the Code (or any predecessor provision) or any similar provision of state, local, or non-U.S. Tax Law by reason of any change in accounting methods on or prior to the Closing Date, or (F) intercompany transactions as described in Section 1.1502-13 of the Treasury Regulations (or any corresponding or similar provision of state, local or non-U.S. Law) or excess loss accounts described in Section 1.1502-19 of the Treasury Regulations (or any corresponding or similar provision of state, local or non-U.S. Law).

(l)                                     There are no material claims pending, or to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries under any applicable Law related to escheat, abandoned or unclaimed property.

(m)                             Except as set forth in Section 3.17(m) of the Company Disclosure Schedule, the net operating loss carryforwards for U.S. federal income tax purposes of the

Company as set forth on Section 3.17(m) of the Company Disclosure Schedule, are materially correct and are not subject to any material limitation under Sections 382 or 384 of the Code, or otherwise (other than limitations incurred in connection with the transactions effected pursuant to this Agreement).

3.18                        Insurance.

Each of the Company and its Subsidiaries maintains general liability, professional liability, fire, casualty, motor vehicle, workers’ compensation, and other types of insurance which is in full force and effect and, to the Knowledge of the Company, comprised of the types and in the amounts customarily carried by businesses of similar size in the same industry.  Section 3.18 of the Company Disclosure Schedule contains a complete list of all such insurance policies owned or held by the Company or its Subsidiaries as of the date of this Agreement.  All premiums with respect to such insurance policies covering all periods up to and including the date hereof have been paid in full.  Neither the Company nor any of its Subsidiaries has received (a) a written notice that would reasonably be expected to be followed by a written notice of cancellation, termination or non-renewal of any insurance policy, (b) any notice of denial of coverage or reservation of rights with respect to any pending or threatened claims against any insurance policy, (c) any notice that any issuer of an insurance policy has filed for protection under applicable bankruptcy or insolvency laws or is otherwise in the process of liquidating or has been liquidated, or (d) any other indication that any insurance policy may no longer be in full force or effect.  Since the Company Current Balance Sheet Date, neither the Company nor any of its Subsidiaries has been refused any insurance nor has such coverage been limited.  The Company has made available to Holdings a true and correct copy of the claims history for each insurance policy owned or held by the Company or its Subsidiaries during the five (5) year period prior to the date hereof.

3.19                        Healthcare Regulatory Matters.

(a)                                 No Federal Actions or Agreements.  Neither the Company nor any of its Subsidiaries (A) are currently a party to a corporate integrity agreement with the Office of the Inspector General of the Department of Health and Human Services or any similar agreement with any other federal or state Governmental Authority relating to alleged noncompliance with any applicable Healthcare Laws, (B) has reporting obligations pursuant to any settlement agreement entered into with any Governmental Authority relating to alleged noncompliance with any applicable Healthcare Laws, (C) is a defendant to any pending and unsealed qui tam/false claims act litigation either at a federal or state level relating to alleged noncompliance with any applicable Healthcare Laws, or (D) has been served with or received any search warrant, subpoena, civil investigation demand, or written notice by or from any Governmental Authority alleging that the Company or any of its Subsidiaries is currently in violation of any applicable Healthcare Laws.

(b)                                 Regulatory Reports.  The Company and its Subsidiaries have timely filed all material reports, data, statements, contracts, documents, registrations, filings or submissions required by Healthcare Laws to be filed by them with any Governmental Authority.  Except as would not have a Company Material Adverse Effect, all such registrations, filings and submissions of the Company and its Subsidiaries were complete, and in compliance with

Healthcare Laws when filed or as amended or supplemented, and no material deficiencies or liabilities have been asserted in writing by any Governmental Authority with respect to such registrations, filings or submissions that have not been satisfied.

(c)                                  Conduct of Business.

(i)                                     The Company Management Sub and Company Professional Associations.  Except as set forth in Section 3.19(c)(i)(A) of the Company Disclosure Schedule and except as would not have a Company Material Adverse Effect, (1) each Company Management Sub has been and currently is in compliance with all Healthcare Laws applicable to the management, administrative and other services being furnished by the Company Management Sub to the Company Professional Associations and (2)  each of the Company Professional Associations has been and currently is in compliance with all Healthcare Laws applicable to its medical practice and its usage of the premises in which the Company Professional Association is located.  Except for routine matters which have been resolved to the Governmental Authority’s satisfaction, none of the Company Professional Associations and no Company Management Sub have received any written notice, citation, suspension, revocation, limitation, warning or request issued by a Governmental Authority which alleges or asserts that such Person has violated any Healthcare Laws in any material respect.  Section 3.19(c)(i)(B) of the Company Disclosure Schedule sets forth a true and complete list of all Company Professional Associations as of the date of this Agreement.

(ii)                                  The Company and its Subsidiaries.  Except as would not have a Company Material Adverse Effect, the Company and each of the Subsidiaries (other than the Company Professional Associations and the Company Management Subs) have been and currently are in compliance with all Healthcare Laws applicable to their respective business, activities and services.  Except for routine matters which have been resolved to the Governmental Authority’s satisfaction, none of the Company or the Subsidiaries (other than the Company Professional Associations and the Company Management Subs) have received any written notice, citation, suspension, revocation, limitation, warning or request issued by a Governmental Authority which alleges or asserts that such Person has violated any Healthcare Laws in any material respect.

(d)                                 Medical Licenses.

(i)                                     The Company and its Subsidiaries possess the necessary material licenses, permits, certificates, approvals, registrations, grants, accreditations or authorizations used in or for any of their respective businesses, activities or services, including Medicare provider numbers and National Provider Identification numbers, but excluding any of the foregoing that relate solely to real property (collectively, the “Company Medical Licenses”).  Section 3.19(d)(i) of the Company Disclosure Schedule contains a list, that is complete and accurate as of the date of this Agreement, of each material Company Medical License that is owned, held or possessed by the Company or any of its Subsidiaries.  The Company Medical Licenses of the Company and its Subsidiaries are valid and in full force and effect.  There are no written notifications from Governmental Authorities to the Company or its Subsidiaries (other than the Company Professional Associations) and, to the Knowledge of the Company, the Company Professional Associations, and no pending or, to the Knowledge of the Company, threatened proceedings which if adversely determined would result in the termination, revocation, modification, limitation, restriction or impairment of any of the Company Medical Licenses.

(ii)                                  To the Knowledge of the Company, each medical or allied health professional who is an employee or independent contractor providing professional services to or through the Company or any of its Subsidiaries (each a “Company Professional Employee”) holds the professional license (a “Company Professional License”) that is necessary for such Company Professional Employee to carry out his/her duties on behalf of the Company or its Subsidiaries, and each such Company Professional License is valid and in full force and effect.

(e)                                  Program Participation; Exclusion.  Each of the Company and its Subsidiaries meet all requirements for participation in, and receipt of payment from, the Programs in which each Person currently participates or treats beneficiaries.  None of the Company, its Subsidiaries or, to the Knowledge of the Company, any of their respective officers, directors or managing employees, has:  (i) had a civil monetary penalty assessed against it under §1128A of the Social Security Act; (ii) been excluded from participation in any Program; or (iii) been convicted (as that term is defined in 42 C.F.R. § 1001.2) of any of the categories of offenses as described in the Social Security Act § 1128(a) and (b)(1), (2), (3) or any regulations promulgated thereunder.

(f)                                   HIPAA.  Each of the Company and its Subsidiaries which is a covered entity pursuant to HIPAA and HIPAA’s accompanying transaction set, privacy, and security regulations, is (i) in compliance, in all material respects, with the standard transaction, privacy, security and breach notification requirements established by HIPAA; and (ii) as required by applicable Laws has developed and has implemented appropriate policies and procedures and training programs to ensure current, and ongoing compliance, in all material respects, with HIPAA’s privacy, security and breach notification regulations and state privacy and security Law.  In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any personally identifiable information from any individuals, including, without limitation, any patients, prospective patients, employees and/or other third parties (collectively “Personal Information”), the Company and its Subsidiaries are and in the past three (3) years have been in compliance, in all material respects, with all applicable Laws in all relevant jurisdictions, the Company’s privacy policies, and the requirements of any contract or codes of conduct to which the Company or its Subsidiaries are a party.  The Company and its Subsidiaries are and in the past five (5) years have been in compliance in all material respects with all Laws relating to data loss, theft and breach of security notification obligations.  To the Knowledge of the Company, except as set forth in Section 3.19(f) of the Company Disclosure Schedule, there has been no unauthorized access to or other misuse of any personally identifiable information that has been gathered or accessed in the course of the operations of the Company or its Subsidiaries.

(g)                                  Reimbursement Matters.  Neither the Company nor its Subsidiaries have submitted any claim for payment to any Program in violation of any Laws relating to false claim or fraud, including, without limitation, the Federal False Claim Act, 31 U.S.C. § 3729, or any applicable state false claim or fraud Law.  Except as disclosed on Section 3.19(g) of the Company Disclosure Schedule, for the previous five (5) years, (i) neither the Company nor its

Subsidiaries have received any written notice of material denial of payment or material overpayment from a Program with respect to items or services provided by the Company and/or its Subsidiaries, (ii) to the Knowledge of the Company, there is no basis for the assertion after the Closing of any such material denial or material overpayment claim, and (iii) neither the Company nor its Subsidiaries have received written notice from a Program of any pending or threatened Proceedings specifically with respect to, or arising out of, items or services provided by the Company or its Subsidiaries.

3.20                        Assets.

(a)                                 The Company or the applicable Subsidiary of the Company has good, clear and marketable title to all material personal, tangible and intangible property and assets they own or possess (whether pursuant to a lease, license or otherwise) (the “Company Assets”), including those reflected on the Company Current Balance Sheet as being owned, and all of the Company Assets thereafter acquired by the Company or any Subsidiary of the Company (except to the extent that such Company Assets have been disposed of after the Company Current Balance Sheet Date in the ordinary course of business consistent with past practice), free and clear of all Liens other than Company Permitted Liens.

(b)                                 The Company Assets (including intangibles), taken as a whole, will constitute as of the Closing all the properties, assets and rights which are sufficient, in all material respects, for the Company and its Subsidiaries to conduct their respective businesses after the Closing in substantially the same manner as currently conducted.

3.21                        Related Party Transactions.

Section 3.21 of the Company Disclosure Schedule sets forth all Contracts (other than Contracts relating to employment) as of the date of this Agreement between the Company or any of its Subsidiaries, on the one hand, and any (a) Company Related Party, or (b) Person in which any director, officer or employee of the Company has a material economic interest (except for the ownership of less than 5% of the outstanding common stock of a publicly-traded corporation), on the other hand.  No Company Related Party has any material interest in any property used by the Company or any of its Subsidiaries.

3.22                        No Brokers.

None of the Company or any of its Subsidiaries has employed or retained any broker, finder or agent to act on their behalf in connection with this Agreement or the Contemplated Transactions, or incurred any liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement or the Contemplated Transactions.

3.23                        Material Suppliers.

Section 3.23 of the Company Disclosure Schedule sets forth the top twenty (20) suppliers of the Company and its Subsidiaries based on the total paid consideration to each such supplier for goods or services rendered for each of (i) the year ended December 31, 2016 and (ii) the eight (8)-month period ended August 31, 2017 (collectively, the “Material Suppliers”)

and the corresponding amount of such total paid consideration.  Except as set forth in Section 3.23 of the Company Disclosure Schedule, all Material Suppliers continue to be suppliers of the Company or the applicable Subsidiary of the Company and no Material Supplier has materially reduced its business with the Company or any of its Subsidiaries on a consolidated basis from the levels achieved during the fiscal year ended December 31, 2016.  None of the Company or any of its Subsidiaries has received any written notice that any of the Material Suppliers has ceased, or intends to cease or materially change any of the material terms (whether related to payment, price or otherwise), to supply goods or services to the Company or the applicable Subsidiary of the Company or to otherwise terminate or materially reduce its relationship with the Company or the applicable Subsidiary of the Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

3.24                        Disclaimer.

Notwithstanding anything to the contrary contained in this Agreement, neither the Company, Seller nor any of its Affiliates, representatives or advisors has made, or shall be deemed to have made, to Buyer, Holdings, Newco or any other Person any representations or warranty with respect to the Company, its Subsidiaries or Seller in connection with the transactions contemplated by this Agreement other than those expressly made by the Company in this Article III, the Seller in Article IV, or by the Company or the Seller in the Company Disclosure Schedule.  Without limiting the generality of the foregoing, and except as expressly made by the Company in this Article III or the Seller in Article IV, or in the Company Disclosure Schedule, no representation or warranty has been made or is being made herein to Buyer, Holdings, Newco or any other Person (i) with respect to any projections, forecasts, business plans, estimates or budgets delivered to or made available to Buyer, Holdings, Newco or any other Person, or (ii) with respect to any other information or documents made available at any time to Buyer, Holdings, Newco or any other Person.

3.25                        No Inducement or Reliance.

Company has not been induced by and has not relied upon any representations or warranties, whether express or implied, made by Buyer, Holdings, Newco or their respective Affiliates, officers, directors, employees, agents or representatives that are not expressly set forth in this Agreement or the Buyer Disclosure Schedule, whether or not any such representations or warranties were made in writing or orally.

ARTICLE IV
Representations and Warranties of Seller

Except as set forth in the corresponding sections of the Company Disclosure Schedule (it being agreed that any matter disclosed in the Company Disclosure Schedule with respect to any section of this Agreement shall be deemed to have been disclosed with respect to any other section to the extent the applicability thereto is reasonably apparent on its face), Seller hereby represents and warrants to Buyer, Holdings and Newco as follows:

4.1                               Organization and Power.

Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Nevada.  Seller has full power and authority to execute, deliver and perform this Agreement and to consummate the Contemplated Transactions.

4.2                               Authorization and Enforceability.

The execution and delivery of this Agreement and the performance by Seller of the Contemplated Transactions that are required to be performed by Seller have been duly authorized by Seller and no other corporate proceedings on the part of Seller (including, without limitation, any shareholder or board of directors vote or approval) are necessary to authorize the execution, delivery and performance of this Agreement or the consummation of the Contemplated Transactions that are required to be performed by Seller.  This Agreement has been duly authorized, executed and delivered by Seller and, assuming due execution and delivery of this Agreement by Buyer, Holdings and Newco, constitutes a valid and legally binding agreement of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.3                               Ownership.

Seller has good and marketable title to, and is the record and beneficial owner of, all of the Company Common Stock (prior to giving effect to the Rollover), free and clear of any Lien, and Seller has all requisite legal right, power and authority to transfer such Company Common Stock to Buyer.  Upon the consummation of the Contemplated Transactions, Buyer will acquire good and valid title to the Company Common Stock, free and clear of all Liens.  Seller is not a party to any option, warrant, call, pledge, right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement or shareholders agreement with respect to the transfer, sale or voting of any Equity Securities of the Company.  Except for Buyer’s rights under this Agreement, no Person has any written or oral agreement, option or warrant or any right or privilege (whether by Law, preemptive or contractual) capable of becoming such for the purchase or acquisition from Seller of any of the Company Common Stock.

4.4                               No Violation.

The execution, delivery and performance by Seller of this Agreement, consummation of the Contemplated Transactions that are required to be performed by Seller and compliance with the terms of this Agreement will not (a) conflict with or constitute or result in any violation of any provision of the certificate of incorporation, bylaws or other similar organizational documents of Seller, (b) assuming that all consents, approvals and authorizations contemplated by Section 4.5 have been obtained and all filings described therein have been made, conflict with or constitute or result in any violation of any Law applicable to Seller or by which its properties is bound or affected, or (c) result in the creation of, or require the creation of, any Lien upon any Company Common Stock, except, in the case of clause (b), to the extent that such conflict or violation in the aggregate with all other such conflicts or violations would not reasonably be expected to prevent or materially delay the consummation of the Contemplated Transactions.

4.5                               Governmental Authorizations and Consents.

No Governmental Consents are required to be obtained or made by Seller in connection with the execution, delivery and performance of this Agreement or the consummation by Seller of the Contemplated Transactions, other than (a) a filing with the FTC and the DOJ under the HSR Act and (b) those Governmental Consents listed in Section 3.5 of the Company Disclosure Schedule, and except for those for which the failure to obtain such Governmental Consents would not be reasonably expected to have a material and adverse effect on the ability of Seller to consummate the Contemplated Transactions.  No Law or Order prohibits Seller from consummating the transactions contemplated by this Agreement.

4.6                               Investment Intent and Accredited Investor.

(a)                                 Seller is acquiring the Newco Equity for its own account for investment, without a view to resale or distribution thereof in violation of federal or state securities Laws and with no present intention of distributing or reselling any part thereof.

(b)                                 Seller is an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act.

(c)                                  Seller has been advised that the offer and sale of the Newco Equity has not been registered under the Securities Act or any other securities Laws, that the Newco Equity may not be offered, sold or otherwise disposed of unless such offer and sale are registered thereunder or an exemption from registration is available and that accordingly Seller may be required to bear the economic risk of the investment in the Newco Equity for an indefinite period of time.  Seller also understands (i) that Newco does not have any intention of registering the offer and sale of the Newco Equity under the Securities Act or any other securities Laws, (ii) as of the date of this Agreement there is no public market for the Newco Equity, and (iii) that Newco will not be registered as an investment company under the Investment Company Act.

(d)                                 Seller has been informed that the offer of the Newco Equity is being made pursuant to an exemption from the registration requirements of the Securities Act and any other applicable securities laws, relating to transactions by an issuer not involving a public offering, and that, consequently, the materials relating to the offer have not been subject to review and comment by the staff of the Securities and Exchange Commission or any other Governmental Authority.

(e)                                  Seller is not a “bad actor,” as that term is defined in paragraph (d) of Rule 506 of the Securities Act, and Newco may therefore rely on any exemption from registration under the Securities Act, which it may otherwise be eligible for, in regards to the Newco Equity.

(f)                                   Seller is a “Qualified Purchaser” within the meaning of Section 3(c)(7) of the Investment Company Act of 1940, as amended (the “Investment Company Act”) and as such term is defined in Section 2(a)(51)(A) of the Investment Company Act and Rule 2a-51 thereunder.

(g)                                  Seller understands and agrees that the investment in Newco (and therefore, indirectly, in Subsidiaries of Newco) involves a high degree of risk and that no guarantees have been made or can be made with respect to the future value of the Newco Equity or the future profitability or success of Newco or any of its Subsidiaries.

4.7                               Investigation.

Seller is knowledgeable about the industry in which Buyer, Holdings, Newco and their Subsidiaries operate and the Laws applicable to the businesses and operations of Buyer, Holdings, Newco and their Subsidiaries, and is experienced in the acquisition and management of businesses.  Seller has been afforded reasonable access to the books and records, facilities and personnel of Buyer, Holdings, Newco and their Subsidiaries for purposes of conducting a due diligence investigation of Buyer, Holdings, Newco and their Subsidiaries.  Seller has conducted a reasonable due diligence investigation of Buyer, Holdings, Newco and their Subsidiaries and has received answers to all inquiries it has made with respect to Buyer, Holdings, Newco and their Subsidiaries that are satisfactory to Seller.

4.8                               No Brokers.

Other than Goldman Sachs & Co. LLC, Seller has not employed or retained any broker, finder or agent to act on its behalf in connection with this Agreement or the Contemplated Transactions, or incurred any liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement or the Contemplated Transactions.

4.9                               Disclaimer.

Notwithstanding anything to the contrary contained in this Agreement, neither the Company, Seller nor any of their respective Affiliates, representatives or advisors has made, or shall be deemed to have made, to Buyer, Holdings, Newco or any other Person any representations or warranty with respect to the Company, its Subsidiaries or Seller in connection with the transactions contemplated by this Agreement other than those expressly made by the Company in this Article III, the Seller in Article IV, or by the Company or the Seller in the Company Disclosure Schedule.  Without limiting the generality of the foregoing and except as expressly made by the Seller in this Article IV or the Company in Article III, or in the Company Disclosure Schedule, no representation or warranty has been made or is being made herein to Buyer, Holdings, Newco or any other Person (i) with respect to any projections, forecasts, business plans, estimates or budgets delivered to or made available to Buyer, Holdings, Newco or any other Person or (ii) with respect to any other information or documents made available at any time to Buyer, Holdings, Newco or any other Person.

4.10                        No Inducement or Reliance; Independent Assessment.

(a)                                 Seller has not been induced by and has not relied upon any representations or warranties whether express or implied, made by Buyer, Holdings, Newco or their respective Affiliates, officers, directors, employees, agents or representatives that are not expressly set forth in this Agreement or the Buyer Disclosure Schedule, whether or not any such representations or warranties were made in writing or orally.

(b)                                 Except as expressly made by Buyer, Holdings or Newco in this Agreement or the Buyer Disclosure Schedule, Seller acknowledges that none of Buyer, Holdings, Newco or their respective Subsidiaries, Affiliates, officers, directors, employees, agents or representatives makes, will make or has made any representation or warranty, express or implied, as to the prospects of Buyer, Holdings or Newco or their profitability for Seller, or with respect to any forecasts, projections or business plans made available to Seller (or its Affiliates, officers, directors, employees, agents or representatives) in connection with Seller’s review of Buyer, Holdings, Newco and their respective Subsidiaries.

ARTICLE V
Representations and Warranties of Buyer, Holdings and Newco

Except as set forth in the corresponding sections of the Buyer Disclosure Schedule (it being agreed that any matter disclosed in the Buyer Disclosure Schedule with respect to any section of this Agreement shall be deemed to have been disclosed with respect to any other section to the extent the applicability thereto is reasonably apparent on its face), each of Buyer, Holdings and Newco hereby represents and warrants to Seller as follows:

5.1                               Organization and Power.

Each of Holdings, its Subsidiaries (including Buyer) and Newco is a corporation or legal entity duly incorporated, organized or formed, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation, organization or formation.  Each of Buyer, Holdings and Newco has full power and authority to execute, deliver and perform this Agreement and to consummate the Contemplated Transactions.  Each of Holdings and Newco and each of their respective Subsidiaries has all power and authority, and possesses all governmental licenses and permits necessary to enable it, to own or lease and to operate its properties and assets and carry on its business as currently conducted, except such power, authority, licenses and permits the absence of which do not have a Buyer Material Adverse Effect.  Holdings, Newco, and each of their respective Subsidiaries are duly licensed or qualified to do business and are in good standing in the jurisdictions set forth on Section 5.1 of the Buyer Disclosure Schedule, which are the only jurisdictions where the nature of the property owned or leased by Holdings or its Subsidiaries or the nature of the business conducted makes such qualification necessary, except where failure to so qualify would not, individually or in the aggregate, be reasonably expected to have a Buyer Material Adverse Effect.  Each Buyer Charter Document is in full force and effect as of the date of this Agreement, and none of Holdings, Newco or any of their respective Subsidiaries is in material violation of its respective Buyer Charter Documents.

5.2                               Authorization and Enforceability.

The execution and delivery of this Agreement, and the performance by Buyer, Holdings and Newco of the Contemplated Transactions that are required to be performed by Buyer, Holdings and Newco have been duly authorized by Buyer, Holdings and Newco and no other proceedings on the part of Buyer, Holdings or Newco (including, without limitation, any stockholder, member, manager or board of directors vote or approval) are necessary to authorize the execution, delivery and performance of this Agreement, or the consummation of the

Contemplated Transactions that are required to be performed by Buyer, Holdings and Newco.  This Agreement has been duly authorized, executed and delivered by Buyer, Holdings and Newco, and, assuming due execution and delivery of this Agreement by the Company and Seller, constitutes a valid and legally binding agreement of each of Buyer, Holdings and Newco, enforceable against Buyer, Holdings and Newco in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

5.3                               Capitalization of Newco, Holdings and its Subsidiaries.

(a)                                 Holdings.  As of the date of this Agreement and prior to the Redemption and the Reorganization, the membership units of Holdings set forth on the capitalization table of Holdings set forth in Section 5.3(a)(i) of the Buyer Disclosure Schedule are issued and outstanding and the Class A Interests in Holdings are owned of record and beneficially by the Persons identified in such capitalization table (subject to reduction in respect of membership units forfeited by or repurchased from employees or other service providers prior to Closing and transfers permitted by the Buyer Charter Documents of Holdings).  All outstanding membership units of Holdings are duly authorized, have been validly issued and are fully paid and non-assessable, and were issued in compliance with applicable securities Laws or exemptions therefrom.  As of the date of this Agreement, except for the membership units set forth in Section 5.3(a)(i) of the Buyer Disclosure Schedule, no other Equity Securities of Holdings are issued, reserved for issuance or outstanding.  No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which members of Holdings may vote are issued or outstanding (or which is convertible into or exchangeable for, Equity Securities having such rights).  Other than as set forth on Section 5.3(a)(ii) of the Buyer Disclosure Schedules or in connection with the Redemption and the Reorganization, (i) there are no rights to subscribe for or to purchase, or any agreements providing for the issuance (contingent or otherwise) of, any Equity Securities of Holdings; (ii) there are no outstanding obligations of Holdings or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of Holdings; (iii) there are no outstanding options, warrants, calls, convertible securities, exchangeable securities, rights, puts, commitments or agreements of any character, written or oral, to which Holdings is or will be a party or by which it is bound providing for the issuance, delivery, sale, transfer, registration, disposition or acquisition, repurchase or redemption of any of Holdings’ Equity Securities or obligating Holdings to grant, extend or enter into any such option, warrant, call, convertible security, exchangeable security, right, put, commitment or agreement; (iv) there are no outstanding or authorized stock appreciation, phantom stock or other similar rights with respect to Holdings; and (v) there are no stockholder agreements, voting trusts, proxies or other similar contracts, agreements, arrangements, commitments, plans or understandings relating to the voting, dividend, ownership or transfer rights of any Equity Securities of Holdings.

(b)                                 Newco.  As of the Closing (after giving effect to the Rollover, the Redemption and the Reorganization), the membership units of Newco set forth on the capitalization table of Newco set forth in Section 5.3(b) of the Buyer Disclosure Schedule will be issued and outstanding and the Class A Interests in Newco will be owned of record and beneficially by the Persons identified in such capitalization table (subject to reduction in respect of membership units forfeited by or repurchased from employees or other service providers prior to Closing and transfers permitted by the Buyer Charter Documents of Holdings and Newco, as

applicable).  As of immediately prior to Closing, and except as set forth in the Amended and Restated Newco Operating Agreement and with respect to equity interests outstanding under Holdings’ 2015 Equity Incentive Plan and related equity grants (which will relate to equity interests in Newco as a result of the Reorganization), (i) there will be no agreement outstanding pursuant to which any Person has any existing or contingent right to acquire any equity interest in Newco; (ii) there will be no outstanding obligations of Newco or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of Newco; (iii) there will be no outstanding options, warrants, calls, convertible securities, exchangeable securities, rights, puts, commitments or agreements of any character, written or oral, to which Newco will be a party or by which it will be bound providing for the issuance, delivery, sale, transfer, registration, disposition or acquisition, repurchase or redemption of any of Newco’s Equity Securities or obligating Newco to grant, extend or enter into any such option, warrant, call, convertible security, exchangeable security, right, put, commitment or agreement; (iv) there will be no outstanding or authorized stock appreciation, phantom stock or other similar rights with respect to Newco; and (v) there will be no stockholder agreements, voting trusts, proxies or other similar contracts, agreements, arrangements, commitments, plans or understandings relating to the voting, dividend, ownership or transfer rights of any Equity Securities of Newco.

(c)                                  Subsidiaries.  Section 5.3(c) of the Buyer Disclosure Schedule sets forth a true and correct list of all Subsidiaries of Holdings, listing for each Subsidiary of Holdings its name, its jurisdiction of incorporation, organization or formation, its authorized Equity Securities, the number and type of its issued and outstanding Equity Securities and the current record and beneficial ownership of such Equity Securities. All the outstanding Equity Securities of each of Holdings’ Subsidiaries are validly issued, fully paid and nonassessable (to the extent applicable), have not been issued in violation of any preemptive or similar rights, and, other than the outstanding Equity Securities of the Buyer Professional Associations, are owned, directly or indirectly, by Holdings free and clear of any Lien other than Buyer Permitted Liens.  Except as set forth in the Buyer Charter Documents of a Subsidiary, there are no rights to subscribe for or to purchase, or any agreements providing for the issuance (contingent or otherwise) of, any Equity Securities of Holdings’ Subsidiaries.  There are no outstanding or authorized stock appreciation, phantom stock or other similar rights with respect to any of Holdings’ Subsidiaries.  None of Holdings’ Subsidiaries is a party to any right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement, shareholders agreement or similar agreement with respect to the sale or voting of any Equity Securities of Holdings’ Subsidiaries.  Except for Holdings’ Subsidiaries, neither Holdings nor any Subsidiary of Holdings owns or controls any Equity Security or other interest, or has the right to acquire any Equity Securities, of any other corporation, partnership, limited liability company or other business entity.

5.4                               No Violation.

The execution, delivery and performance by Buyer, Holdings and Newco of this Agreement, consummation of the Contemplated Transactions that are required to be performed by Buyer, Holdings and Newco and compliance with the terms of this Agreement will not (a) conflict with or constitute or result in any violation of any provision of the Buyer Charter Documents, (b) assuming that all consents, approvals and authorizations contemplated by Section 5.5 have been obtained and all filings described therein have been made, conflict with or constitute or result in any violation of any Law applicable to Buyer, Newco, Holdings or any of its Subsidiaries or by which its or any of their respective properties is bound or affected in any material respect, (c) except as set forth on Section 5.4 of the Buyer Disclosure Schedule, conflict with, constitute or result in any violation or default (with or without notice or passage of time, or both) under, or give rise to a right of termination, modification, cancellation or acceleration of any obligation under any Buyer Material Contract to which Buyer, Newco, Holdings or any of its Subsidiaries is a party or any material Buyer Permit, or (d) result in the creation of, or require the creation of, any Lien upon any shares of capital stock of Holdings or Newco other than Buyer Permitted Liens, except, in the case of clause (c), to the extent such conflict, violation, default, termination, modification, cancellation or acceleration would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

5.5                               Governmental Authorizations and Consents.

No Governmental Consents are required to be obtained or made by Holdings or Buyer in connection with the execution, delivery and performance of this Agreement or the consummation by Holdings and Buyer of the Contemplated Transactions, other than (a) a filing with the FTC and the DOJ under the HSR Act and (b) those Governmental Consents listed in Section 5.5 of the Buyer Disclosure Schedule, and (c) those Governmental Consents for which the failure to obtain such Governmental Consents would not be reasonably expected to be, individually or in the aggregate, material to Buyer, Holdings and its Subsidiaries taken as a whole.

5.6                               Financial Statements.

(a)                                 Section 5.6(a) of the Buyer Disclosure Schedule sets forth (i) the audited consolidated balance sheets of Buyer and the Subsidiaries of Buyer as of December 31, 2015 and December 31, 2016 and the related consolidated statements of operations, changes in redeemable non-controlling interests and invested equity, and cash flows for the years then ended, together with appropriate notes to such financial statements and accompanied by the report of Holdings’ independent public accountants with respect thereto (the “Audited Buyer Financial Statements”), and (ii) the unaudited consolidated balance sheet of Buyer and the Subsidiaries of Buyer as of September 30, 2017 (the “Buyer Current Balance Sheet Date” and such balance sheet, the “Buyer Current Balance Sheet”) and the related consolidated statements of operations, changes in redeemable non-controlling interests and invested equity, and cash flows for the nine (9)-month period then ended (the “Unaudited Buyer Financial Statements” and, together with the Audited Buyer Financial Statements, the “Buyer Financial Statements”).  The Buyer Financial Statements (i) have been prepared in accordance with GAAP consistently applied throughout the periods indicated (except that the Unaudited Buyer Financial Statements do not contain all the notes that may be required by GAAP and are subject to normal, recurring year-end adjustments consistent with past practice that would not, individually or in the aggregate, be material in amount), (ii) were derived from the historical accounting records of Buyer, and (iii) fairly present the financial position and related results of operations, cash flows and members’ net investment in a manner consistent with how the business of Buyer is managed.

(b)                                 Holdings and its Subsidiaries do not have any liability, commitment, debt or obligation of any nature whatsoever, whether direct or indirect, absolute or contingent, accrued or unaccrued, that would be required to be disclosed or reserved against on an audited consolidated balance sheet (or in the notes thereto) prepared in accordance with GAAP, other than those (i) that are reflected on the most recent balance sheet of Holdings and its Subsidiaries included in the Unaudited Buyer Financial Statements; (ii) that have arisen or are incurred since the Buyer Current Balance Sheet Date in the ordinary course of business consistent with past practice (none of which is a liability for breach of contract or violation of Law) or (iii) that, individually or in the aggregate, would not be reasonably expected to have a Buyer Material Adverse Effect.

(c)                                  Section 5.6(c) of the Buyer Disclosure Schedule identifies all indebtedness for borrowed money of Holdings and its Subsidiaries outstanding as of the date of this Agreement. As of the Closing, the Buyer Net Debt Amount will not be in excess of $1,366,160,000.

(d)                                 Each of Holdings and its Subsidiaries maintains and complies in all material respects with a system of accounting controls sufficient to provide reasonable assurances that (i) its business is operated, in all material respects, in accordance with management’s general or specific authorization and with applicable Laws, (ii) material transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for material items therein and (iii) access to properties and assets is permitted, in all material respects, in accordance with management’s general or specific authorization.  Except as set forth on Section 5.6(d) of the Buyer Disclosure Schedule, in the past two (2) years there have not been (x) any significant deficiency or material weakness in any system of internal accounting controls used by Holdings or its Subsidiaries, (y) any fraud with respect to Holdings or its Subsidiaries that involves any of the management or other employees of Holdings or its Subsidiaries who have a role in the preparation of financial statements or the internal accounting controls used by Holdings or its Subsidiaries or (z) any claim or written allegation regarding any of the foregoing.

5.7                               Absence of Certain Changes.

Since the Buyer Current Balance Sheet Date through the date hereof, each of Holdings and its Subsidiaries has conducted its business in the ordinary course and in a manner consistent with past practice, and since December 31, 2016, there has not been any event, circumstance or change in the businesses, operations or financial conditions of Holdings or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.  Without limiting the generality of the foregoing, except as reflected on the Buyer Financial Statements or as set forth on Section 5.7 of the Buyer Disclosure Schedule, since the Buyer Current Balance Sheet Date through the date hereof, neither Holdings nor any of its Subsidiaries has:

(a)                                 acquired (including by merger, consolidation, acquisition of stock or equity) a substantial portion of the assets of, any Person, or business or division thereof which acquisition provides for a total financial commitment of the Holdings and/or any of its Subsidiaries in excess of $2,500,000 (other than inventory in the ordinary course of business consistent with past practice);

(b)                                 incurred, assumed, guaranteed or discharged any indebtedness for borrowed money, except in the ordinary course of business consistent with past practice;

(c)                                  amended, modified or authorized the amendment of any Buyer Charter Documents (except in connection with the Redemption and the Reorganization);

(d)                                 other than Equity Securities issued, sold, redeemed or that become issuable or permitted to become outstanding pursuant to Holdings’ 2015 Equity Incentive Plan, or any award agreement thereunder, issued, sold or otherwise permitted to become outstanding any Equity Securities, or split, combined, reclassified, repurchased or redeemed any of its Equity Securities;

(e)                                  sold, leased, transferred, mortgaged, assigned or encumbered any of the assets, tangible or intangible, reflected on the Buyer Current Balance Sheet or any assets acquired after the Buyer Current Balance Sheet Date, except for (i) personal property sold or otherwise disposed of in the ordinary course of its business consistent with past practice and (ii) Buyer Permitted Liens;

(f)                                   licensed, sold, transferred, acquired, abandoned or permitted to lapse any material Buyer Intellectual Property;

(g)                                  waived or cancelled any material claim or rights, account receivable or trade account outside of the ordinary course of business or in excess of $50,000 in the aggregate;

(h)                                 suffered any material destruction, damage or loss of any asset (whether or not covered by insurance) exceeding $150,000;

(i)                                     entered into any commitment for capital expenditures under which there remains outstanding payments or expenditure obligations exceeding $250,000 in the aggregate;

(j)                                    made any change in accounting methods, principles or practices or changed any of the assumptions underlying, or methods of calculating, any bad debt, contingency or other reserve;

(k)                                 made any loan to any Person outside the ordinary course of business;

(l)                                     made any change in its trade payables and trade receivables and other credit, collection and payment policies, including without limitation (i) acceleration of collections or receivables (including through the use of discounts for early payment, requests for early payment or otherwise) and (ii) failure to pay payables when due or delay in payment of payables compared to past practices (including continuation of past practices with respect to early payment of payables to obtain the benefit of any payment discounts);

(m)                             settled any legal, judicial, administrative or arbitral proceedings, hearings, orders, investigations, audits, charges, complaints or claims that required payment in excess of $100,000 or imposed any limitation on the conduct of Holdings or any of its Subsidiaries;

(n)                                 increased the salary or hourly wage, bonus opportunity, incentive compensation, severance entitlement or other compensation or benefits other than increases in salary or hourly wages made in the ordinary course of business consistent with past practice;

(o)                                 accelerated, terminated, made modifications to, or canceled any Buyer Material Contract or any Contract that, if in effect as of the date of this Agreement, would have been a Buyer Material Contract or been informed that any other party thereto has done so;

(p)                                 encountered any labor union organizing activity or had any actual or overtly threatened employee strikes, work stoppages, slowdowns or lockouts;

(q)                                 adopted a plan or agreement of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other material reorganization;

(r)                                    authorized, agreed, resolved or committed to any of the foregoing; or

(s)                                   taken any action that if taken during the period from the date hereof until the Closing would constitute a breach of Section 6.1(c)(i).

5.8                               Real Property.

(a)                                 Section 5.8(a) of the Buyer Disclosure Schedule includes a list that is true, correct and complete as of the date of this Agreement of all real property leases, subleases, licenses or other agreements that permit occupancy pursuant to which Holdings or any of its Subsidiaries (as tenant, lessee, licensee or user) leases or otherwise has rights to use the real property described therein (together with any amendment or modification thereto, the “Buyer Real Property Leases,” and the properties leased thereunder, the “Buyer Leased Real Property”), identifying the lessor, lessee and address thereof.  The leasehold interests relating to the Buyer Real Property Leases are free and clear of all Liens, other than Buyer Permitted Liens.  As of the date of this Agreement, none of Holdings or any of its Subsidiaries have received any written notice from the other party to any Buyer Real Property Lease of the early termination or proposed early termination thereof (other than with respect to the termination of such lease at the applicable expiration date set forth in such Buyer Real Property Lease).

(b)                                 Section 5.8(b) of the Buyer Disclosure Schedule lists all real properties owned by Holdings or its Subsidiaries as of the date of this Agreement (the “Buyer Owned Real Property”).  Holdings and its Subsidiaries, as applicable, have good and valid fee title to the Buyer Owned Real Property free and clear of any Liens, except for Buyer Permitted Liens.  None of the Buyer Owned Real Property is subject to any right or option of any other Person to purchase or lease an interest in such Buyer Owned Real Property.

5.9                               Intellectual Property.

(a)                                 Section 5.9(a) of the Buyer Disclosure Schedule sets forth a true, correct and complete list as of the date of this Agreement of all patents, patent applications, trademark registrations and applications, copyright registrations and applications and domain name registrations, in each case, used by Holdings or any Subsidiary and material to the businesses of Holdings and its Subsidiaries as currently conducted.  Each of the Buyer Intellectual Property identified in Schedule 5.9(a) of the Buyer Disclosure Schedule is held and/or recorded in the name of Holdings or one of its Subsidiaries and, to the Knowledge of Buyer, is valid and enforceable, and all maintenance obligations that have come due have been paid.

(b)                                 Holdings or its Subsidiaries own or otherwise have a valid, legal right to use all material Intellectual Property used in connection with the business of Holdings or its Subsidiaries as currently conducted.

(c)                                  The operation of the business of Holdings and its Subsidiaries does not, as of the date of this Agreement, infringe or misappropriate any Intellectual Property of third parties in any material respect.  Except as set forth on Section 5.9(c) of the Buyer Disclosure Schedule, to the Knowledge of Buyer, no third party is infringing or misappropriating any Buyer Intellectual Property as of the date of this Agreement in any material respect.  No proceeding alleging misappropriation or infringement of the Intellectual Property of any Person is pending or, to the Knowledge of Buyer, threatened against Holdings or any of its Subsidiaries, as of the date of this Agreement.

(d)                                 Holdings has taken (and caused its Subsidiaries to take) commercially reasonable precautions to protect the confidentiality of its trade secrets.

5.10                        Contracts.

(a)                                 Section 5.10(a) of the Buyer Disclosure Schedule is a true and complete list, as of the date of this Agreement, of all of the following Contracts (other than any Buyer Plan) to which Holdings or its Subsidiaries is a party or by which they are bound (as amended or modified, the “Buyer Material Contracts”):

(i)                                     Contracts evidencing any obligations of Holdings or any of its Subsidiaries with respect to the issuance, sale, repurchase or redemption of any Equity Securities of Holdings or any of its Subsidiaries;

(ii)                                  all Buyer Real Property Leases that provide for annual payments to the landlord in excess of $300,000 by Holdings or any of its Subsidiaries;

(iii)                               all Buyer IP Agreements that are material to the operation of the businesses of Holdings and its Subsidiaries as currently conducted;

(iv)                              Contracts between a Buyer Professional Association, on the one hand, and Holdings or any of its Subsidiaries (other than Buyer Professional Associations), on the other hand;

(v)                                 leases of personal property under which Holdings or any of its Subsidiaries is the lessee and is obligated to make payments more than $500,000 per annum;

(vi)                              Contracts relating to any Proceeding involving Holdings or any of its Subsidiaries (A) entered into at any time during the last five (5) years that involve any payment in excess of $500,000 or that primarily involve any non-monetary rights or obligations or (B) under which obligations binding Holdings or its Subsidiaries remain outstanding;

(vii)                           Contracts relating to the acquisition or disposition of any Equity Securities or business line of Holdings or the Subsidiaries of Holdings entered into at any time during the last five (5) years or under which obligations binding Holdings or its Subsidiaries remain outstanding;

(viii)                        Contracts (other than real property leases solely restricting the use of real property) limiting the freedom of Holdings or any of its Subsidiaries to engage in any line of business, acquire any entity or compete with any Person or in any market or geographical area;

(ix)                              Contracts (A) providing for exclusivity, preferred treatment or any similar requirement, (B) containing a “requirements” obligation requiring Holdings or any of its Subsidiaries to purchase a designated portion of any type of material, product or other supplies, (C) with a “most favored nations” clause or other similar provision, (D) containing a warranty of fitness for a particular purpose or (E) with take-or-pay obligations;

(x)                                 Contracts involving a joint venture or partnership or involving the sharing of profits, losses, costs or liability by Holdings with any other Person;

(xi)                              Contracts, mortgages, indentures, notes, bonds or other agreements for or relating to the incurrence or existence of indebtedness for borrowed money, or the making of any loans to another Person or granting of Liens on any property or asset of Holdings or any of its Subsidiaries in an amount in excess of $250,000;

(xii)                           Contracts containing restrictions with respect to payment of dividends or any other distributions in respect of the capital stock or other equity interests of Holdings or any of its Subsidiaries;

(xiii)                        Contracts (other than customer Contracts) with Governmental Authorities; and

(xiv)                       any Contract not otherwise listed above involving reasonably anticipated payments to or from Holdings or any of its Subsidiaries in excess of $2,500,000 per annum.

(b)                                 Status of Buyer Material Contracts.  All Buyer Material Contracts are valid, binding and in full force and effect and enforceable by Holdings or its Subsidiaries as applicable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.  As to each Buyer Material Contract, Holdings or the applicable Subsidiary of Holdings, and to the Knowledge of Buyer, the other parties to such Buyer Material Contract, have fulfilled and performed in all material respects its obligations under such Buyer Material Contract and there does not exist thereunder as of the date of this Agreement any material breach or default on the part of Holdings or any of its Subsidiaries or, to the Knowledge of the Buyer, any other party to such Buyer Material Contract.  No written notice has been received by Holdings or any of its Subsidiaries of any default under or termination or threatened termination of any Buyer Material Contract.

5.11                        Compliance with Laws.

(a)                                 Except as set forth on Section 5.11(a)(i) of the Buyer Disclosure Schedule, Holdings and its Subsidiaries are and, during the last five (5) years, have been in compliance with all Laws that are applicable to them or the conduct or operation of their business or the ownership or use of any of their assets.  Except as set forth on Section 5.11(a)(i) of the Buyer Disclosure Schedule, during the last five (5) years, neither Holdings nor any of its Subsidiaries has been charged by a Governmental Authority with a material violation of any Law and no notice has been received by Holdings or any of its Subsidiaries from any Governmental Authority alleging a material violation of or liability or potential responsibility under any Law.   Except as set forth on Section 5.11(a)(i) of the Buyer Disclosure Schedule, Holdings and each Subsidiary of Holdings (i) owns, holds or possesses all permits, licenses, franchises, privileges, immunities, orders, approvals and other authorizations from Governmental Authorities that are used or necessary to entitle Holdings and the Subsidiaries of Holdings to own or lease, operate and use their assets and to carry on and conduct their business substantially as currently conducted (collectively, the “Buyer Permits”), and (ii) has fulfilled and performed its obligations under the Buyer Permits, in each case of clauses (i) and (ii), except to the extent the failure to own, hold or possess a Buyer Permit or fulfill or perform obligations thereunder would not, individually or in the aggregate, reasonably be expected to be material to Holdings and its Subsidiaries taken as a whole.  Section 5.11(a)(ii) of the Buyer Disclosure Schedule lists each material Buyer Permit in effect as of the date of this Agreement.

(b)                                 Neither Holdings, nor any of its Subsidiaries nor, to the Knowledge of Buyer, any director, officer, agent or employee of Holdings or any of its Subsidiaries has directly or indirectly violated any applicable Law, rule or regulation of any Governmental Authority (including the Foreign Corrupt Practices Act of 1977, as amended) related to any illegal contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other improper payment to any Person, regardless of form, whether in money, property, or services.  None of Holdings nor any of its Subsidiaries, nor any of their directors, officers or employees, nor any person acting for, at the direction, or on behalf of any of them has been or is designated on, or is owned or controlled by any party that has been or is designated on, any list of restricted parties maintained by any Governmental Authority, including the U.S. Department of the Treasury, Office of Foreign Assets Control’s Specially Designated Nationals and Blocked Persons List, the U.S. Department of Commerce’s Denied Persons List or Entity List, the Debarred List maintained by the U.S. Department of State, or the List of Excluded Individuals and Entities maintained by the Office of Inspector General of the U.S. Department of Health and Human Services. Neither Holdings, nor any of its Subsidiaries nor, to the Knowledge of Buyer, any director, officer, agent or employee of Holdings or any of its Subsidiaries (i) has made, paid or received any unlawful bribes, kickbacks or other similar payments, (ii) has made or paid any contributions, directly or indirectly, to a foreign political party or candidate or (iii) has made or paid any contributions, directly or indirectly, to a domestic political party or candidate that was not in compliance with applicable Laws.

5.12                        Environmental Matters.

(a)                                 Holdings and its Subsidiaries are and for the past five (5) years have been in compliance in all material respects with all applicable Environmental Laws, except for such noncompliance that has been fully and finally resolved.

(b)                                 Holdings and its Subsidiaries have obtained and possess all material permits, licenses, authorizations, registrations and other governmental consents required by applicable Environmental Laws (collectively referred to as “Buyer Environmental Permits”) and are and for the past five (5) years have been in compliance in all material respects with the terms and conditions of such Buyer Environmental Permits, except for such failure to obtain or failure to comply that has been fully and finally resolved.

(c)                                  Neither Holdings nor any of its Subsidiaries has received written notice of any Proceeding or notice of potential responsibility alleging liability under any Environmental Law, except for such Proceedings that have been fully and finally resolved.

(d)                                 There has been no Release of or exposure to Hazardous Materials by Holdings or any of its Subsidiaries or, to the Knowledge of Buyer, any other Person at any real property currently owned, leased or operated by Holdings or any of its Subsidiaries or at any real property formerly owned, operated or leased by Holdings or any of its Subsidiaries (during the time owned, leased or operated by Holdings or any of its Subsidiaries), in each case that would reasonably be expected to result in Holdings any of its Subsidiaries incurring any material liability or obligation pursuant to Environmental Law.

(e)                                  Neither Holdings nor any of its Subsidiaries has assumed by Contract the liability of any other Person pursuant to Environmental Law.

(f)                                   Buyer has provided or made available to Seller copies of all material environmental reports of investigations, audits, site assessments, risk assessments and sampling reports in their possession or reasonable control and material to an understanding of the environmental liabilities of the Buyer or any of its Subsidiaries.

5.13                        Litigation.

Except as set forth in Section 5.13(a) of the Buyer Disclosure Schedule, as of the date of this Agreement, there are no, and in the last five (5) years there have been no Proceedings pending or, to the Knowledge of Buyer, threatened, involving Holdings or any of its Subsidiaries or their respective properties or business, at Law or in equity or before any Governmental Authority, involving more than $250,000 individually or $5,000,000 in the aggregate, or primarily seeking non-monetary relief.  Neither Holdings nor any of its Subsidiaries is as of the date of this Agreement subject to any Order arising from any Proceeding, and, to the Knowledge of Buyer, no event has occurred or circumstances exist that could give rise to or serve as a basis for the commencement of any material Proceeding against, related to or affecting Holdings, its Subsidiaries or their business, operations or assets.  Except as set forth in Section 5.13(b) of the Buyer Disclosure Schedule, Holdings and its Subsidiaries are fully insured or indemnified with respect to each of the pending matters set forth on Section 5.13(a) of the Buyer Disclosure Schedule.

5.14                        Personnel Matters.

(a)                                 Except as set forth in Section 5.14(a) of the Buyer Disclosure Schedule, as of the date of this Agreement, there are no written claims, disputes, actions, grievances, complaints, lawsuits, disciplinary actions, governmental audits or investigations pending or threatened in writing, by, between, on behalf of, or relating to Holdings or any of its Subsidiaries and any director, officer or employee of Holdings or its Subsidiaries, or otherwise relating to or arising under any laws governing labor, employment or employment practices.

(b)                                 True and complete copies of all material written employee policies and employee manuals of Holdings and its Subsidiaries that are effective as of the date of this Agreement have been made available to Seller.

(c)                                  Neither Holdings nor any of its Subsidiaries has ordered or implemented any plant closing, mass layoff or other action that required the issuance of notice under WARN or any similar state or local law during the past five (5) years, and no such action is currently planned or anticipated.

(d)                                 Neither Holdings nor any of its Subsidiaries has received oral or written notice from any officer, executive or management-level employee that such individual has any plan or intends to terminate employment with or services with Holdings or any of its Subsidiaries.

5.15                        Labor Matters.

(a)                                 Neither Holdings nor any of its Subsidiaries (i) is a party to or otherwise bound by any collective bargaining agreements or other agreements with any labor organization or union or other employee organization (and no such agreement is currently being requested by, or is under discussion by management with, any such union or labor organization, employee or others) or (ii) is obligated by, or subject to, any order of or settlement agreement or consent decree with the National Labor Relations Board, the U.S. Department of Labor, the U.S. Equal Employment Opportunity Commission, or other similar agency, board or administration, or any unfair labor practice decision.

(b)                                 Neither Holdings nor any of its Subsidiaries is a party or subject to any pending or, to the Knowledge of Buyer, threatened unfair labor practice charge, complaint or proceeding, or any grievance arbitration or proceeding with respect to claims by or on behalf of, or obligations of, any employee or group of employees.  Neither Holdings nor any of its Subsidiaries has received any notice that any election petition, demand for recognition or labor representation request is pending or is threatened with respect to any employees of Holdings or any of its Subsidiaries.  No strike, lockout, slowdown, work stoppage or labor dispute is pending or, to the Knowledge of Buyer, threatened against Holdings or any Subsidiary.

(c)                                  Except as set forth in Section 5.15(c) of the Buyer Disclosure Schedule, each of Holdings and its Subsidiaries is, and during the past five (5) years has been, in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including but not limited to all Laws concerning the terms and conditions of employment, wages and hours, fair employment practices, work place safety and health, immigration, the proper classification and treatment of employees as exempt or non-exempt under the Fair Labor Standards Act and similar Laws, and the proper classification and treatment of any independent contractor who has in the past or currently provides services to Holdings or any Subsidiary.

5.16                        Employee Benefits.

(a)                                 Section 5.16(a) of the Buyer Disclosure Schedule lists all material Buyer Plans effective as of the date of this Agreement (which includes, without limitation, each retirement, pension, change in control or transaction bonus, equity or equity-based, deferred compensation, retention and severance plan, program, agreement or arrangement).  For purposes of this Agreement, “Buyer Plan” means (i) each “employee benefit plan” (as defined in Section 3(3) of ERISA) and (ii) each other bonus, stock option, stock purchase, other equity-based, profit sharing, savings, disability, incentive, deferred compensation, retirement, pension, severance, retention, pension, change in control, transaction bonus, employment, consulting, medical, dental, vision, disability, insurance, time off, fringe benefit or other similar plan, program, agreement or arrangement maintained or contributed to, or required to be contributed, by Holdings or any of its Subsidiaries or any Buyer ERISA Affiliate, for the benefit of any current or former employee, officer, director or individual consultant of Holdings or any of its Subsidiaries, or with respect to which Holdings or any of its Subsidiaries has any actual or contingent liability.

(b)                                 Each Buyer Plan has been maintained, operated and administered in compliance in all material respects with its terms, all applicable Laws (including ERISA and the Code) and any collective bargaining or other agreement entered into with a union or labor organization.

(c)                                  None of Holdings, any Subsidiary of Holdings or any Buyer ERISA Affiliate contributes to, is required to contribute to, or has any liability (whether actual or contingent) with respect to any (i) multiemployer plan, as defined in Section 3(37) of ERISA, or (ii) employee benefit plan (within the meaning of Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 412 or Section 430 of the Code.  Neither Holdings nor any of its Subsidiaries has incurred any material liability under Title IV of ERISA that has not been satisfied in full.

(d)                                 Each Buyer Plan intended to qualify under Section 401(a) of the Code is the subject of a favorable determination, opinion or advisory letter from the IRS with respect to its qualified status, and no event or circumstance has occurred that would materially and adversely affect such qualified status.

(e)                                  There are no pending or, to the Knowledge of Buyer, threatened audits, actions, proceedings or Litigations involving any Buyer Plan (other than routine claims for benefits by individuals in the ordinary course of operating the Buyer Plans).

(f)                                   Each Buyer Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code, complies in all material respects in both form and operation with the requirements of Section 409A of the Code so that no amount paid pursuant to any such Buyer Plan is subject to tax under Section 409A of the Code.

(g)                                  No Buyer Plan provides death, medical, dental, vision, life insurance or prescription drug benefits beyond termination of service or retirement other than coverage mandated by law and neither Holdings, any of its Subsidiaries or any Buyer ERISA Affiliate has made a written representation promising the same.

(h)                                 Neither the execution of, nor the performance of the transactions contemplated by, this Agreement will, either alone or in connection with any other event, (i) result in any payment becoming due to any current or former employee, director, officer, or independent contractor of Holdings or any Subsidiary thereof, (ii) increase any amount of compensation or benefits otherwise payable under any Buyer Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Buyer Plan, (iv) require any contribution or payment to fund any obligation under any Buyer Plan or (v) limit the right to merge, amend or terminate any Buyer Plan.

(i)                                     Neither the execution of, nor the consummation of the transactions contemplated by this Agreement, either alone or when combined with the occurrence of any other event) will result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Code Section 280G) of any payment or benefit that is or could be characterized as a “parachute payment” (within the meaning of Code Section 280G), determined without regard to the application of Code Section 280G(b)(5).

(j)                                    None of Holdings, any Subsidiary of Holdings or any Buyer ERISA Affiliates, nor to the Knowledge of Buyer, any fiduciary, trustee or administrator of any Buyer Plan, has engaged in, or in connection with the transactions contemplated by this Agreement will engage in, any transaction which would subject any Buyer Plan, Holdings, any Subsidiary of Holdings or Buyer ERISA Affiliates to a material tax, penalty or liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.

5.17                        Taxes and Tax Matters.

(a)                                 All income Tax Returns and all other material Tax Returns required to be filed by Holdings, any of its Subsidiaries or any Buyer Professional Association have been duly and timely filed (taking into account applicable extensions) and all such Tax Returns are true, correct and complete in all material respects.  Holdings, each of its Subsidiaries and the Buyer Professional Associations have paid (or caused to be paid) all material Taxes that are due and payable (other than Taxes that are being contested in good faith and are reserved for in accordance with GAAP in the Buyer Financial Statements).

(b)                                 As of the date of this Agreement, there is no material action, suit, proceeding, audit, investigation or claim pending or, to the Knowledge of Buyer, threatened in writing in respect of any Taxes for which Holdings, any Subsidiary or any Buyer Professional Association is or may become liable, nor has any material deficiency or claim for any such Taxes been proposed, asserted or, to the Knowledge of Buyer, threatened in writing.

(c)                                  Except as set forth in Section 5.17(c) of the Buyer Disclosure Schedule, neither Holdings nor any of its Subsidiaries nor any Buyer Professional Association is subject to any Contract or agreement relating to the sharing, allocation or payment of, or indemnity for, any Taxes.  For the purposes of this Section 5.17(c), the following Contracts shall be disregarded:  (i) commercially reasonable Contracts not primarily related to Taxes providing for the allocation or payment of real property Taxes attributable to real property leased or occupied by Holdings or its Subsidiaries and (ii) commercially reasonable Contracts not primarily related to Taxes providing for the allocation or payment of personal property Taxes, sales or use Taxes or value added Taxes with respect to personal property leased, used, owned, purchased or sold in the ordinary course of business.

(d)                                 Holdings, each of its Subsidiaries and each Buyer Professional Association have complied in all material respects with all rules and regulations relating to the withholding of Taxes.

(e)                                  There are no liens for Taxes upon any of the assets of Holdings or any of its Subsidiaries or any Buyer Professional Association other than Buyer Permitted Liens.

(f)                                   Neither Holdings nor any of its Subsidiaries nor any Buyer Professional Association has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than as a result of extending the due date of a Tax Return in the ordinary course of business), which waiver or extension is still in effect.

(g)                                  No unresolved written claim has been made by any Taxing Authority in a jurisdiction where Holdings or any of its Subsidiaries or any Buyer Professional Association does not file Tax Returns that any such Holdings, Subsidiary or Buyer Professional Association is or may be subject to taxation by that jurisdiction.

(h)                                 Neither Holdings nor any of its Subsidiaries nor any Buyer Professional Association (i) has ever been a member of an affiliated group or filed or been included in a combined, consolidated or unitary income Tax Return (other than, in the case of Holdings and its Subsidiaries, any such Tax Return of any Buyer Group) or (ii) has incurred any liability for Taxes of another Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law).

(i)                                     Neither Holdings nor any of its Subsidiaries nor any Buyer Professional Association has engaged in any transaction that, as of the date of this Agreement, is a “listed transaction” under Section 1.6011-4(b)(2) of the Treasury Regulations.

(j)                                    Neither Holdings nor any of its Subsidiaries nor any Buyer Professional Association has distributed the stock of another entity or has had its stock distributed by another entity in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(k)                                 Neither Holdings nor any of its Subsidiaries nor any Buyer Professional Association will, following the Closing, have any material liability for Taxes as a result of any (A) “closing agreement” as described in Section 7121 of the Code (or any comparable provision of Law in any jurisdiction) executed on or prior to the Closing Date, (B) installment sale or open transaction disposition made on or prior to the Closing Date, (C) prepaid amount received on or prior to the Closing Date, (D) election under Section 108(i) of the Code, or (E) adjustment pursuant to section 481(a) of the Code (or any predecessor provision) or any similar provision of state, local, or non-U.S. Tax Law by reason of any change in accounting methods on or prior to the Closing Date.

(l)                                     There are no material claims pending, or to the Knowledge of Buyer, threatened in writing against Holdings or any of its Subsidiaries under any applicable Law related to escheat, abandoned or unclaimed property.

(m)                             Except as set forth in Section 5.17(m) of the Buyer Disclosure Schedule, the net operating loss carryforwards for U.S. federal income tax purposes of Holdings as set forth on Section 5.17(m) of the Buyer Disclosure Schedules, are correct and are not subject to any limitation under Sections 382 or 384 of the Code, or otherwise (other than limitations incurred in connection with the transactions effected pursuant to this Agreement).

5.18                        Insurance.

Each of Holdings and its Subsidiaries maintains general liability, professional liability, fire, casualty, motor vehicle, workers’ compensation, and other types of insurance which is in full force and effect and, to the Knowledge of Buyer, comprised of the types and in the amounts customarily carried by businesses of similar size in the same industry.  Section 5.18 of the Buyer Disclosure Schedule contains a complete list of all such insurance policies owned or held by Holdings or its Subsidiaries as of the date of this Agreement.  All premiums with respect to such insurance policies covering all periods up to and including the date hereof have been paid in full.  Neither Holdings nor any of its Subsidiaries have received (a) a written notice that would reasonably be expected to be followed by a written notice of cancellation, termination or non-renewal of any insurance policy, (b) any notice of denial of coverage or reservation of rights with respect to any pending or threatened claims against any insurance policy, (c) any notice that any issuer of an insurance policy has filed for protection under applicable bankruptcy or insolvency laws or is otherwise in the process of liquidating or has been liquidated, or (d) any other indication that any insurance policy may no longer be in full force or effect.  Since the Buyer Current Balance Sheet Date, neither Holdings nor any of its Subsidiaries have been refused any insurance nor has such coverage been limited.

5.19                        Healthcare Regulatory Matters.

(a)                                 No Federal Actions or Agreements.  Neither Holdings nor any of its Subsidiaries (A) are currently a party to a corporate integrity agreement with the Office of the Inspector General of the Department of Health and Human Services or any similar agreement with any other federal or state Governmental Authority relating to alleged noncompliance with any applicable Healthcare Laws, (B) has reporting obligations pursuant to any settlement agreement entered into with any Governmental Authority relating to alleged noncompliance with any applicable Healthcare Laws, (C) is a defendant to any pending and unsealed qui tam/false claims act litigation either at a federal or state level relating to alleged noncompliance with any applicable Healthcare Laws, or (D) has been served with or received any search warrant, subpoena, civil investigation demand, or written notice by or from any Governmental Authority alleging that Holdings or any of its Subsidiaries is currently in violation of any applicable Healthcare Laws.

(b)                                 Regulatory Reports.  Holdings and its Subsidiaries have timely filed all material reports, data, statements, contracts, documents, registrations, filings or submissions required by Healthcare Laws to be filed by them with any Governmental Authority.  Except as would not have a Buyer Material Adverse Effect, all such registrations, filings and submissions of Holdings and its Subsidiaries were complete, and in compliance with Healthcare Laws when filed or as amended or supplemented, and no material deficiencies or liabilities have been asserted in writing by any Governmental Authority with respect to such registrations, filings or submissions that have not been satisfied.

(c)                                  Conduct of Business.

(i)                                     The Buyer Management Sub and Buyer Professional Associations.  Except as set forth in Section 5.19(c) of the Buyer Disclosure Schedule or as would not have a Buyer Material Adverse Effect, (1) each Buyer Management Sub has been and currently is in compliance with all Healthcare Laws applicable to the management, administrative and other services being furnished by the Buyer Management Sub to the Buyer Professional Associations and (2) each of the Buyer Professional Associations has been and currently is in compliance with all Healthcare Laws applicable to its medical practice and its usage of the premises in which the Buyer Professional Association is located.  Except as set forth in Section 5.19(c) of the Buyer Disclosure Schedule or for routine matters which have been resolved to the Governmental Authority’s satisfaction, none of the Buyer Professional Associations and no Buyer Management Sub have received any written notice, citation, suspension, revocation, limitation, warning or request issued by a Governmental Authority which alleges or asserts that such Person has violated any Healthcare Laws in any material respect.

(ii)                                  Buyer and its Subsidiaries.  Except as set forth in Section 5.19(c) of the Buyer Disclosure Schedule or as would not have a Buyer Material Adverse Effect, Holdings and each of the Subsidiaries (other than the Buyer Professional Associations and the Buyer Management Subs) have been and currently are in compliance with all Healthcare Laws applicable to their respective business, activities and services.  Except as set forth in Section 5.19(c) of the Buyer Disclosure Schedule or for routine matters which have been resolved to the Governmental Authority’s satisfaction, none of Holdings or its Subsidiaries (other than the Buyer Professional Associations and the Buyer Management Subs) have received any written notice, citation, suspension, revocation, limitation, warning or request issued by a Governmental Authority which alleges or asserts that such Person has violated any Healthcare Laws in any material respect.

(d)                                 Medical Licenses.

(i)                                     Holdings and its Subsidiaries possess the necessary material licenses, permits, certificates, approvals, registrations, grants, accreditations or authorizations used in or for any of their respective businesses, activities or services, including Medicare provider numbers and National Provider Identification numbers, but excluding any of the foregoing that relate solely to real property (collectively, the “Buyer Medical Licenses”).  Section 5.19(d)(i) of the Buyer Disclosure Schedule contains a list that is complete and accurate as of the date of this Agreement, of each material Buyer Medical License that is owned, held or possessed by Holdings or any of its Subsidiaries.  The Buyer Medical Licenses of Holdings and its Subsidiaries are valid and in full force and effect.  There are no written notifications from Governmental Authorities to Holdings or its Subsidiaries (other than the Buyer Professional Associations) and, to the Knowledge of Buyer, the Buyer Professional Associations, and no pending or, to the Knowledge of Buyer, threatened proceedings which if adversely determined would result in the termination, revocation, modification, limitation, restriction or impairment of any of the Buyer Medical Licenses.

(ii)                                  To the Knowledge of Buyer, each medical or allied health professional who is an employee or independent contractor providing professional services to or through Holdings or any of its Subsidiaries (each a “Buyer Professional Employee”) holds the professional license (a “Buyer Professional License”) that is necessary for such Buyer Professional Employee to carry out his/her duties on behalf of Holdings or its Subsidiaries, and each such Buyer Professional License is valid and in full force and effect.

(e)                                  Program Participation; Exclusion.  Each of Holdings and its Subsidiaries meet all requirements for participation in, and receipt of payment from, the Programs in which each Person currently participates or treats beneficiaries.  None of Holdings, its Subsidiaries or, to the Knowledge of Buyer, any of their respective officers, directors or managing employees, has:  (i) had a civil monetary penalty assessed against it under §1128A of the Social Security Act; (ii) been excluded from participation in any Program; or (iii) been convicted (as that term is defined in 42 C.F.R. § 1001.2) of any of the categories of offenses as described in the Social Security Act § 1128(a) and (b)(1), (2), (3) or any regulations promulgated thereunder.

(f)                                   HIPAA.  Each of Holdings and its Subsidiaries which is a covered entity pursuant to HIPAA and HIPAA’s accompanying transaction set, privacy, and security regulations, is (i) in compliance, in all material respects, with the standard transaction, privacy, security and breach notification requirements established by HIPAA; and (ii) as required by applicable Laws has developed and has implemented appropriate policies and procedures and training programs to ensure current, and ongoing compliance, in all material respects, with HIPAA’s privacy, security and breach notification regulations and state privacy and security Law.  In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of Personal Information, Holdings and its Subsidiaries are and in the past three (3) years have been in compliance, in all material respects, with all applicable Laws in all relevant jurisdictions, Holdings’ privacy policies, and the requirements of any contract or codes of conduct to which Holdings or its Subsidiaries are a party.  Holdings and its Subsidiaries are and in the past five (5) years have been in compliance in all material respects with all Laws relating to data loss, theft and breach of security notification obligations.  To the Knowledge of Buyer, there has been no unauthorized access to or other misuse of any personally identifiable information that has been gathered or accessed in the course of the operations of Holdings or its Subsidiaries.

(g)                                  Reimbursement Matters.  Neither Holdings nor its Subsidiaries have submitted any claim for payment to any Program in violation of any Laws relating to false claim or fraud, including, without limitation, the Federal False Claim Act, 31 U.S.C. § 3729, or any applicable state false claim or fraud Law.  Except as disclosed on Section 5.19(g) of Buyer Disclosure Schedule, for the previous five (5) years, (i) neither Holdings nor its Subsidiaries have received any written notice of material denial of payment or material overpayment from a Program with respect to items or services provided by Holdings and/or its Subsidiaries, (ii) to the Knowledge of Buyer, there is no basis for the assertion after the Closing of any such material denial or material overpayment claim, and (iii) neither Holdings nor its Subsidiaries have received written notice from a Program of any pending or threatened Proceedings specifically with respect to, or arising out of, items or services provided by Holdings or its Subsidiaries.

5.20                        Assets.

(a)                                 Holdings or the applicable Subsidiary of Holdings has good, clear and marketable title to all material personal, tangible and intangible property and assets they own or possess (whether pursuant to a lease, license or otherwise) (the “Buyer Assets”), including those reflected on the Buyer Current Balance Sheet as being owned, and all of the Buyer Assets thereafter acquired by Holdings or any Subsidiary of Holdings (except to the extent that such Buyer Assets have been disposed of after the Buyer Current Balance Sheet Date in the ordinary course of business consistent with past practice), free and clear of all Liens other than Buyer Permitted Liens.

(b)                                 The Buyer Assets (including intangibles), taken as a whole, will constitute as of the Closing Date all the properties, assets and rights which are sufficient, in all material respects, for Holdings and its Subsidiaries to conduct their respective businesses after the Closing in substantially the same manner as currently conducted.

5.21                        Related Party Transactions.

Section 5.21 of the Buyer Disclosure Schedule sets forth all Contracts (other than Contracts relating to employment set forth on Section 5.16(a) of the Buyer Disclosure Schedule) as of the date of this Agreement between Holdings or any of its Subsidiaries, on the one hand, and any (a) Buyer Related Party, or (b) Person in which any director, officer or employee of Holdings has a material economic interest (except for the ownership of less than 5% of the outstanding common stock of a publicly-traded corporation), on the other hand.  No Buyer Related Party has any material interest in any property used by Holdings or any of its Subsidiaries.

5.22                        Financial Capacity.

Holdings has provided Seller with a true and complete copy of (a) the debt commitment letter, dated as of the date of this Agreement (such letter, together with all annexes and exhibits attached thereto, the “Debt Commitment Letter”) from JPMorgan Chase Bank, N.A. (the “Commitment Party”) pursuant to which the Commitment Party has agreed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein for the purposes of financing the Contemplated Transactions, related fees and expenses to be incurred by Holdings, Newco or Buyer in connection therewith and for the other purposes set forth therein (the “Debt Financing”) and (b) the associated fee letters (subject to redaction of fee amounts and certain other terms that would not reduce the aggregate amount or affect the conditionality of the Debt Financing) (the “Fee Letters”).  None of the Debt Commitment Letter have been amended or modified prior to the date hereof.  As of the date of this Agreement, (i) each Debt Commitment Letter is in full force and effect, constitutes the valid and binding obligation of Buyer and, to the Knowledge of Buyer, each of the other parties thereto, in each case in accordance with their terms (except as limited by (x) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (y) general principles of equity), (ii) the respective commitments contained therein have not been withdrawn or rescinded in any respect, and (iii) there are no conditions precedent or other contingencies relating to the funding of the full amount of the proceeds covered thereby, except as stated in the Debt Commitment Letter and the Fee Letters.  Other than the Debt Commitment Letter and the Fee Letters, there are no side letters or other contracts or arrangements setting forth conditions precedent or other contingencies related to the funding of the full amount of the Debt Financing to which Buyer or any of its Affiliates are a party.  As of the date of this Agreement, there are no conditions precedent or other contingencies related to the funding of the Debt Financing other than as expressly set forth in the Debt Commitment Letter and the Fee Letters.  Assuming (1) the satisfaction of the conditions in Section 7.1 hereof and Section 7.3 hereof, and (2) completion of the Marketing Period, Buyer will have at the Closing sufficient funds to consummate the Contemplated Transactions, to perform its obligations hereunder (including all payments to be made by it in connection herewith) and to pay all expenses of Buyer related to this Agreement and the Contemplated Transactions.  As of the date of this Agreement, Buyer has no reason to believe that it will be unable to satisfy any condition to the Debt Financing set forth in the Debt Commitment Letter on a timely basis or that the Debt Financing will not be available to the Buyer at the Closing, including any reason to believe on the date of this Agreement that the Commitment Party will not perform its funding obligations under the Debt Commitment Letter in accordance with their respective terms and conditions.

5.23                        No Brokers.

None of Holdings or any of its Subsidiaries has employed or retained any broker, finder or agent to act on their behalf in connection with this Agreement or the Contemplated Transactions, or incurred any liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement or the Contemplated Transactions.

5.24                        Investment Intent.

Buyer is acquiring the shares of Common Stock to be purchased under this Agreement for its own account for investment, without a view to resale or distribution thereof in violation of federal or state securities Laws and with no present intention of distributing or reselling any part thereof.

5.25                        Investigation.

Holdings is knowledgeable about the industry in which the Company and its Subsidiaries operate and the Laws applicable to the businesses and operations of the Company and its Subsidiaries, and is experienced in the acquisition and management of businesses.

Holdings has been afforded reasonable access to the books and records, facilities and personnel of the Company and its Subsidiaries for purposes of conducting a due diligence investigation of the Company and its Subsidiaries.  Holdings has conducted a reasonable due diligence investigation of the Company and its Subsidiaries.

5.26                        No Inducement or Reliance; Independent Assessment.

(a)                                 Holdings has not been induced by and has not relied upon any representations or warranties whether express or implied, made by the Company, Seller (or their Affiliates, officers, directors, employees, agents or representatives) that are not expressly set forth in this Agreement or the Company Disclosure Schedule, whether or not any such representations or warranties were made in writing or orally.

(b)                                 Except as expressly made by the Company or Seller in this Agreement or the Company Disclosure Schedule, Holdings acknowledges that none of the Company, the Subsidiaries of the Company, Seller or their respective Affiliates, officers, directors, employees, agents or representatives makes, will make or has made any representation or warranty, express or implied, as to the prospects of the Company or its profitability for Holdings, or with respect to any forecasts, projections or business plans made available to Holdings (or its Affiliates, officers, directors, employees, agents or representatives) in connection with Holdings’ review of the Company and its Subsidiaries.

ARTICLE VI
Covenants

6.1                               Conduct of the Parties.

(a)                                 General.  Except (i) to the extent required by applicable Law, (ii) as otherwise permitted or required by this Agreement, (iii) as set forth in Section 6.1(a) of the Company Disclosure Schedule or Section 6.1(a) of the Buyer Disclosure Schedule, as applicable, or (iv) as consented to in writing by the other party (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date hereof to the Closing Date, the Company and Holdings shall each, and shall cause each of its Subsidiaries to, conduct its business and operations in the ordinary course, consistent with past practice (x) use commercially reasonable efforts to maintain its assets and properties and to preserve its current relationships and goodwill with customers, employees, suppliers and others having business dealings with it, (y) maintain its books and records in the usual, regular and ordinary manner, on a basis consistent with past practice, and (z) use commercially reasonable efforts to preserve the goodwill and ongoing operations of its business.  Nothing in this Section 6.1 or otherwise in this Agreement shall limit or restrict the ability of the Company to use available Company Cash held by the Company and its Subsidiaries to make distributions to Seller prior to the delivery of the Estimated Company Closing Balance Sheet and the Estimated Company Closing Statement pursuant to Section 2.4(a) using whatever means available including dividends, intercompany transfers or other distributions.

(b)                                 Particular provisions applicable to the Company.  Without limiting the generality of Section 6.1(a), except (w) to the extent compelled or required by applicable Law,

(x) as otherwise expressly permitted or required by this Agreement, (y) as set forth in Section 6.1(b) of the Company Disclosure Schedule, or (z) as consented to in writing by Holdings (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date hereof to the Closing Date, the Company shall not, and shall cause each of its Subsidiaries not to:

(i)                                     modify or amend any of the Company Charter Documents;

(ii)                                  issue, or authorize the issuance of, any of its Equity Securities;

(iii)                               split, combine, redeem or reclassify, or purchase or otherwise acquire any of its Equity Securities;

(iv)                              declare or pay any non-cash dividend or make any non-cash distribution in respect of any of its Equity Securities or purchase or redeem any of its Equity Securities;

(v)                                 incur any Company Indebtedness, except (x) for working capital borrowings incurred in the ordinary course of business, (y) capital leases (that are governed by Section 6.1(b)(xvii)), or (z) as listed in Section 6.1(b)(v) of the Company Disclosure Schedule;

(vi)                              enter into or amend or modify in any material respect any Company Material Contract outside of the ordinary course of business consistent with past practice, or enter into any Contract (other than real property leases solely restricting the use of real property) that purports to limit, curtail or restrict the kinds of businesses which it may conduct, or the geographic areas in which, or the Persons with whom, it can compete;

(vii)                           acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, any Person or business or division thereof other than acquisitions of medical clinics or practices consistent with past practice that provide for a total financial commitment of the Company and/or any of its Subsidiaries not exceeding $2,500,000 per acquisition (or series of related acquisitions);

(viii)                        divest, sell or otherwise dispose of, abandon or permit to lapse, or encumber any of its material assets (including Equity Securities), other than the sales of inventory, products or services in the ordinary course of business consistent with past practice;

(ix)                              adopt a plan or agreement of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other material reorganization;

(x)                                 amend or terminate, in any material respect, any Company Plan, or establish or adopt any plan, arrangement or agreement that would be a material Company Plan (including without limitation any change of control, retention, deferred compensation, equity or equity-based or severance plan, program or arrangement (other than severance arrangements for newly hired or promoted employees that are consistent in all material respect with severance arrangements of similarly situated employees of the Company on the date hereof as made available to Holdings)) if it were in effect on the date hereof, except for (A) Contracts with employees performing non-management, clinical functions which may be amended or terminated in the ordinary course of business consistent with past practice, (B) the Retention Program, (C) administering the LTIP in the ordinary course (including setting the performance goals for 2018), it being understood that no new participants shall be admitted to the LTIP, or (D) to the extent required by Law;

(xi)                              except as required by the terms of any Company Plan as in effect as of the date of this Agreement or pursuant to the Retention Program, increase the rate of compensation, commission, bonus opportunity, or other direct or indirect remuneration or other benefits payable, or agree to pay, conditionally or otherwise, any bonus, incentive, retention, change in control payment or other compensation to any current or former employee, officer, director or individual consultant of the Company or any of its Subsidiaries, other than increases in base salary or hourly wages in the ordinary course of business consistent with past practice for (A) employees performing non-management, clinical functions that are less than 5% per employee and (B) other non-officer employees that are less than 3% per employee, in each case that are not material, in the aggregate, to the Company and its Subsidiaries;

(xii)                           hire (A) any officer or (B) any other employee whose aggregate annualized compensation is expected to exceed $100,000 (other than employees performing non-management, clinical functions), except to fill any currently existing position that is vacant as of the date of this Agreement or that becomes vacant after the date of this Agreement if (X) the newly hired employee is provided compensation and benefits and other terms for such position consistent with past practice, and in any event no more favorable to the newly hired employee than those provided to his or her predecessor in such position and (Y) the Company provides Holdings with notice of such hiring (including details of the compensation and benefits and material other terms) no later than three (3) Business Days following any such hiring;

(xiii)                        (A) make any payments under the Incentive Plans or the LTIP outside the ordinary course of business consistent with past practice, or (B) except as permitted by Section 6.1(b)(x)(C), adopt any new incentive plan or commence any new performance period under an existing incentive plan, in either case set forth in this clause (B), with respect to any person who is party to a Contract set forth on Schedule 1.1(a) (it being understood that nothing in this Section 6.1(b)(xiii) shall limit the ability of the Company to make payments due under any Contract set forth on Schedule 1.1(a) in connection with the termination of such Contract prior to the Closing);

(xiv)                       change or make any material Tax election, file or cause to be filed any material amended Tax Return, settle or compromise any material federal, state, local or non-U.S. Tax liability or agree to extend the statute of limitations in respect of any material amount of Taxes, except, in each case, in the ordinary course of business and any state tax returns being amended to conform with an amended federal tax return filed prior to the date of this Agreement;

(xv)                          increase the amount reserved for, or reserve any new amounts for, payment of any contingent Tax liability except in the ordinary course of business;

(xvi)                       change its accounting methods, policies or procedures, except to the extent required to conform with GAAP, or change any of the assumptions underlying, or methods of calculating, any bad debt, contingency or other reserve;

(xvii)                    enter into any lease that would be categorized as a capital lease under GAAP, other than in the ordinary course of business consistent with past practice;

(xviii)                 except as permitted in Section 6.1(b)(vii), make any loan, advance or capital contribution to, or investment in, any Person (other than Subsidiaries of the Company),  except for advances and loans to employees that individually and in the aggregate are not material, and intercompany contributions, in each case in the ordinary course of business consistent with past practice;

(xix)                       waive or cancel any material claim or right, account receivable or trade account outside of the ordinary course of business in excess of $50,000 in the aggregate;

(xx)                          enter into any commitment for capital expenditures in excess of $75,000 in respect of any project (or series of related projects) or $500,000 in the aggregate that is not contemplated by the capital expenditures budget set forth in Section 6.1(b)(xx) of the Company Disclosure Schedule;

(xxi)                       make any material change in its trade payables and trade receivables and other credit, collection and payment policies, including without limitation (A) acceleration of collections or receivables (including through the use of discounts for early payment, requests for early payment or otherwise) and (B) failure to pay payables when due or delay in payment of payables compared to past practices (including continuation of past practices with respect to early payment of payables to obtain the benefit of any payment discounts);

(xxii)                    settle any Proceeding or claim, or threatened Proceeding or claim, that (A) that requires payment in excess of $100,000 that will remain unsatisfied as of the Reference Time, other than malpractice claims fully covered by insurance, (B) imposes any material limitation on the conduct of the Company or its Subsidiaries or (C) affects or would reasonably be expected to affect the ability to consummate the Contemplated Transactions;

(xxiii)                 fail to use commercially reasonable best efforts to cause its current insurance policies or any of the coverage thereunder not to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(xxiv)                enter into a Contract or engage in any transaction with a Company Related Party outside the ordinary course of business or inconsistent with past practice;

(xxv)                   change its fiscal year; or

(xxvi)                authorize, agree, resolve or consent to any of the foregoing.

(c)                                  Particular Provisions Applicable to Holdings.  Without limiting the generality of Section 6.1(a), except (w) to the extent required by applicable Law, (x) as otherwise permitted or required by this Agreement or in connection with the Contemplated Transactions or the Redemption or the Reorganization as described on Exhibit E, (y) as set forth in Section 6.1(c)

of the Buyer Disclosure Schedule, or (z) as consented to in writing by Seller (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date hereof to the Closing Date, neither Holdings nor Newco shall, and each shall cause any of its Subsidiaries not to:

(i)                                     make, declare or pay any dividend or distribution on any of its Equity Securities, or repurchase or redeem any such Equity Securities (other than repurchases of Class B or Class C Interests in the ordinary course of business in circumstances provided in Section 3.2 of the Amended and Restated Newco Operating Agreement);

(ii)                                  enter into or amend or modify any agreement with a Buyer Related Party (including without limitation Select except in connection with the Contemplated Transactions), or change any practices between such persons and Holdings or any of its Subsidiaries relating to expense allocation or other matters that could reasonably be expected to adversely affect Holdings or any of its Subsidiaries (but, in all cases, other than employment, compensation and benefit arrangements with employees, officers and directors of Holdings and its Subsidiaries);

(iii)                               acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, any Person or business or division thereof other than acquisitions of practices consistent with past practice for consideration not exceeding $15,000,000 in any three month period from the date hereof;

(iv)                              modify or amend any of the Buyer Charter Documents (other than to adopt the Amended and Restated Newco Operating Agreement at or prior to Closing);

(v)                                 incur or suffer to exist any indebtedness that would cause the Buyer Net Debt Amount to exceed $1,366,160,000;

(vi)                              issue, or authorize the issuance of, any of its Equity Securities (other than issuances of or in respect of incentive equity to employees, officers, directors or independent contractors in the ordinary course of business);

(vii)                           split, combine, redeem or reclassify, or purchase or otherwise acquire any of its Equity Securities;

(viii)                        divest, sell or otherwise dispose of, abandon or permit to lapse, or encumber any of its material assets (including Equity Securities), other than (A) the sales of inventory, products or services in the ordinary course of business consistent with past practice and (B) divestitures, sales and dispositions in connection with obtaining clearance under the HSR Act and other approvals from Governmental Authorities;

(ix)                              adopt a plan or agreement of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other material reorganization;

(x)                                 change its accounting methods, policies or procedures, except to the extent required to conform with GAAP, or change any of the assumptions underlying, or methods of calculating, any bad debt, contingency or other reserve;

(xi)                              change or make any material Tax election, file or cause to be filed any material amended Tax Return, settle or compromise any material federal, state, local or non-U.S. Tax liability or agree to extend the statute of limitations in respect of any material amount of Taxes, except, in each case, in the ordinary course of business; or

(xii)                           authorize, agree, resolve or consent to any of the foregoing.

(d)                                 Nothing contained in this Agreement shall give to any party, directly or indirectly, rights to control or direct the operations of any other party or any of its Subsidiaries prior to the Closing Date.  Prior to the Closing Date, the Company and Holdings shall each exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations and the operations of its Subsidiaries.  Notwithstanding anything to the contrary in this Agreement, no consent of Seller, Holdings or Company shall be required with respect to any matter set forth in this Section 6.1 or elsewhere in this Agreement to the extent that the requirement of such consent would violate or conflict with applicable Law.

6.2                               Access to Information Prior to the Closing.

(a)                                 During the period from the date hereof through the Closing Date, the Company shall give Holdings and its authorized representatives reasonable access during regular business hours to all properties, offices, facilities, books and records and personnel of the Company and its Subsidiaries and make available to Holdings such information concerning the Company’s and its Subsidiaries’ business, properties and personnel as Holdings may reasonably request; provided, that (i) Holdings and its representatives shall take such action as is deemed necessary in the reasonable judgment of Seller and the Company to schedule such access and visits through a designated officer of the Company and in such a way as to avoid disrupting in any material respect the normal business of the Company and its Subsidiaries, (ii) the Company shall not be required to take any action which would constitute a waiver of the attorney-client or other privilege or would compromise Seller’s confidential information not related to the Company or its Subsidiaries (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties), (iii) the Company need not supply Holdings with any information which, in the reasonable judgment of Seller or the Company, the Company or its Subsidiaries is under a contractual or legal obligation not to supply and (iv) in no event shall Holdings be permitted to conduct any sampling of soil, sediment, groundwater, surface water or building material.  The Company shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding proviso apply.

(b)                                 During the period from the date hereof through the Closing Date, Holdings shall give Seller and its authorized representatives reasonable access during regular business hours to all properties, offices, facilities, books and records and personnel of Holdings and its Subsidiaries and make available to Seller such information concerning Holdings’ and its Subsidiaries’ business, properties and personnel as Seller may reasonably request; provided, that (i) Seller and its representatives shall take such action as is deemed necessary in the reasonable judgment of Holdings to schedule such access and visits through a designated officer of Holdings and in such a way as to avoid disrupting in any material respect the normal business of Holdings and its Subsidiaries, (ii) Holdings shall not be required to take any action which would constitute a waiver of the attorney-client or other privilege or would compromise Holdings’ confidential information not related to it or its Subsidiaries (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties), (iii) Holdings need not supply Seller with any information which, in the reasonable judgment of Holdings, Holdings or its Subsidiaries is under a contractual or legal obligation not to supply and (iv) in no event shall Seller be permitted to conduct any sampling of soil, sediment, groundwater, surface water or building material.  Holdings shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding proviso apply.

6.3                               Regulatory Filings; Efforts.

(a)                                 As soon as reasonably practicable following the date hereof (and in any event no later than fourteen (14) days after the date of this Agreement) and pursuant to the applicable requirements of the HSR Act and the rules and regulations thereunder, Holdings and Seller shall cause to be filed with the United States Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) Notification and Report Forms relating to the Contemplated Transactions.  Holdings and Seller each shall (i) promptly supply the other party with any information which may be required in order to effectuate such filings and (ii) respond as promptly as practicable to any inquiries received from the FTC or the DOJ for additional information or documentation.  Each of Holdings and Seller shall (x) promptly notify the other party of any material communication between that party and the FTC or the DOJ and, subject to applicable Law, discuss with and permit the other party to review in advance any proposed written communication to any of the foregoing; (y) consult with the other party, to the extent practicable, in advance of participating in any substantive meeting or discussion with the FTC, DOJ, or any other Governmental Authority with respect to any filings, investigation or inquiry concerning the Contemplated Transactions and, to the extent permitted by such Government Authority, give the other party the opportunity to attend and participate thereat; and (z) to the extent practicable and subject to applicable Law, furnish the other party with copies of all written correspondence and communications between them, their Affiliates and their respective representatives, on the one hand, and any Governmental Authority or members of their respective staffs, on the other hand, with respect to the Contemplated Transactions.  Subject to Section 6.3(b) and upon the terms and conditions set forth herein, each of the parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things, necessary, proper or advisable to make effective as promptly as practicable, but in no event later than the End Date, the Contemplated Transactions, including obtaining HSR clearance and approvals, if any, from the Governmental Authorities.  All representations, warranties, statements or other communications, whether express or implied, to be made by Holdings to any Governmental Authority in connection with any Governmental Consents shall be true and correct.  Holdings shall have the right to devise and implement the strategy for obtaining any necessary clearance or approval, for responding to any request, inquiry, or investigation, for defending any lawsuit challenging the Agreement or the Contemplated Transactions, and for leading all meetings and communications with any Governmental Authority that has authority to enforce the HSR Act; provided, however, that Holdings shall consult with the Seller and consider in good faith views expressed by the Seller and its advisors concerning the foregoing.

(b)                                 Notwithstanding anything in this Agreement to the contrary, it is expressly understood and agreed that neither Holdings nor Seller shall have any obligation to (i) propose, negotiate, commit to or effect, by consent decree, hold separate orders or otherwise, the sale, divesture, license or other disposition of any of its, the Company’s or the Company’s Subsidiaries’ assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant to this Agreement or (ii) otherwise taking or committing to take actions that after the Closing Date would limit freedom of action of the Seller, Holdings, the Company, or any of their respective Subsidiaries or Affiliates with respect to, or its or their ability to retain, one or more of the businesses, product lines or assets of the Seller, Holdings, the Company, or any of their respective Subsidiaries or Affiliates. Notwithstanding anything to the contrary set forth in this Section 6.3, the parties hereto agree that, subject to Section 6.15, the pursuit, execution or consummation by the Seller, Holdings or their respective Affiliates of any transaction is not a violation of this Section 6.3 so long as any business acquired by the Seller, Holdings or their respective Affiliates in such a transaction, or any Person with whom the Seller, Holdings or their respective Affiliates combines in such a transaction, is not engaged primarily in a Restricted Business (as such term is defined in the Amended and Restated Newco Operating Agreement).

6.4                               Certain Tax Matters.

(a)                                 Tax Return Preparation.

(i)                                     Seller shall include the income of the Company (including any deferred items triggered into income by Treasury Regulation section 1.1502-13 and any excess loss account taken into income under Treasury Regulation section 1.1502-19) on Seller’s consolidated U.S. federal income Tax Return and any applicable state unitary, combined or consolidated Tax Returns for all taxable periods through the end of the Closing Date and shall pay any U.S. federal and state income Taxes attributable to such income (“Seller Group Income Taxes”).  Any deductions for payments of Company Transaction Expenses shall be allocated to Seller’s consolidated U.S. federal Tax Return in accordance with Treasury Regulation Section 1.1502-76(b)(1).  The income of the Company shall be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of the Company as of the end of the Closing Date, and Seller shall indemnify and hold harmless Holdings, Newco, Buyer, the Company and the Company’s Subsidiaries for any Seller Group Income Taxes and for the reasonable out-of-pocket costs and expenses, including reasonable professional fees and disbursements, of asserting its rights with respect to such Seller Group Income Taxes under this Section 6.4(a)(i).

(ii)                                  The Company shall (and Seller shall cause the Company to) prepare, or cause to be prepared, and file, or cause to be filed, on a timely basis all Tax Returns of the Company and its Subsidiaries that are due with respect to a Pre-Closing Tax Period (other than Tax Returns described in Section 6.4(a)(i)) and shall pay all Taxes shown as due with respect to such Tax Returns.  Seller shall indemnify and hold harmless Holdings, Newco, Buyer, the Company and the Company’s Subsidiaries for any Pre-Closing Taxes and for the reasonable out-of-pocket costs and expenses, including reasonable professional fees and disbursements, with respect to Pre-Closing Taxes, except for Taxes specifically taken into account in Company Net Working Capital as finally determined.

(iii)                               The Company shall (and Holdings shall cause the Company to) prepare, or cause to be prepared, and file, or cause to be filed, on a timely basis all Tax Returns of the Company and its Subsidiaries that are due after the Closing Date and that include a Pre-Closing Tax Period (other than Tax Returns described in Sections 6.4(a)(i) and (ii)).  All such Tax Returns shall be prepared in a manner consistent with past practice of the Company and its Subsidiaries unless otherwise required by applicable Law.  The Company shall (and Holdings shall cause the Company to) provide Seller with a draft copy of each such Tax Return at least twenty (20) days prior to the filing of such Tax Return for its review and comment and, with respect to each such Tax Return, shall make such changes that are reasonably requested by Seller and shall not file such Tax Return without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.  The Company shall (and Holdings shall cause the Company to) timely pay all Taxes shown as due with respect to Tax Returns filed pursuant to this Section 6.4(a)(iii).  Within ten (10) Business Days of Seller’s receipt of written notice that the Company intends to file any such Tax Return, Seller shall pay to the Company an amount equal to any Tax liabilities with respect to such Tax Returns that are Pre-Closing Taxes that were unpaid as of the Closing Date, except to the extent such Tax liabilities were specifically included in Company Net Working Capital as finally determined.  Within fifteen (15) days of filing any Tax Return that includes a Pre-Closing Tax Period, the Company and/or Holdings shall pay to Seller the amount, if any, by which any amount paid (or deemed to have been paid) as of the Closing in respect of such Tax Return exceeds the liability of the Company for any Pre-Closing Taxes with respect to such Tax Return.  For the avoidance of doubt, Pre-Closing Taxes shall be considered to be paid as of the Closing Date to the extent the Company or any of its Subsidiaries has made estimated or similar Tax payments or has otherwise pre-paid any Taxes, including by applying any entitlement to a refund of, or credit for, Taxes against any current or future Tax liability.

(iv)                              Holdings and the Company shall prepare, or cause to be prepared, and file, or cause to be filed, on a timely basis all Tax Returns of the Company Professional Associations that are due after the Closing Date.  All such Tax Returns that include a Pre-Closing Tax Period shall be prepared in a manner consistent with past practice of the Company and each such Company Professional Association unless otherwise required by applicable Law.

(v)                                 Except to the extent required pursuant to a final determination by a Taxing Authority, neither the Company nor any of its Subsidiaries shall (and Holdings shall cause the Company and its Subsidiaries not to) amend any Tax Return with respect to a Pre-Closing Tax Period without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)                                 Tax Contests.  Holdings shall notify Seller within ten (10) Business Days after receipt of written notice of any pending or threatened Tax Contest which may give rise to an indemnification payment under this Section 6.4.  Seller shall notify Holdings within ten (10) Business Days after receipt of written notice of any pending or threatened Tax Contest related to Seller Group Income Taxes.  Holdings shall control the conduct of all Tax Contests and Seller may, at its own expense, observe the defense of such Tax Contests and employ counsel of its own choice in connection with such Tax Contests.  Holdings shall (x) keep Seller informed with respect to all matters relating to such Tax Contests, (y) upon request of Seller, reasonably consult with Seller regarding the conduct of such Tax Contests.

(c)                                  Cooperation on Tax Matters.  The Company shall (and Holdings shall cause the Company to) and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 6.4 and any Tax Contest.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Contest and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Company and Seller agree (and Holdings shall cause the Company) (x) to retain all books and records with respect to Tax matters pertinent to the Company relating to any Pre-Closing Tax Period until the expiration of the statute of limitations (and, to the extent notified by the Company or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (y) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other so requests, the Company shall (and Holdings shall cause the Company to) or Seller shall, as the case may be, allow the other to take possession of such books and records.

(d)                                 Certain Taxes.  Any Transfer Taxes shall be paid one-half by Buyer and one-half by Seller.  The party required by Law to do so shall (or shall cause its Affiliate to) file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable Law, the other parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation, and the aggregate out-of-pocket fees and expenses incurred in the preparation of such Tax Returns will be borne one-half by Buyer and one-half by Seller.

(e)                                  Refunds; Carryforwards and Carrybacks.  The Company shall pay, or cause the applicable Company Subsidiary (and Holdings shall cause the Company or the applicable Subsidiary) to pay, to Seller the amount of any refund or credit of Pre-Closing Taxes claimed on any Tax Return prepared and filed pursuant to Sections 6.4(a)(ii) and (iii) above within fifteen (15) days after any such refund is received or the benefit of any such credit is received through a reduction of a Tax payment, net of any Taxes or out-of-pocket costs and expenses, including reasonable professional fees and disbursements, incurred in connection with the receipt of such refund or credit, except to the extent such refunds or credits were included in Company Net Working Capital as finally determined; for avoidance of doubt, the Company shall be entitled to any other refund or credit of Pre-Closing Taxes (other than refunds with respect to any Tax return described in Section 6.4(a)(i)).  To the extent permitted by Law, the Company and its Subsidiaries shall elect to carry forward any Tax attribute (including without limitation any net operating loss, charitable contribution, or other item) arising after the Closing Date that could otherwise be carried back into a Pre-Closing Tax Period in which the Company or any of its Subsidiaries was included in a Tax Return of the Seller Group.  To the extent such carrybacks are required by Law, the Company shall be entitled to the benefit of any refund, credit, or reduction in Tax realized by the Seller Group as a result of such carryback and the Seller shall pay, or cause the applicable Seller Group member to pay, to the Company the amount of any refund or credit realized, reduced by any Taxes or other costs, including reasonable professional fees and disbursements, incurred in connection with the obtaining or receipt of such refund, as a result of such carryback within fifteen (15) days after a refund is received or the benefit of any credit is received through a reduction of a Tax payment, except to the extent such refunds or credits were included in Company Net Working Capital as finally determined; provided, that in the event any such claim of refund or credit is subsequently limited or disallowed by the relevant Taxing Authority, Buyer and the Company shall promptly repay the amount of such refund or credit to Seller and Buyer and the Company shall indemnify and hold harmless Seller for any Tax or other liabilities related to such refund and any reasonable out-of-pocket costs and expenses, including reasonable professional fees and disbursements, incurred in connection with such limitation or disallowance. For purposes of this Section 6.4(e), if Seller reimburses Holdings or Buyer for Post-Closing Employee Payments and any reduction in Tax is realized by Buyer, any Subsidiary of Buyer, the Company, or any Subsidiary of the Company with respect to a Post-Closing Employee Payment in the year such amount is paid by Buyer, any Subsidiary of Buyer, the Company, or any Subsidiary of the Company, such reduction, as calculated under this Section 6.4(e), shall be considered a refund of Pre-Closing Taxes described in the first sentence of this Section 6.4(e) received by the Buyer thirty (30) days after the applicable entity or entities have filed the Tax Return for the Tax period that includes the payment of a Post-Closing Employee Payment. For purposes of the preceding sentence, the reduction shall be calculated as the excess (if any) of Taxes for such Tax period that such entity would be required to pay without reduction for allowable deductions for Post-Closing Employee Payments over the actual amount of Taxes for such Tax period actually payable by such entity taking Post-Closing Employee Payments into account treating allowable Tax deductions for a Post-Closing Employee Payment as the last item deducted in computing Taxes.  Any amount required to be paid by the Company, Buyer or any of their Subsidiaries to the Seller under this Section 6.4(e) shall be reduced by any unreimbursed amounts owed from the Seller to the Company, Buyer or any of their Subsidiaries under Section 2.2(d) and Section 6.4.

(f)                                   Tax Sharing Agreements.  All Tax sharing agreements, Tax indemnification agreements, or similar agreements with respect to or involving the Company or its Subsidiaries and any other Person shall be terminated on or before Closing Date and all effects of such terminations shall be deemed to occur before the Closing Date.  After the Closing Date, neither Holdings nor its Subsidiaries shall be bound by any such terminated Tax sharing agreements, Tax indemnification agreements or similar agreements or have any liability thereunder.

(g)                                  The parties agree to treat the Reorganization and the Rollover as a transaction that qualifies as an exchange described in Section 351 of the Code for federal income tax purposes, and as an exchange under any analogous provision of state or local income tax law.  The parties will file all Tax Returns in a manner consistent with that position.  In addition, each party will, and will cause its Subsidiaries to, avoid taking steps that would cause the Reorganization and the Rollover to fail to qualify as an exchange described in Section 351.

6.5                               Employee Matters.

(a)                                 For a period of one (1) year following the Closing Date (but not beyond any individual’s termination of employment), Buyer shall, or shall cause one of its Affiliates to, provide to each employee of the Company or any of its Subsidiaries who continues to be employed by the Company or any of the Subsidiaries of the Company on or after the Closing Date (the “Company Employees”) to receive either (i) the base salary, hourly wages and target cash bonus opportunity amount that are no less than those that were provided to such Company Employee immediately prior to the Closing, or (ii) the base salary, hourly wages and target cash bonus opportunity amount that are no less than those that are provided to an employee of the Buyer or its Subsidiaries that is similarly situated to such Company Employee (it being understood that the selection of (i) or (ii) at any given time shall be in Buyer’s sole discretion).  Notwithstanding the foregoing, none of Buyer, the Company or any of their respective Affiliates shall be obligated to continue to employ any Company Employee for any specific period of time following the Closing Date.

(b)                                 For a period of one (1) year following the Closing Date (but not beyond any individual’s termination of employment), Buyer shall, or shall cause its Affiliates to, provide the Company Employee with either (i) employee benefits (excluding benefits under any defined benefit pension, change in control, retention, nonqualified deferred compensation, retiree welfare or equity or equity-based plan or arrangement and excluding benefits and compensation provided for in Section 6.5(a) and Section 6.18) that are no less favorable in the aggregate to the employee benefits (excluding benefits under any defined benefit pension, change in control, retention, nonqualified deferred compensation, retiree welfare or equity or equity-based plan or arrangement and excluding benefits and compensation provided for in Section 6.5(a) and Section 6.18) as those provided to the Company Employees immediately prior to the Closing, or (ii) employee benefits (excluding benefits under any defined benefit pension, change in control, retention, nonqualified deferred compensation, retiree welfare or equity or equity-based plan or arrangement and excluding benefits and compensation provided for in Section 6.5(a) and Section 6.18) that are no less favorable in the aggregate to the employee benefits (excluding benefits under any defined benefit pension, change in control, retention, nonqualified deferred compensation, retiree welfare or equity or equity-based plan or arrangement and excluding benefits and compensation provided for in Section 6.5(a) and Section 6.18) provided to an employee of the Buyer or its Subsidiaries that is similarly situated to such Company Employee (it being understood that the selection of (i) or (ii) at any given time shall be in Buyer’s sole discretion).  Notwithstanding the foregoing, none of Buyer, the Company nor any of their respective Affiliates shall be obligated to continue to employ any Company Employee for any specific period of time following the Closing Date.

(c)                                  For purposes of participation of a Company Employee in any “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), or other employee benefit plans or compensation arrangements maintained by Buyer or its Affiliates (including the Company or any of its Subsidiaries after the Closing) (a “Buyer Benefit Plan”), each Company Employee shall be credited with all years of service for which such Company Employee was credited under the comparable Company Plan in which such Company Employee participated prior to the Closing, except to the extent such credit would result in a duplication of benefits.  In addition, and without limiting the generality of the foregoing, Buyer shall use commercially reasonable efforts, or shall cause its Affiliates to use commercially reasonable efforts:  (i) to enable each Company Employee to be immediately eligible to participate, without any waiting time, in any and all Buyer Benefit Plans to the extent that coverage under such Buyer Benefit Plans replaces coverage under comparable Company Plans in which such Company Employee participated; and (ii) for purposes of each Buyer Benefit Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, to cause (A) all pre-existing condition exclusions and actively-at-work requirements of such Buyer Benefit Plan to be waived for such Company Employee and his or her covered dependents to the extent so waived or satisfied under the comparable Company Plan immediately prior to the Closing, and (B) any eligible expenses incurred by such Company Employee and his or her covered dependents during the portion of the plan year of the Company Benefit Plan ending on the date such Company Employee’s participation in the corresponding Buyer Benefit Plan begins to be taken into account under such Buyer Benefit Plan for the plan year in which such Company Employee’s participation in such Buyer Benefit Plan begins for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for such year as if such amounts had been paid in accordance with such Buyer Benefit Plan.

(d)                                 Buyer shall, or shall cause its Affiliates to, (i) credit each of the Company Employees with an amount of paid vacation and sick leave days following the Closing Date equal to the amount of vacation time and sick leave days each such Company Employee has accrued but not yet used or cashed out as of the Closing Date under the vacation and sick leave policies of the Company and its Subsidiaries as in effect immediately prior to the Closing Date, but only to the extent such amounts are treated as a “current liability” in Company Net Working Capital and (ii) allow each of the Company Employees to use such accrued vacation and sick leave days at such times as each would have been allowed under the vacation and sick leave policies of the Company and its Subsidiaries as in effect immediately prior to the Closing Date as set forth on Section 6.5(d) of the Company Disclosure Schedule.

(e)                                  Provided that, no later than the Closing Date, Seller provides Holdings with a complete and accurate list of all Company Employees who have experienced an employment loss within the meaning of the Worker Adjustment and Retraining Notification Act (“WARN”) or similar Laws or regulations of any jurisdiction relating to any plant closing or mass layoff (or similar triggering event) within ninety (90) days of the Closing Date, along with the work location, date of hire and full- or part-time status of such Company Employees, Buyer shall be solely responsible for compliance with WARN and similar Laws or regulations of any jurisdiction relating to any plant closing or mass layoff (or similar triggering event) resulting from the Company’s or Buyer’s actions with respect to the Company Employees after the Closing Date.

(f)                                   This Agreement is not intended to and shall not be construed to (i) amend, modify or terminate or be the adoption of any Company Plan, any Buyer Benefit Plan or any other employee benefit plan, program or arrangement (whether or not subject to ERISA), (ii) affect Holdings’ or, following the Closing, the Company’s or any of its Subsidiaries’ ability to (A) amend, modify or terminate any Company Plan, any Buyer Benefit Plan or any other employee benefit plan, program or arrangement or (B) terminate the employment or service or any employee, director, officer or independent contractor.  Nothing in this Section 6.5 shall confer upon any Person that is not a party to this Agreement (including any current or former employee, director, officer or independent contractor of the Company or Subsidiary of the Company) any right to enforce any provision of this Agreement.

(g)                                  The Company shall terminate the U.S. HealthWorks Holding Company Inc. Long Term Incentive Plan (the “LTIP”) (including all performance periods then in progress) with effect as of the Closing Date and shall provide Holdings with evidence of such termination that is reasonably acceptable to Holdings. From and after the termination of the LTIP and the Closing, no Person shall be entitled to earn any additional amounts under the LTIP.  Nothing in this Section 6.5(g) shall limit the ability of the Company to make payments due under any Contract set forth on Schedule 1.1(a) in connection with the termination of such Contract prior to the Closing.

(h)                                 Neither the Company nor any of its Affiliates shall permit (i) any person who is not a participant in the U.S. HealthWorks Deferred Compensation Plan, effective as of June 30, 2014, as amended from time to time (the “Deferred Compensation Plan”) as of the date immediately preceding the date of this Agreement to become a participant in the Deferred Compensation Plan from and after the date of this Agreement and (ii) any new deferral election to be made under the Deferred Compensation Plan from and after the date of this Agreement.  The Company may terminate the Deferred Compensation Plan at any time in accordance with the terms thereof and applicable Law.

6.6                               Indemnification of Directors and Officers.

(a)                                 For a period of six (6) years from and after the Closing Date, the Company shall, and Buyer shall cause the Company to, fulfill and honor in all respects the obligations of the Company to those persons who served as directors or officers of the Company at any time at or prior to the Closing (and those persons who served as directors or officers of any Subsidiary of the Company at any time at or prior to the Closing) pursuant to (i) any indemnification provisions under the certificate of organization, bylaws or other organization or formation documents of the Company (and the Subsidiaries of the Company) as in effect on the date of this Agreement and (ii) any indemnity agreements between the Company (or the Subsidiaries of the Company) and any such persons as in effect on the date of this Agreement and set forth in Section 6.6(a) of the Company Disclosure Schedules (the persons entitled to be indemnified pursuant to such provisions and such indemnity agreements being referred to collectively as the “D&O Indemnified Parties”).  To the extent permitted by Law, from and after the Closing Date through the sixth (6th) anniversary of the Closing Date, the Company shall, and Buyer shall cause the Company and its Subsidiaries to, maintain the provisions with respect to indemnification and exculpation from liability as set forth in the certificate of organization, bylaws or other organization or formation documents of the Company (and its Subsidiaries) as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified during such period in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party.

(b)                                 The Company and its Subsidiaries shall obtain as of the Closing Date a “tail” insurance policy with a claims period of six (6) years from the Closing Date with at least the same coverage and amounts, and containing terms and conditions that are not less advantageous to the directors, managers and officers (as applicable) of the Company and each of its Subsidiaries, as the directors and officers insurance policy or policies in effect as of the date of this Agreement, in each case with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement).  The premium for such insurance policy shall be a Company Transaction Expense.

(c)                                  This Section 6.6 shall survive the Closing Date, is intended to benefit and may be enforced by Seller and the D&O Indemnified Parties, and shall be binding on all successors and assigns of Buyer and the Company.

6.7                               Preservation of Business Records.

For a period of six (6) years from the Closing Date or such longer time as may be required by Law:

(a)                                 Buyer shall not and shall cause its Affiliates not to dispose of or destroy any of the Business Records of the Company and its Subsidiaries relating to periods prior to the Closing without first offering to turn over possession thereof to Seller by written notice to Seller at least sixty (60) days prior to the proposed date of such disposition or destruction.

(b)                                 Buyer shall and shall cause its Affiliates to allow Seller and its agents access to all Business Records of the Company and its Subsidiaries relating to periods prior to the Closing on reasonable notice and at reasonable times at Buyer’s principal place of business or at any location where any such Business Records are stored, and Seller shall have the right, at its own expense, to make copies of any such Business Records, in each case solely to the extent as is necessary for financial reporting and accounting matters, the preparation and filing of any Tax Return, the defense of any Tax claim, any Proceeding relating to the ownership or operation of the Company or its Subsidiaries prior to the Closing (other than a Proceeding among the parties relating to the Contemplated Transactions), or in connection with any disclosure obligation; provided, that any such access or copying shall be had or done in such a manner so as not to unduly interfere with the normal conduct of Buyer’s business.

(c)                                  Buyer shall and shall cause its Affiliates to make available to Seller upon reasonable notice to Buyer and at reasonable times and upon written request (i) Buyer’s personnel to assist Seller in locating and obtaining any Business Records, and (ii) any personnel of Buyer or the Company whose assistance or participation is reasonably required by Seller or any of its Affiliates in anticipation of, or preparation for, any Proceeding relating to the ownership or operation of the Company or its Subsidiaries prior to the Closing (other than a Proceeding among the parties relating to the Contemplated Transactions).  Seller shall reimburse Buyer for Buyer’s reasonable out-of-pocket expenses incurred in performing the covenants contained in this Section 6.7 and shall take all steps such that fulfilling Seller’s requests under this Section 6.7(c) does not unduly interfere with the normal conduct of Buyer’s business.

6.8                               Proprietary Information.

(a)                                 Prior to the Closing Date, the Company was routinely supplied copies of proprietary and confidential information relating to strategic, technical, and/or marketing plans of Seller and its Affiliates and their various operations unrelated to the Company and its Subsidiaries (“Seller Confidential Information”).  Although Seller has attempted to recover such Seller Confidential Information from the Company, some may still be present within the Company.  Each of Holdings and Newco therefore agrees that it and its controlled Affiliates will not knowingly use or disclose such information for any purpose whatsoever.  The obligations of Holdings, Newco and their respective controlled Affiliates under this Section 6.8(a) shall not apply to Seller Confidential Information which (i) is or becomes generally available to the public without breach of the commitment provided for in this Section 6.8(a); (ii) is required to be disclosed by Law; provided, however, that, in any such case, Holdings or Newco (as applicable) shall notify Seller (to the extent permitted by Law) prior to disclosure and agrees that Seller may take at Seller’s sole cost and expense appropriate measures to preserve the confidentiality of such Seller Confidential Information; (iii) is received by Holdings, Newco, or any of their respective Affiliates or representatives on a non-confidential basis from a source other than Seller, the Company or its Subsidiaries not in violation of a confidentiality obligation to Seller or (iv) is independently developed by Holdings, Newco, or any of their respective Affiliates or representatives without reference to or use of any Seller Confidential Information.

(b)                                 Seller shall, and shall cause its Affiliates and direct its representatives to, keep confidential and not disclose to any other Person or use for its own benefit or the benefit of any other person or entity any confidential information, proprietary information, technology, know-how, trade secrets (including all results of research and development), industrial designs, customer lists, franchises, inventions or other intellectual property regarding Holdings, Newco, the Company, their respective Subsidiaries or their business and operation (“Company Confidential Information”) in its possession or control.  The obligations of Seller under this Section 6.8(b) shall not apply to Company Confidential Information which (i) is or becomes generally available to the public without breach of the commitment provided for in this Section 6.8(b); (ii) is required to be disclosed by Law; provided, however, that, in any such case, Seller shall notify Holdings (to the extent permitted by Law) prior to disclosure and agrees that Holdings may take at Holdings’ sole cost and expense appropriate measures to preserve the confidentiality of such Company Confidential Information; (iii) is received by Seller, its Affiliates or its representatives on a non-confidential basis from a source other than Holdings, Newco, the Company or their respective Subsidiaries or representatives not in violation of a confidentiality obligation to Holdings, Newco, the Company or any of its Subsidiaries or (iv) is independently developed by Seller, or their respective Affiliates or representatives without reference to or use of any Company Confidential Information

6.9                               Non-Solicitation.

(a)                                 Between the date hereof and the earlier of two (2) years after the Closing or the termination of this Agreement, Holdings and Newco shall not, and shall cause their respective controlled Affiliates not to, knowingly solicit any employees of Seller or its Affiliates (including the Company with respect to periods prior to Closing) who Holdings or Newco first learned of in connection with or as a result of the Contemplated Transactions, to leave the employ of Seller or its controlled Affiliates (including the Company with respect to periods prior to Closing), as applicable, or violate the terms of their contracts, or any employment arrangements, with Seller or its controlled Affiliates, as applicable; provided, that nothing in this Section 6.9(a) shall prohibit Holdings, Newco or any of their respective controlled Affiliates from soliciting or employing any such employee as a result of (x) a general solicitation to the public or general advertising, including through internet job postings or the use of a search firm or other employment agency (so long as not specifically directed by Holdings, Newco or their respective controlled Affiliates at such employees) or (y) the solicitation of any individual whose employment with Seller or its controlled Affiliates has been terminated for at least six (6) months at the time of such solicitation or hiring.

(b)                                 Between the date hereof and the earlier of two (2) years after the Closing or the termination of this Agreement, Seller shall not, and shall cause its controlled Affiliates not to, knowingly solicit any employees of Holdings, Newco or their respective controlled Affiliates (including the Company with respect to periods following Closing) who Seller first learned of in connection with or as a result of the Contemplated Transactions (it being understood that for periods following Closing, with respect to the employees of the Company and its Subsidiaries, the obligations of Seller pursuant to this Section 6.9(b) shall apply irrespective of whether Seller first learned of any employees in connection with or as a result of the Contemplated Transactions), to leave the employ of Holdings, Newco or their respective controlled Affiliates (including the Company with respect to periods following Closing), as applicable, or violate the terms of their contracts, or any employment arrangements, with Holdings, Newco or their respective controlled Affiliates, as applicable; provided, that nothing in this Section 6.9(b) shall prohibit Seller or any of its controlled Affiliates from soliciting or employing any such employee as a result of (x) a general solicitation to the public or general advertising, including through internet job postings or the use of a search firm or other employment agency (so long as not specifically directed by Seller or its controlled Affiliates at such employees) or (y) the solicitation of any individual whose employment with Holdings, Newco or their respective controlled Affiliates has been terminated for at least six (6) months at the time of such solicitation or hiring.

6.10                        Public Announcements.

The initial press release regarding this Agreement and the Contemplated Transactions shall be made at such time and in such form as Holdings and Seller agree; provided, that in the event that the parties cannot agree, either party shall be permitted to make any disclosure required by Law.  Prior to the Closing, none of Holdings, Newco, the Company or Seller will issue or make (or permit any controlled Affiliate to issue or make) any subsequent press release or public statement with respect to this Agreement or the Contemplated Transactions without (a) the prior consent of Holdings, in the case of Seller or the Company, or (b) the prior consent of Seller, in the case of Holdings or Newco, except as may be required by Law; provided, that the party proposing to issue any press release or similar public announcement or communication in compliance with any such disclosure obligations required by Law shall use commercially reasonable efforts to consult in good faith with the other party before doing so.  Notwithstanding anything to the contrary herein, the Financing Sources, their representatives and Holdings’ and Newco’s professional advisors may (i) publish “tombstones” or other customary announcements which do not contain pricing details that are not otherwise publicly available and (ii) make public statements and/or communications in connection with the Debt Financing (or any alternative financing) so long as such statements or communications are afforded confidential treatment to the same extent as other confidential information customarily provided to Persons in the context of similar financings.  For the avoidance of doubt, disclosures to Governmental Authorities in connection with the parties’ efforts to obtain approval and/or early termination under the HSR Act and to make any related filing shall be deemed not to violate this Agreement.

6.11                        Commercially Reasonable Efforts.

Except as otherwise set forth in Section 6.3, subject to the terms and conditions set forth herein and to applicable legal requirements, each of the parties shall cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Contemplated Transactions, including the satisfaction of their respective conditions set forth in Article VII; provided that nothing in this Section 6.11 shall be construed to require a party to waive any condition set forth in Article VII.  Without limiting the generality of the foregoing, the Company shall use its commercially reasonable efforts to obtain as promptly as practicable any necessary consents, approvals, waivers and authorizations of, actions or non-actions by, and make, as promptly as reasonably practicable, all necessary filings and submissions with, any third party or Governmental Authority in connection with the Contemplated Transactions (including under those Contracts set forth on Schedule 6.11); provided that in no event shall the Company or any of its Subsidiaries be obligated to pay any fee, penalty or other consideration, or modify any Contract, to obtain any consent, approval, clearance, order, waiver or authorization in connection with the Contemplated Transactions under any Contract.  The provisions of this Section 6.11 shall not apply to consents, notices and approvals related to the HSR Act, all of which are governed by the provisions of Section 6.3.

6.12                        Use of Name.

On and after the Closing Date, except as provided in this Section 6.12, none of Holdings, Newco, Buyer or any of their respective Subsidiaries shall, and none of them shall knowingly assist any other Person to, in any way adopt, use or seek to use in any manner the name “Dignity Health”.  On and after the Closing Date, none of Holdings, Newco, Buyer or any of their respective Subsidiaries shall challenge, and none of them shall knowingly assist any other Person in challenging, by cancellation, opposition or otherwise, the validity of the “Dignity Health” name or Seller’s ownership thereof or title thereto.  In no event shall Holdings, Newco, Buyer or any of their respective Subsidiaries knowingly use the “Dignity Health” name after the Closing in any manner likely to cause confusion, or to cause mistake or to deceive as to the affiliation, connection, or association of Holdings, Newco, Buyer or any of their respective Affiliates with Seller, or as to the origin, sponsorship, or approval of such products or services.  Notwithstanding the foregoing, Seller hereby grants to Holdings, Newco and their Subsidiaries the limited and non-exclusive right and license (which right and license shall not be transferable or sublicensable) to use the “Dignity Health” name and associated marks solely in connection with the operation of the Company and its Subsidiaries (and subject at all times to Seller’s right to exercise quality control with respect to the use of the “Dignity Health” name and the goodwill associated therewith) (a) for a period of one hundred eighty (180) days after the Closing Date in the process of exhausting the inventory of printed purchase orders, sales invoices, marketing materials, stationery, printed forms, other documents and office and shipping supplies, and other products, equipment and items bearing the “Dignity” name in the Company’s or the Company’s Subsidiaries’ possession as of the Closing Date and (b) for a period of one (1) year after the Closing Date, on the Company’s and the Company’s Subsidiaries’ signage in existence as of the Closing Date, in each case on a royalty-free basis, subject to the terms and conditions of this Agreement.

6.13                        Intercompany Arrangements.

(a)                                 As of the Closing, the coverage under all insurance policies maintained by Seller or any of its Affiliates related to the Company and/or any of its Subsidiaries shall cease and continue in force only for the benefit of Seller and its Affiliates (other than the Company and its Subsidiaries); provided, that coverage under such insurance policies shall continue in force for the benefit of the Company and its Subsidiaries with respect to occurrences prior to the Closing Date in accordance with the terms of such insurance policies.  Holdings agrees to arrange for its own account insurance policies with respect to the Company and its Subsidiaries covering all periods beginning from and after the Closing and agrees not to seek (and to cause the Company and its Subsidiaries not to seek from and after the Closing), through any means, to benefit from any of the insurance policies maintained by Seller or any of its Affiliates which may provide coverage for claims relating in any way to the Company and/or any of its Subsidiaries, other than such claims with respect to occurrences prior to the Closing Date which shall continue following the Closing to be covered by Seller and its Affiliates pursuant to the terms of the applicable insurance policies.  Holdings further acknowledges and agrees that Buyer, the Company or any of its Subsidiaries shall not be entitled to any reimbursement or repayment of premiums paid by the Company or any of its Subsidiaries under any insurance policies for which coverage is being terminated as of Closing.

(b)                                 Seller shall settle, by dividends, whether actual or deemed, by capital contributions, whether actual or deemed, or otherwise, as the case may be, in a manner determined by Seller, all inter-company receivables and/or payables outstanding between Seller and its Affiliates (other than the Company and its Subsidiaries) on the one hand, and the Company and its Subsidiaries on the other hand, prior to the Closing Date, other than such obligations that will be settled as Refinancing Indebtedness.

(c)                                  Seller shall cause all agreements between Seller and its Affiliates (other than the Company and its Subsidiaries) on the one hand, and the Company and its Subsidiaries on the other hand, other than those agreements listed on Section 6.13(c) of the Company Disclosure Schedule, to be terminated on or prior to the Closing Date and all resulting payments to be settled on or before the Closing Date.

(d)                                 Seller has informed Holdings that Seller or one of its Subsidiaries has caused to be issued, for the benefit of the Company and/or its Subsidiaries, the letters of credit listed on Section 6.13(d) of the Company Disclosure Schedule (the “Existing Letters of Credit”).  Effective as of the Closing, provided that Seller has given to Holdings sufficient information to allow Holdings to do so, Holdings shall use commercially reasonable efforts to substitute replacement letters of credit (“Replacement Letters of Credit”) for the Existing Letters of Credit and arrange for return and cancellation of the Existing Letters of Credit without further liability to Seller, the Company or any of its Subsidiaries; provided, however, that if Seller has not provided such sufficient information to Holdings prior to the Closing, Holdings will use commercially reasonable efforts to substitute the Replacement Letters of Credit following the Closing as soon as practicable after Seller provides such sufficient information to Holdings.

6.14                        Financing.

(a)                                 Holdings shall use its reasonable best efforts to consummate the Debt Financing on the terms and conditions described in the Debt Commitment Letter prior to the Closing (including the exercise of any “flex provisions”), including using reasonable best efforts to (i) maintain in effect the Debt Commitment Letter and to satisfy on a timely basis (or obtain the waiver of) all conditions and covenants applicable to Holdings in the Debt Commitment Letter and such definitive agreements to be entered into pursuant to the Debt Commitment Letter that are to be satisfied by Holdings and are within its control and (ii) cause the Commitment Party to fund the Debt Financing (provided that Holdings and its Affiliates shall not be obligated to initiate or threaten to initiate a Proceeding against any Financing Sources).  At the reasonable request of Seller, Holdings shall keep Seller reasonably informed of the status of its efforts to arrange the Debt Financing and provide to Seller copies of the material definitive agreements for the Debt Financing.  From the date hereof until the Closing Date, Holdings shall promptly notify Seller in writing of (A) any actual material breach or material default by Holdings or, to the Knowledge of Buyer, any other party with respect to any Debt Commitment Letter or any condition precedent which Holdings believes will not be satisfied by the Closing and (B) any material dispute between or among any parties to any Debt Commitment Letter that would result or reasonably be likely to result in all or a portion of the Debt Financing not being available to Holdings at the Closing.  In the event that all or a portion of the Debt Financing becomes unavailable on the terms contemplated in the Debt Commitment Letter, Holdings shall use its reasonable best efforts to (i) arrange replacement financing, on terms that are not less favorable to Holdings than the terms contained in the Debt Commitment Letter, from alternative sources as promptly as practicable in an amount sufficient to consummate the transactions contemplated by this Agreement and (ii) obtain new financing commitment and fee letters with respect to such replacement financing, copies of which shall be promptly provided to the Seller. Notwithstanding anything to the contrary in this Section 6.14 or in any other provision of this Agreement or otherwise, Holdings shall have the right from time to time to amend, restate, replace, supplement or otherwise modify, or waive any of its rights under, the Debt Commitment Letter and/or substitute other debt or equity financing for all or any portion of the Debt Financing from the same and/or alternative financing sources; provided, that Holdings shall not consent to (i) any waiver, amendment or modification to the Debt Commitment Letter if such waiver, amendment or modification would change the conditions precedent set forth therein (unless such changed conditions precedent would not be reasonably expected to prevent or materially delay the consummation of the Debt Financing), materially delay the funding of the commitments thereunder, reduce the aggregate cash amount of the funding commitments under the Debt Commitment Letter to be funded on the Closing Date (except as set forth in any “flex provisions”), make the funding under the Debt Commitment Letter less likely to occur, adversely affect the ability of Buyer to enforce its rights under the Debt Commitment Letters or otherwise adversely affect the ability of Holdings to consummate the transactions contemplated by this Agreement or delay the Closing (collectively, the “Restricted Commitment Letter Amendments”) (provided that, for the avoidance of doubt, subject to the limitations set forth in this Section 6.14, Holdings may amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date of this Agreement, but only if the addition of such additional parties, individually or in the aggregate, would not result in the occurrence of a Restricted Commitment Letter Amendment) or (ii) early termination of the Debt Commitment Letter.

(b)                                 For the purposes of the Agreement (other than with respect to representations made by Holdings as of the date of this Agreement), references to (i) “Debt Financing” shall include the financing contemplated by the Debt Commitment Letter as permitted to be amended, modified, supplemented, restated, replaced or substituted by Section 6.14(a), (ii) “Debt Commitment Letter” shall include any amendment, modification, restatement, supplement and replacement or substitution permitted by Section 6.14(a) and (iii) “Commitment Party” and “Financing Sources” shall include lenders and other financing sources (including underwriters, placement agents and initial purchasers) providing the Debt Financing pursuant to any amendment, modification, restatement, supplement and replacement permitted by Section 6.14(a).

(c)                                  Prior to the Closing, the Company agrees to provide, and to cause its Subsidiaries (other than the Professional Associations) to provide, and to use commercially reasonable efforts to cause the Professional Associations and the officers, employees, advisors and other representatives of the Company and its Subsidiaries to provide, Holdings with such cooperation and assistance in connection with the arrangement of the Debt Financing as may be reasonably requested by Holdings, including (i) participating in a reasonable number of meetings, presentations, road shows, due diligence sessions, sessions with prospective Financing Sources, including direct contact between senior management and the other representatives of the Company, on the one hand, and the actual and potential Financing Sources, on the other hand and sessions with rating agencies at times and locations mutually agreed, (ii) assisting with the preparation of materials for rating agency presentations, bank information memoranda, offering documents, prospectuses, private placement memoranda, confidential information memoranda, lender and investor presentations, business projections, marketing materials and similar documents required in connection with the Debt Financing, (iii) furnishing Holdings and any actual and potential Financing Sources with the Required Information and such other historical financial information regarding the Company as may be reasonably requested by Holdings or as is customary for the arrangement, marketing, syndication, execution and consummation of the financings contemplated by the Debt Commitment Letter and/or any alternative financing (including any debt securities to be issued in lieu of any portion thereof) (for the avoidance of doubt, such information shall not include any information and data regarding the Company and its Subsidiaries that would be required by Regulation S X Rule 3 09, Rule 3 10 and Rule 3 16 and Items 301, 302, 307, 308, 402, 601, of Regulation S K and other customary exceptions customarily included in private placements pursuant to Rule 144A) (iv) obtaining legal opinions, customary “comfort” letters from its independent accountants, surveys, audits, title insurance and insurance certificates and endorsements and other documentation and items relating to the Debt Financing as reasonably requested by Holdings and, if requested by Holdings, to cooperate with and assist Holdings in obtaining such documentation and items; (v) assisting in the preparation, execution and delivery of one or more credit agreements, indentures, purchase agreements, pledge and security documents and other definitive financing documents as may be reasonably requested by Holdings; (vi) cooperating with the marketing efforts of Holdings and its Financing Sources for any of such Debt Financing; (vii) facilitating the granting of a security interest (and perfection thereof) in collateral and delivering guarantees, mortgages and other definitive financing documents or other certificates or documents as may be reasonably be requested by Holdings, including obtaining releases of existing Liens; provided that any such obligations and releases of Liens contained in all such agreements and documents shall be subject to the occurrence of the Closing; (viii) cooperating in satisfying the conditions precedent set forth in the Debt Commitment Letter or any definitive document relating to the Debt Financing to the extent the satisfaction of such condition requires the cooperation of, or is within the control of, the Company and its Subsidiaries; (ix) to the extent requested no later than ten (10) Business Days prior to the Closing Date, furnishing no later than three (3) Business Days prior to the Closing Date all documentation and other information required by a Governmental Authority under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001, (x) using reasonable best efforts to obtain corporate, credit, facility and securities ratings from rating agencies, (xi) using reasonable best efforts to ensure that the Financing Sources benefit materially from existing lending relationships of the Company and its Subsidiaries; provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries and (xii) cooperating reasonably with the Financing Sources’ due diligence, to the extent customary and reasonable.  Seller, the Company and its Subsidiaries shall not be required, under the provisions of this Section 6.14 or otherwise in connection with the Debt Financing, to pay any commitment or other similar fee, or bear any cost or expense, or make any payment to obtain consent or to incur any liability with respect to the Debt Financing or cause or permit any Lien to be placed on any of their respective assets prior to the Closing Date (except to the extent the payment of such costs, expenses, fees or incurrence of such liabilities is contingent upon the occurrence of the Closing or if such amounts are to be reimbursed or indemnified as Financing Cooperation Obligations).  Notwithstanding the foregoing, (a) no obligation of the Company and its Subsidiaries under any certificate, document or instrument shall be effective until the Closing Date (other than customary authorization letters in connection with any marketing materials) and none of the Company and its Subsidiaries shall be required to take any action under any certificate, document or instrument (other than this Agreement) that is not contingent upon the Closing, and Persons who are directors of the Company or any of its Subsidiaries prior to Closing in their capacity as such shall not be required to pass resolutions or consents to approve or authorize the execution of the Debt Financing, (b) none of the Company or any of its Subsidiaries, nor any of their respective directors, officers, employees, representatives or agents, shall be required to provide any legal opinion or other opinion of counsel prior to the Closing Date in connection with the Debt Financing and (c) the Company and its Subsidiaries shall not be obligated to provide (and Holdings shall not disclose) any information about the Company and its Subsidiaries that is a trade secret or would result in a waiver of the attorney-client or similar privilege, or information that would violate confidentiality obligations owing to third parties (except that information may be disclosed by the Company and its Subsidiaries to potential sources of capital and to rating agencies and prospective lenders and investors during any syndication of the Debt Financing, subject to customary confidentiality arrangements with such Persons regarding such information).  Holdings shall indemnify and hold harmless Seller, the Company and its Subsidiaries and their Affiliates and their respective officers, directors, employees, investment bankers, attorneys, accountants, consultants and other authorized agents, advisors or representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Debt Financing (other than to the extent such losses arise from the willful misconduct or gross negligence of Seller, the Company or its Subsidiaries) (collectively, the “Financing Cooperation Indemnity”).  Whether or not the Closing Date occurs, Holdings shall, promptly upon request by the Company, reimburse the Company for all reasonable, documented, out-of-pocket costs incurred by the Company and its Subsidiaries in connection with this Section 6.14, including legal fees, accounting fees and other fees and expenses (together with the Financing Cooperation Indemnity, the “Financing Cooperation Obligations”).  The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided, that such logos are used solely in a manner that is not intended to, or reasonably likely to, harm or disparage or adversely affect the reputation or goodwill of, Seller, the Company or any of its Subsidiaries.

(d)                                 Without limiting the generality of Section 6.14(c), from the date hereof until the Closing, the Company shall deliver to Holdings and the Financing Sources (i) within one-hundred and twenty (120) days after the end of any fiscal year ending after the date hereof, audited consolidated balance sheets and related consolidated statements of operations, changes in shareholder’s equity and cash flows of Company and its Subsidiaries for such fiscal year, and (ii) within thirty (30) days after the end of any calendar month, beginning with (and including) September 2017, unaudited consolidated balance sheets and related consolidated statements of operations and cash flows of Company and its Subsidiaries for each such calendar month ending at least thirty (30) days prior to the Closing Date (collectively, the “Supplemental Financial Statements”).

(e)                                  Notwithstanding anything in this Agreement to the contrary, Holdings acknowledges and agrees that the obtaining of the Debt Financing, or any alternative financing, is not a condition to Closing.

6.15                        No Solicitation.

From the date of this Agreement through the Closing, Seller, the Company and its Subsidiaries shall not, and Seller, the Company and its Subsidiaries shall not permit their officers, directors, representatives or agents to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information or assistance to, any Person or group of Persons (other than Holdings or its Affiliates) concerning any merger, sale of assets or sale of equity of, or similar transaction involving, the Company or any of its Subsidiaries.

6.16                        Advice of Changes.

Each of the parties shall promptly advise the others of (a) to the extent permitted by Law, any notice or other communication from any Governmental Authority in connection with the Contemplated Transactions, (b) any Proceedings commenced, or to such party’s knowledge, threatened in writing, against Seller, the Company or any of its Subsidiaries or Holdings, as applicable, that are related to the Contemplated Transactions and (c) any fact, change, event or circumstance known to such party, any breach, inaccuracy or misrepresentation of a representation or warranty of such party set forth in this Agreement or any breach or non-performance of a covenant, agreement or other obligation of such party set forth in this Agreement (i) that has had or would reasonably be expected to have, either individually or in the aggregate with all other such matters, in the case of the Company, its Subsidiaries and Seller, a Company Material Adverse Effect or, in the case of Holdings or its Subsidiaries, a Buyer Material Adverse Effect, or (ii) which it believes would or would be reasonably expected to cause a condition to Closing set forth in Article VII to not be satisfied.  In no event shall (x) the delivery of any notice by a party pursuant to this Section 6.16 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement, or (y) disclosure by the Company, Seller or Holdings be deemed to amend or supplement the Company Disclosure Schedules or Buyer Disclosure Schedule, as applicable, or constitute an exception to any representation or warranty.

6.17                        R&W Policy.

The Company and Seller shall use commercially reasonable efforts to cooperate with Holdings’ efforts to make effective the R&W Policy at the Closing and, at and prior to the Closing, provide assistance as reasonably requested by Holdings with respect to the R&W Policy (including engaging in, and providing documents in connection with, additional underwriting by the insurer and its representatives).  The premiums related to, and all the other costs and expenses relating to the origination of the R&W Policy shall be paid by Buyer, as and when required in accordance with the terms of the R&W Policy and, for the avoidance of doubt, shall not be considered Company Transaction Expenses. Holdings shall not (and shall not permit any other Person insured under the R&W Policy to) terminate, amend, alter or waive any rights or remedies under the R&W Policy in a manner that would be materially adverse to Seller without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed).

6.18                        Retention Program.

Prior to the date of this Agreement, the Company adopted and implemented an employee retention program for certain of its employees. A schedule of the participants of such program, a copy of the form of the employee retention program that was executed by each of the participants, the amount of severance and the vesting terms for each of the participants is attached hereto as Exhibit D (the “Retention Program”). If the Closing occurs, any amounts payable under the Retention Program are the sole responsibility of Holdings. Neither the Seller nor, prior to Closing, the Company or any of its Subsidiaries will make any changes, amendments or adjustments to the Retention Program (including the admission of any new participants) without Holdings’ prior written consent.

6.19                        Redemption and Reorganization.

(a)                                 Prior to Closing, Holdings and Newco will cause the consummation of the Redemption and the Reorganization as described on Exhibit E with such adjustments, supplementations and changes, if any, as mutually agreed upon in writing between the Seller and Holdings.

(b)                                 In connection with and upon completion of the Reorganization, for all purposes of this Agreement (including all schedules and exhibits hereto), Newco will succeed under all rights and obligations of Holdings set forth in this Agreement.

(c)                                  As a result of the Reorganization and the consummation of the Contemplated Transactions, Newco will own, directly or indirectly, all of the outstanding equity interests of Holdings, the Buyer and the Company, and no Buyer Related Party will hold, directly or indirectly, any interest in Holdings, the Buyer, the Company or any of their direct or indirect Subsidiaries other than through Newco.

ARTICLE VII
Conditions to Closing

7.1                               Conditions to All Parties’ Obligations.

The obligations of the parties to consummate the Closing are subject to the fulfillment prior to or at the Closing of each of the following conditions (any or all of which may be waived by the parties to the extent permitted by Law):

(a)                                 No Injunction.  No Governmental Authority or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, legal restraint or prohibition (whether temporary, preliminary or permanent), or initiated any Proceeding (collectively, the “Restraints”), in any case which is in effect and which enjoins, prevents or prohibits, or makes illegal, consummation of the Closing or the Contemplated Transactions.

(b)                                 Governmental Approvals.  All material authorizations, orders, declarations, approvals, notices or consents and filings with Governmental Authorities required in connection with the consummation of the Closing and the Contemplated Transactions, if any, shall have been obtained or made, and all applicable waiting periods (including any extension thereof) under any applicable merger notification or control Laws and regulations relating to the Contemplated Transactions, including the waiting period under the HSR Act, shall have expired or have been terminated.

7.2                               Conditions to Seller’s Obligations.

The obligations of Seller to consummate the Closing and the Contemplated Transactions are subject to the fulfillment or satisfaction at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Seller to the extent permitted by applicable Law):

(a)                                 Representations and Warranties.  The Buyer Fundamental Representations shall be true and correct in all respects (other than de minimis inaccuracies with respect to the representations set forth in Section 5.3) as of the Closing Date as though made as of the Closing Date (except for representations and warranties which address matters only as of a specific date, which representations and warranties shall continue as of the Closing Date to be true and correct as of such specific date).  The representations and warranties of Buyer, Holdings and Newco contained in Article V hereof (other than Fundamental Representations), shall be true and correct (without giving effect to any “materiality,” “in all material respects,” “Buyer Material Adverse Effect” or similar qualifiers) as of the Closing Date as though made on the Closing Date (except for representations and warranties which address matters only as of a specific date, which representations and warranties shall continue as of the Closing Date to be true and correct as of such specific dates), except to the extent that the failure to be so true and correct (without giving effect to any “materiality,” “in all material respects,” “Buyer Material Adverse Effect” or similar qualifiers) has not had, and would not reasonably be expected to have, a Buyer Material Adverse Effect.

(b)                                 Performance.  Buyer, Holdings and Newco shall have performed and complied in all material respects with all agreements, obligations and covenants required by this Agreement to be so performed or complied with by Buyer, Holdings or Newco at or prior to the Closing.

(c)                                  No Buyer Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred a Buyer Material Adverse Effect, or any change, event, circumstance, occurrence or development that would reasonably be expected to have a Buyer Material Adverse Effect.

(d)                                 Reorganization.  The Reorganization shall have been consummated.

(e)                                  Amended and Restated Newco Operating Agreement.  Newco shall have adopted, on or prior to the Closing Date, the Amended and Restated Newco Operating Agreement.

(f)                                   Deliveries.  Seller shall have received the deliveries contemplated by Article IX (other than those deliveries contemplated by Sections 9.4 and 9.5, which shall be completed contemporaneous with Closing).

(g)                                  Buyer Net Debt Amount.   The Buyer Net Debt Amount as of the Closing shall not exceed $1,366,160,000.

7.3                               Conditions to Buyer’s, Holdings’ and Newco’s Obligations.

The obligations of Buyer, Holdings and Newco to consummate the Closing and the Contemplated Transactions are subject to the fulfillment or satisfaction at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Holdings to the extent permitted by applicable Law):

(a)                                 Representations and Warranties.  The Company Fundamental Representations shall be true and correct in all respects (other than de minimis inaccuracies with respect to the representations set forth in Section 3.3) as of the Closing Date as though made as of the Closing Date (except for representations and warranties which address matters only as of a specific date, which representations and warranties shall continue as of the Closing Date to be true and correct as of such specific date).  The representations and warranties of the Company and Seller contained in Article III and Article IV hereof, respectively (other than Fundamental Representations), shall be true and correct (without giving effect to any “materiality,” “in all material respects,” “Company Material Adverse Effect” or similar qualifiers) as of the Closing Date as though made on the Closing Date (except for representations and warranties which address matters only as of a specific date, which representations and warranties shall continue as of the Closing Date to be true and correct as of such specific dates), except to the extent that the failure to be so true and correct (without giving effect to any “materiality,” “in all material respects,” “Company Material Adverse Effect” or similar qualifiers) has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b)                                 Performance.  Seller and the Company shall have performed and complied in all material respects with all agreements, obligations and covenants required by this Agreement to be so performed or complied with by Seller and the Company at or prior to the Closing.

(c)                                  No Company Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect, or any change, event, circumstance, occurrence or development that would reasonably be expected to have a Company Material Adverse Effect.

(d)                                 Deliveries.  Holdings shall have received the deliveries contemplated by Article VIII.

ARTICLE VIII
Deliveries by Seller and the Company at Closing

On the Closing Date, Seller shall deliver or cause to be delivered to Holdings:

8.1                               Officer’s Certificate.

An officer’s certificate substantially in the form attached as Exhibit G signed by a senior officer of each of the Company and Seller certifying as to compliance with the matters set forth in Sections 7.3(a), 7.3(b) and 7.3(c) as of the Closing Date.

8.2                               Share Certificates.

Certificates representing all of the Company Common Stock (including the Rollover Shares), free and clear of all Liens, duly endorsed in blank for transfer or accompanied by irrevocable security transfer powers of attorney from Seller duly executed in blank, in either case by the holders of record, together with evidence reasonably satisfactory to Holdings that Buyer or its nominee(s) have been entered upon the books of the Company as the holder of all of the Company Common Stock.

8.3                               Resignations of Directors and Officers.

Written resignations, in form and substance reasonably satisfactory to Holdings, effective as of the Closing Date, of the directors, officers and managers of the Company and its Subsidiaries as requested by Holdings within three (3) Business Days of the Closing. Holdings and the Seller agree that, for purposes of any change-in-control severance agreements in place between the Company and any of these directors, officers and managers (including the agreements included in the Retention Program), such resignations shall not be construed to affect in any manner a Person’s right to severance benefits (or the amount thereof) under the applicable employment agreement or Retention Program agreement (if any) who have not otherwise terminated their employment with the Company or previously resigned from the relevant office.

8.4                               Receipt.

A receipt for the Estimated Purchase Price.

8.5                               Amended and Restated Operating Agreement.

A duly executed counterpart to the Amended and Restated Newco Operating Agreement from Seller as a holder of the Newco Equity.

8.6                               Company’s Secretary’s Certificate.

A certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying that attached thereto are true and complete copies of (a) the Company Charter Documents of the Company and each of its Subsidiaries (other than the Company Professional Associations), (b) good standings for the Company and each of its Subsidiaries (other than the Company Professional Associations) issued by the appropriate Governmental Authority of their respective jurisdictions of incorporation or organization and (c) the resolutions of the board of directors or other governing body of Seller and the resolutions of the board of directors of the Company authorizing the execution and performance of this Agreement and the consummation of the Contemplated Transactions.

ARTICLE IX
Deliveries by Buyer at Closing

On the Closing Date, Buyer shall deliver or cause to be delivered to Seller:

9.1                               Officer’s Certificate.

A certificate substantially in the form attached as Exhibit H signed by an authorized signatory of Holdings certifying as to compliance with the matters set forth in Sections 7.2(a), 7.2(b) and 7.2(c) as of the Closing Date.

9.2                               Replacement Letters of Credit.

Subject to Section 6.13(d), evidence reasonably satisfactory to Seller of the Replacement Letters of Credit.

9.3                               Newco Equity.

Evidence of the issuance of the Newco Equity, free and clear of all Liens, to Seller, in such form and substance reasonably requested by Seller, together with evidence reasonably satisfactory to Seller that Seller or its nominee has been entered upon the books of Newco as the holder of the Newco Equity.

9.4                               Purchase Price.

The Estimated Purchase Price, by wire transfer of immediately available funds, to an account designated by Seller prior to the Closing Date pursuant to Section 2.2(b)(i).

9.5                               Other Payments.

Evidence reasonably satisfactory to Seller that the payments contemplated by Section 2.2(b)(ii) and Section 2.2(b)(iii) have been duly made.

9.6                               Amended and Restated Operating Agreement.

An Amended and Restated Newco Operating Agreement duly executed by Newco and each holder of Equity Securities in Newco.

9.7                               Newco’s Secretary’s Certificate.

A certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Newco certifying that attached thereto are true and complete copies of (a) the Buyer Charter Documents of Holdings and Newco (after giving effect to the Redemption and the Reorganization), (b) good standings for Holdings and Newco issued by the appropriate Governmental Authority of their respective jurisdictions of incorporation or organization, (c) the resolutions of the board of directors or other governing body of Holdings and the resolutions of the board of directors or other governing body of each of Newco and Buyer authorizing the execution and performance of this Agreement and the consummation of the Contemplated Transactions, and (d) a certification of the capitalization of Newco following the completion of the Redemption, the Reorganization and the consummation of the Contemplated Transactions confirming that the Newco Equity represents 20% of Newco’s Fully Diluted Equity Interests (as defined in the Amended and Restated Newco Operating Agreement) and that the Reorganization has been completed as contemplated in this Agreement.

ARTICLE X
Survival; Indemnification

10.1                        Survival.

Each of Holdings, Newco, Buyer, Seller and the Company, intending to modify any applicable statute of limitations, agree that (a) all of the representations and warranties of the Company or Seller in this Agreement or the Disclosure Schedules (other than the Company Fundamental Representations) and in any certificate or other instrument delivered pursuant hereto shall survive the Closing until the date that is twelve (12) months after the Closing Date, (b) all of the representations and warranties of Buyer, Holdings and Newco in this Agreement or the Disclosure Schedules (other than the Buyer Fundamental Representations) and in any certificate or other instrument delivered pursuant hereto shall terminate effective as of the Closing and shall not survive the Closing for any purpose, (c) all of the Company Fundamental Representations and Buyer Fundamental Representations shall survive the Closing until the date that is the later of (i) six (6) years after the Closing Date and (ii) the expiration of the statute of limitations applicable to the subject matter underlying the relevant Company Fundamental Representation, and (d) all covenants or agreements set forth in this Agreement shall survive the Closing until ninety (90) days following the date all performance thereunder was due to be performed (and if no such period is specified, such covenant or agreement shall survive until the expiration of the applicable statute of limitations) (the last day of the survival period of any such representation or warranty, or covenant or other agreement, as applicable, its “Survival

Termination Date”).  With respect to any claims that were asserted in writing on or prior to the applicable Survival Termination Date, the underlying representation, warranty, covenant, obligation or other agreement, as applicable, shall survive as to such claim until it is finally resolved in accordance with this Article X.

10.2                        Indemnification of Buyer Indemnitees.

(a)                                 Subject to the limitations contained in this Agreement, from and after the Closing, Holdings, Newco, Buyer, the Company, its Subsidiaries and each of their respective directors, officers, managers, employees, agents, representatives, equityholders, successors, assigns and Affiliates (collectively, the “Buyer Indemnitees”) shall be indemnified and held harmless by Seller from and against any and all Losses incurred by them in connection with, caused by or resulting or arising out of (i) any breach or inaccuracy of any representation or warranty of the Company or Seller contained in this Agreement or the Disclosure Schedules (other than the Company Fundamental Representations) or the certification of such representations and warranties set forth in the certificate contemplated by Section 8.1, (ii) any breach or inaccuracy of any Company Fundamental Representation or the certification of such representations and warranties set forth in the certificate contemplated by Section 8.1, or (iii) any breach of or failure to perform any covenant, obligation or other agreement of Seller, the Company or its Subsidiaries contained in this Agreement required to be performed (A) prior to the Closing by the Company or any of its Subsidiaries or (B) by Seller (collectively, “Buyer Losses”).

(b)                                 Recovery by the Buyer Indemnitees of Buyer Losses in aggregate will be subject to the following limitations:

(i)                                     Notwithstanding anything herein to the contrary (except in the case of Fraud), the Buyer Indemnitees shall not be entitled to indemnification for Buyer Losses validly claimed under Section 10.2(a)(i) unless and until Buyer Losses in an aggregate amount greater than $3,765,000 (the “Deductible”) have been validly claimed under Section 10.2(a)(i), and once the Deductible is exceeded, then the Buyer Indemnitees shall be entitled to indemnification only for the amount of Buyer Losses validly claimed under Section 10.2(a)(i) in excess of the Deductible.

(ii)                                  With respect to Buyer Losses claimed pursuant to Section 10.2(a)(i) (except in the case of Fraud with respect thereto) and subject to Section 10.2(b)(i), the aggregate amount of Buyer Losses for which the Buyer Indemnitees shall be indemnified by the Seller shall not exceed an amount equal to $3,765,000 (the “Cap”).

(iii)                               With respect to Buyer Losses pursuant to Section 10.2(a)(i) (except in the case of Fraud with respect thereto) and subject to Section 10.2(b)(i), a Buyer Indemnitee shall recover such Buyer Losses (A) first, from the Seller until all Buyer Losses recovered from the Seller pursuant to Section 10.2(a)(i) (taken together with Buyer Losses recovered from the Seller pursuant to Section 10.2(a)(ii), if any) equal the Cap and (B) second, under the R&W Policy in accordance with its terms.

(iv)                              Solely with respect to Buyer Losses claimed pursuant to Section 10.2(a)(ii), the Buyer Indemnitees shall recover such Buyer Losses (A) first, from the Seller until all Buyer Losses recovered from the Seller pursuant to Section 10.2(a)(ii) (taken together with Buyer Losses recovered from the Seller pursuant to Section 10.2(a)(i), if any) equal the Cap, (B) second, under the R&W Policy in accordance with its terms and subject to the following sentence and (C) third, directly from the Seller until all Buyer Losses recovered from the Seller under this Article X equal the Aggregate Liability Cap.  The Buyer Indemnitees shall use commercially reasonable efforts to recover Buyer Losses under the R&W Policy, even if the retention under the R&W Policy will only be exceeded by virtue of such Buyer Losses; provided that the Buyer Indemnitees may concurrently seek recovery from the Seller (subject to the limitations set forth in this Section 10.2) and the R&W Policy and any recoveries from the Seller shall be subject to the Buyer Indemnitees’ reimbursement obligations set forth in the last sentence of Section 10.2(b)(vi).

(v)                                 Seller shall not have any liability, individually or in the aggregate, under this Article X in excess of an amount equal to the Base Purchase Price minus the Newco Equity Amount (the “Aggregate Liability Cap”). For the avoidance of doubt, nothing in this clause (v) permits any recovery against the Seller for any amounts claimed for any breach or inaccuracy of any representation or warranty of the Company or Seller contained in this Agreement or the Disclosure Schedules (other than the Company Fundamental Representations) in an amount, when aggregated with all other breaches of representations or warranties of the Company or Seller contained in this Agreement or the Disclosure Schedules (other than the Company Fundamental Representations) that exceeds the Cap.

(vi)                              The amount of any and all Buyer Losses indemnifiable under this Agreement shall be determined net of (i) any accruals or reserves included in Company Net Working Capital to the extent specifically established with respect to the matters with which such Buyer Losses relate and (ii) any amounts recovered by the Buyer Indemnitee, Buyer or any of their respective Affiliates with respect to such Buyer Losses from any third party or under or pursuant to any insurance policy pursuant to which or under which such Buyer Indemnitee, Buyer or any of their respective Affiliates has rights (other than recoveries under the R&W Policy, unless and to the extent such proceeds are recovered in respect of breaches of or inaccuracies in the Company Fundamental Representations in excess of the retention under the R&W Policy), it being understood that any amounts recovered under or pursuant to any insurance policy shall be calculated net of any reasonable costs associated with pursuing such insurance proceeds, including any deductible, co-pay and reasonable out-of-pocket costs. If any of the Buyer Indemnitees, Buyer or any of their respective Affiliates receive such recovery from any third party or under or pursuant to any insurance policy after receipt of payment from Seller (other than the R&W Policy, unless and to the extent such proceeds are recovered in respect of Company Fundamental Representations in excess of the retention under the R&W Policy), then such Buyer Indemnitee shall promptly pay over to Seller the amount so recovered (after deducting therefrom the amount of all reasonable expenses incurred in procuring such recovery), but not in excess of any amount previously paid by Seller to such Buyer Indemnitee in respect of such matter.

(c)                                  Holdings shall, and shall cause all Buyer Indemnitees to, take all steps required by Law or reasonably requested by Seller to mitigate Buyer Losses upon becoming aware of any event giving rise thereto; provided that under no circumstances shall this Section 10.2(c) require Holdings or any Buyer Indemnitee to (i) bring a Proceeding or pursue any insurance or indemnification to mitigate any Buyer Losses or (ii) take any action that is detrimental in any material respect to Holdings or such Buyer Indemnitee or otherwise disrupts the ongoing business operations of Holdings or such Buyer Indemnitee.  For the avoidance of doubt, any reasonable costs of Holdings or a Buyer Indemnitee incurred in connection with any mitigation undertaken pursuant to this Section 10.2(c) shall be deemed “Buyer Losses.”

(d)                                 For purposes of determining the existence of any breach or inaccuracy of any representation or warranty (including the certification of such representations and warranties set forth in the certificate contemplated by Section 8.1), or calculating the amount of any Losses incurred in connection therewith, any and all references to “material” or “Company Material Adverse Effect” (or other correlative or similar terms or limitations) shall be disregarded; provided, however, that this Section 10.2(d) shall not apply to the representations and warranties set forth in Section 3.6(b) or the first sentence of Section 3.7.

(e)                                  For purposes of any claims against a party, “Fraud” means actual and intentional fraud by such party which is the direct cause of an alleged Loss, and fraud by one entity shall not be attributed to any other entity.

(f)                                   Notwithstanding anything to the contrary contained in this Article X, claims made under the R&W Policy shall not be subject to the limitations set forth in this Section 10.2.

10.3                        Indemnification of Seller Indemnitees.

(a)                                 Subject to the limitations contained in this Agreement, from and after the Closing, Seller, and its directors, officers, employees, agents, representatives, stockholders, successors, assigns and Affiliates (collectively, “Seller Indemnitees”) shall be indemnified and held harmless by Buyer from and against any and all Losses incurred by them in connection with, caused by or resulting or arising out of (i) any breach or inaccuracy of any Buyer Fundamental Representation or the certification of such representations and warranties set forth in the certificate contemplated by Section 9.1, or (ii) any breach of or failure to perform any covenant, obligation or other agreement of Buyer, Holdings or Newco contained in this Agreement required to be performed by Buyer, Holdings or Newco and any inaccuracy in the certificate provided pursuant to Section 8.1 with respect to such covenants, obligations or other agreements (collectively “Seller Losses”).

(b)                                 Notwithstanding any other provision of this Agreement, in no event (except in the case of Fraud) shall Buyer, Holdings and Newco be liable under this Article X in the aggregate for more than an amount equal to the Newco Equity Amount.

10.4                        Notice and Determination of Claims.

(a)                                 Each claim for indemnification for any Losses may only be asserted on or prior to the applicable Survival Termination Date; provided, that as to any Losses for which a Claim Notice has been given in accordance with the requirements of this Article X on or prior to the applicable Survival Termination Date, the indemnification obligation hereunder shall continue until the liability to be satisfied, if any, shall have been finally resolved in accordance with this Article X.

(b)                                 If any Buyer Indemnitee or Seller Indemnitee wishes to make a claim for indemnification under this Article X, such Person (individually or collectively, the “Claiming Party”) shall deliver a notice describing in reasonable detail the Loss and the method of computation of such Loss, and containing a reference to the provisions of this Agreement in respect of which such Loss has occurred, (a “Claim Notice”) to Seller (in the case of a Claim Notice delivered by any Buyer Indemnitee) or to Holdings (in the case of a Claim Notice delivered by any Seller Indemnitee), as applicable (Seller or Holdings, as applicable, the “Indemnifying Party”) promptly after becoming aware of such claim, and shall provide the Indemnifying Party with all material facts giving rise to such claim for indemnification hereunder and any other information with respect thereto as the Indemnifying Party may reasonably request, in each case only to the extent permitted by Law and then available or known.  The failure to promptly deliver a Claim Notice shall not release the Indemnifying Party from its obligations under this Article X, except to the extent that the Indemnifying Party is materially prejudiced by such failure.

(c)                                  Until the twentieth (20th) Business Day following delivery of a Claim Notice, a written, good faith objection (an “Objection”) to the claim made in such Claim Notice may be delivered by the Indemnifying Party to the Claiming Party.

(d)                                 With respect to Buyer Losses, if Seller elects not to or otherwise fails to deliver an Objection in accordance with Section 10.4(c) within twenty (20) Business Days after receipt of a Claim Notice with respect to indemnification for a specified amount of Buyer Losses, such claim specified in such Claim Notice shall be conclusively deemed a liability of Seller and Seller shall deliver to Holdings, for its account or for the account of each Buyer Indemnitee named in such Claim Notice, an amount equal to the portion, if any, of Buyer Losses to be paid by Seller directly in accordance with this Article X.

(e)                                  With respect to Seller Losses, if Holdings elects not to or otherwise fails to deliver an Objection in accordance with Section 10.4(c) within twenty (20) Business Days after receipt of a Claim Notice with respect to indemnification for a specified amount of Seller Losses, such claim specified in such Claim Notice shall be conclusively deemed a liability of Holdings and Holdings or its designee shall deliver to Seller, for its account or for the account of each Seller Indemnitee named in such Claim Notice, an amount equal to the Seller Losses to be paid by Holdings in accordance with this Article X.

10.5                        Resolution of Conflicts.

In respect of any Objection properly delivered, the Claiming Party shall deliver a written response to the Indemnifying Party.  If following delivery of such response there remains a dispute as to any claims, the Claiming Party and the Indemnifying Party shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of such claims.  If no such agreement can be reached after good faith negotiation, the matter shall be resolved in accordance with Section 12.11.

10.6                        Third Person Claims.

(a)                                 If the Claiming Party seeks indemnification under this Article X with respect to any pending or threatened action at law or suit in equity by a third Person against such Claiming Party (each such action being a “Third Person Claim”), the Indemnifying Party will be entitled, if (i) the Third Person Claim involves solely monetary damages and the Indemnifying Party expressly agrees in writing with the Claiming Party that, as between the two, the Indemnifying Party is solely responsible to satisfy and discharge the Third Person Claim and (ii) the Indemnifying Party so elects by written notice delivered to the Claiming Party no later than thirty (30) days after receiving the Claim Notice, to conduct and control the defense of such Third Person Claim with counsel chosen by it and approved by the Claiming Party (which approval shall not be unreasonably withheld, conditioned or delayed), and in any such case the Claiming Party shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnifying Party in connection therewith; provided, that the Claiming Party may participate in, through counsel chosen by it and at its own expense, the defense of any such Third Person Claim as to which the Indemnifying Party has elected to conduct and control the defense thereof, except that the Claiming Party shall not be provided the opportunity to so participate to the extent the Indemnifying Party reasonably determines that such participation could result in the loss of any attorney-client privilege or right under the work-product doctrine in respect of such Third Person Claim.  Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to conduct or control the defense of a Third Person Claim (or shall surrender the control of a Third Person Claim) if (v) the Indemnifying Party has not elected to assume the defense of such Third Person Claim in accordance with, or has otherwise breached, this Section 10.6(a); (w) the Claiming Party seeks recovery under the R&W Policy in connection with such Third Person Claim (which for the avoidance of doubt, Holdings and/or the insurer under the R&W Policy shall have the right to control (whether directly or indirectly)); (x) the Third Person Claim involves criminal actions or allegations of criminal conduct, or claims for or reasonably expected to result in claims for specific performance, injunction or other equitable or non-monetary relief; (y) a defense available to the Claiming Party cannot be asserted by the Indemnifying Party; or (z) representation of the Indemnifying Party and the Claiming Party by the same counsel would, in the reasonable opinion of the Claiming Party’s counsel, create a conflict of interest.  After the expiration of the thirty (30)-day period contained in the first sentence of this Section 10.6(a), unless the Indemnifying Party has assumed the defense of a Third Person Claim in accordance with this Section 10.6(a), the Claiming Party shall have the right to undertake the defense of such Third Person Claim on behalf of and for the account and risk of the Indemnifying Party subject to the right of the Indemnifying Party to assume the defense of such Third Person Claim pursuant to this Section 10.6(a); provided, that, if pursuant to the terms set forth in this Article X the Indemnifying Party is responsible to satisfy and discharge any Third Person Claim in whole or in part, the Indemnifying Party may participate in, through counsel chosen by it and at its own expense, the defense of any such Third Person Claim as to which the Claiming Party conducts and controls the defense to the extent that such participation does not interfere with the defense of such Third Person Claim or could not reasonably be expected to adversely affect the attorney-client, work-product or similar privilege of the Claiming Party.  If the Claiming Party is defending the Third Person Claim, the Indemnifying Party shall reimburse the Claiming Party for reasonable attorneys’ fees and disbursements incurred by the Claiming Party in connection with defending any Third Person Claim to the extent the Indemnifying Party is responsible to satisfy and discharge such Third Person Claim pursuant to the terms set forth in this Article X.

(b)                                 Notwithstanding anything to the contrary herein, neither the Indemnifying Party nor the Claiming Party shall admit any liability with respect to, or settle, compromise, discharge or consent to the entry of judgment with respect to, any Third Person Claim without the prior written consent of the Claiming Party or the Indemnifying Party, respectively (which consent shall not be unreasonably withheld, conditioned or delayed).  For the avoidance of doubt, the prior written consent of the Indemnifying Party shall not be required if the Indemnifying Party would not be responsible to satisfy and discharge the Losses resulting from such Third Person Claim.

(c)                                  Notwithstanding anything to the contrary in this Section 10.6, with respect to any Third Person Claim related to Tax, to the extent the procedures in this Section 10.6 are inconsistent with Section 6.4, Section 6.4 shall control.

10.7                        Exclusive Remedy.

Except with respect to Fraud, any remedies provided by Section 12.15 or claims pursuant to Section 2.4 or Section 6.4, if the Closing occurs, this Article X shall constitute the sole and exclusive remedy for monetary damages with respect to this Agreement or otherwise arising out of, concerning or relating, directly or indirectly, to this Agreement or the transactions contemplated hereby.  Notwithstanding the foregoing, nothing in this Article X shall limit (a) any Buyer Indemnitee’s rights to recovery under the R&W Policy or (b) any Person’s rights or obligations under the Amended and Restated Newco Operating Agreement.

ARTICLE XI
Termination

11.1                        Termination.

This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

(a)                                 at any time, by mutual written agreement of Seller and Holdings;

(b)                                 at any time, by either Seller or Holdings if any Restraint having any of the effects set forth in Section 7.1(a) of this Agreement shall be in effect and have become final and nonappealable;

(c)                                  by written notice from Holdings, if a breach of any representation or warranty or failure to perform any covenant, agreement or other obligation of the Company or Seller set forth in this Agreement shall have occurred, which breach or failure to perform (i) would give rise to or constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Sections 7.1, 7.3(a), 7.3(b) or 7.3(c) and (ii) after receipt by Seller of written notice from Holdings of such breach or failure to perform, cannot be or has not been cured on or prior to the End Date; provided, that Holdings, Newco or Buyer is not then in material breach with respect to any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach, either individually or in the aggregate with all other breaches by Holdings, Newco and Buyer, would give rise to or constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Sections 7.1 or 7.2;

(d)                                 by written notice from Seller, if a breach of any representation or warranty or failure to perform any covenant, agreement or other obligation of Holdings, Newco or Buyer set forth in this Agreement shall have occurred, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.1, 7.2(a), 7.2(b) or 7.2(c), and (ii) after receipt by Holdings of written notice from Seller of such breach or failure to perform, cannot be or has not been cured on or prior to the End Date; provided, that neither Seller nor the Company is then in material breach with respect to any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach, either individually or in the aggregate with all other breaches by Seller and the Company, would give rise to or constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Sections 7.1 or 7.3;

(e)                                  by written notice from Seller, if (i) as of the date the Closing should occur pursuant to Section 2.3, all of the conditions set forth in Sections 7.1 and 7.3 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing but which would have been satisfied assuming a Closing would occur) have been satisfied or, in the sole and absolute discretion of Holdings, waived by Holdings; (ii) Seller has irrevocably confirmed in writing to Holdings (x) that all of the conditions set forth in Section 7.2 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied or have been waived by Seller and (y) Seller is prepared to consummate the Closing; (iii) Buyer fails to consummate the Closing within five (5) Business Days of the later of receipt of the notice contemplated by this Section 11.1(e) and the date the Closing should have occurred pursuant to Section 2.3; and (iv) Seller stood ready, willing and able to complete the Closing during such five (5) Business Day Period;

(f)                                   by written notice from either Seller or Holdings to the other party, at any time after July 22, 2018 (the “End Date”) if the Closing shall not have occurred on or prior to such date; provided, that the right to terminate this Agreement under this Section 11.1(f) shall not be available to such party if the breach of or inaccuracy in any representation or warranty or breach or failure to perform any covenant, agreement or other obligation of such party (or in the case of Seller, of the Company) set forth in this Agreement has been the primary cause of or resulted in the failure of the Closing to occur on or before such date;

(g)                                  by written notice from Holdings, if a Company Material Adverse Effect shall have occurred; or

(h)                                 by written notice from Seller, if a Buyer Material Adverse Effect shall have occurred.

11.2                        Procedure and Effect of Termination.

In the event of the termination of this Agreement pursuant to Section 11.1, written notice thereof shall be given by a terminating party to the other parties, and this Agreement shall terminate and the Contemplated Transactions shall be abandoned without further action by any of the parties.  If this Agreement is terminated pursuant to Section 11.1:

(a)                                 Holdings shall promptly cause to be returned to the Company or destroy (at Holdings’ option) all documents and information obtained from Seller, the Company, Subsidiaries of the Company, or any of their respective representatives in connection with this Agreement and the Contemplated Transactions and all documents and information obtained in connection with Holdings’ investigation of the Company and its Subsidiaries from the Company or its representatives, including any copies made by or supplied to Holdings or any of Holdings’ agents of any such documents or information; provided that Holdings and its agents and representatives shall be permitted to retain any copies of such documents and information to the extent required to comply with applicable Law or any bona fide internal document retention policy.  Seller and the Company shall promptly cause to be returned to Holdings or destroy (at Seller’s option) all documents and information obtained from Holdings, Subsidiaries of Holdings, or any of their respective representatives in connection with this Agreement and the Contemplated Transactions and all documents and information obtained in connection with Seller’s investigation of Holdings and its Subsidiaries from Holdings or its representatives, including any copies made by or supplied to Seller, the Company or any of their respective agents of any such documents or information; provided that Seller, the Company and their respective agents and representatives shall be permitted to retain any copies of such documents and information to the extent required to comply with applicable Law or any bona fide internal document retention policy. In no event shall this Section 11.2(a) require the alteration, deletion, destruction or modification of computer archives, back-up tapes or back-up media made in the ordinary course of business.

(b)                                 No party hereto shall have any obligation or liability to the other parties hereto, except that the parties hereto shall remain bound by the provisions of this Section 11.2, Section 6.10, Section 11.3, Article XII, the Financing Cooperation Obligations and the Confidentiality Agreement; provided, that subject to the limitations set forth in Section 11.3, nothing herein shall relieve a party from any liability or damages arising out of its Intentional Breach.

11.3                        Buyer Termination Fee.

(a)                                 If this Agreement is terminated by Seller pursuant to Section 11.1(d) or Section 11.1(e) (each, a “Specified Termination”), then, in the event of such Specified Termination, Buyer shall pay or cause to be paid to Seller a fee, in cash, equal to $25,000,000 (the “Buyer Reverse Termination Fee”).  If this Agreement is terminated by (i) Seller or (ii) Buyer (solely at such a time at which Seller could otherwise terminate this Agreement pursuant to Section 11.1(f)) pursuant to Section 11.1(f) at a time at which the conditions to Closing set forth in either Section 7.1(a) or Section 7.1(b) (but for purposes of Section 7.1(a), only if such Restraint is attributable to an antitrust Law) shall have not been fulfilled, but all other conditions to Closing shall be or shall be capable of being fulfilled (assuming the Closing were to occur on the End Date) (together with the Specified Terminations, each a “Triggering Termination”), Buyer shall pay or cause to be paid to Seller a fee, in cash, equal to $17,500,000 (the “Buyer HSR Termination Fee”).

(b)                                 The Buyer Reverse Termination Fee or the Buyer HSR Termination Fee, if any, shall be paid to Seller within five (5) Business Days following a Triggering Termination, it being understood and agreed that, notwithstanding anything in this Agreement to the contrary, (i) in no event shall Buyer be required to pay or cause to be paid both the Buyer Reverse Termination Fee or the Buyer HSR Termination Fee, or the Buyer Reverse Termination Fee and/or the Buyer HSR Termination Fee on more than one occasion and (ii) in no event shall Seller be entitled to both (x) receive either the Buyer Reverse Termination Fee or the Buyer HSR Termination Fee and (y) specific performance of Buyer’s, Holdings’ and Newco’s obligation to pay the Purchase Price and effect the Closing (it being understood and agreed that such specific performance shall be available to Seller pursuant to, and only to the extent permitted by, Section 12.15).

(c)                                  Notwithstanding anything in this Agreement to the contrary, (i) in the event that Buyer, Holdings or Newco fails to effect the Closing for any reason or no reason or otherwise breaches this Agreement (or any representation, warranty, covenant or agreement herein) prior to the Closing or otherwise fails to perform hereunder prior to the Closing (whether willfully, intentionally, unintentionally or otherwise), then, except for (x) the right of Seller to specific performance pursuant to, and only to the extent expressly permitted by, Section 12.15 and (y) the Financing Cooperation Obligations, Seller’s right (subject to the terms, conditions and limitations hereof) to terminate this Agreement pursuant to Section 11.1(d), Section 11.1(e) or Section 11.1(f) and receive from or on behalf of Buyer the Buyer Reverse Termination Fee or the Buyer HSR Termination Fee, as applicable, pursuant to Section 11.3(a) shall be the sole and exclusive right and remedy (whether at law, in equity, in contract, in tort or otherwise) of Seller, the Company, their respective successors and permitted assigns, and any Person claiming by, through or on behalf of any of them (it being expressly agreed that no other Person shall have any right or remedy in such circumstances) against any Person (including, for the avoidance of doubt, the Financing Parties), arising out of or relating to (A) this Agreement, (B) any breach by Buyer, Holdings or Newco of any representation, warranty, covenant, obligation or agreement in this Agreement or Buyer’s, Holdings’ or Newco’s failure to perform under this Agreement, (C) the failure of Buyer, Holdings or Newco to consummate the Closing, (D) the Contemplated Transactions, and (E) the Debt Commitment Letter, and (ii) upon payment of the Buyer Reverse Termination Fee or the Buyer HSR Termination Fee, as applicable, none of Seller, the Company, their respective successors and permitted assigns, or any Person claiming by, through or on behalf of any of them (it being expressly agreed that no other Person shall have any right or remedy in such circumstances) shall have any right or remedy (whether at law, in equity, in contract, in tort or otherwise) with respect to any of the matters described in clauses (A) through (E) inclusive of the immediately preceding subsection (i) or for Intentional Breach.

(d)                                 Notwithstanding anything to the contrary in this Agreement, in the event that Seller is paid the Buyer Reverse Termination Fee or the Buyer HSR Termination Fee, the receipt of such fee by Seller shall not be deemed a penalty, but shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Seller, the Company or any other Person with respect to the matters described in clauses (A) through (E) inclusive of Section

11.3(c)(i) and, if applicable, Buyer’s Intentional Breach, and none of Seller, the Company or any other Person shall have any other right or remedy (whether at law, in equity, in contract, in tort or otherwise) against Buyer, Holdings, Newco or any other Person (it being expressly agreed that no other Person shall have any right or remedy in such circumstances), except for the Financing Cooperation Obligations.

(e)                                  The provisions of Sections 11.3(b), 11.3(c) and 11.3(d) and this Section 11.3(e) are intended to be for the benefit of, and shall be enforceable by, Buyer, Holdings, Newco and any other Person against whom any right or remedy is sought.  The parties agree that the agreements contained in this Section 11.3 are an integral part of this Agreement and the transactions contemplated hereby and, without these agreements, the parties would not enter into this Agreement.  In light of the difficulty of accurately determining actual damages with respect to the foregoing matters, the Buyer Reverse Termination Fee or the Buyer HSR Termination Fee, as applicable, constitutes a reasonable estimate of the Losses that will be suffered if this Agreement is terminated or the Contemplated Transactions are otherwise abandoned or not consummated (in each case, in the circumstances in which such fees are payable) and constitutes liquidated damages (and not a penalty).

ARTICLE XII
Miscellaneous

12.1                        Expenses.

All fees and expenses incurred in connection with the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Contemplated Transactions are consummated; provided, that all such expenses incurred by the Company or its Subsidiaries on or prior to Closing shall be paid by Seller and all such expenses incurred by the Company or its Subsidiaries after the Closing shall be paid by Buyer; provided, however, that following the Closing, Seller shall indemnify and hold harmless Buyer, the Company and the Subsidiaries of the Company for any such pre-Closing expenses not paid prior to the Closing.

12.2                        Notices.

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) as of the date delivered, if delivered personally, (b) on the date the delivering party receives confirmation, if delivered by facsimile, (c) on the date sent by email of a “portable document format” (.pdf) document (so long as written notice of such transmission is sent within two (2) Business Days thereafter by another delivery method hereunder), (d) as of the date delivered if mailed by registered or certified mail (postage prepaid, return receipt requested) or (e) one (1) Business Day following the date sent by overnight courier (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.2):

If to Seller, to:

Dignity Health
185 Berry Street, Suite 300

San Francisco, CA 94107
Attention:  Elizabeth Shih
Facsimile:  (415) 591-2462
E-mail:  Elizabeth.shih@dignityhealth.org

and

Dignity Health
3200 North Central Avenue, 23rd Floor
Phoenix, Arizona 85012
Attention: Matthew J. Stockslager
Facsimile:  (602) 798-0755
E-mail:  matthew.stockslager@dignityhealth.org

With a copy (which shall not constitute notice) to:

Jones Day
555 California Street
26th Floor
San Francisco, CA 94104
Attention:  Timothy G. Hoxie
Facsimile:  (415) 875-5700
E-mail:  tghoxie@jonesday.com

If, prior to Closing, to the Company, to:

U.S. HealthWorks
25124 Springfield Court, Suite 200
Valencia, CA 91355
Attention:  Joe T. Mallas
Facsimile:  (661) 678-2726
E-mail:  Joe.Mallas@USHWorks.com

and

U.S. HealthWorks
1730 I Street, Suite 260
Sacramento, CA 95811
Attention: Kevin Coyle
Facsimile:  (916) 449-6059
Email: Kevin.Coyle@USHWorks.com

With copies (which shall not constitute notice) to:

Dignity Health
3200 North Central Avenue, 23rd Floor
Phoenix, Arizona 85012
Attention: Matthew J. Stockslager

Facsimile:  (602) 798-0755
E-mail:  matthew.stockslager@dignityhealth.org

and

Jones Day
555 California Street
26th Floor
San Francisco, CA 94104
Attention:  Timothy G. Hoxie
Facsimile:  (415) 875-5700
E-mail:  tghoxie@jonesday.com

If to Buyer, Holdings, Newco or, after Closing, the Company, to:

4717 Gettysburg Road

Mechanicsburg, PA 17088

Attention:  Michael E. Tarvin
Facsimile:  (717) 412-9142
E-mail:  MTarvin@selectmedical.com

With a copy (which shall not constitute notice) to:

Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, PA 19104
Attention:  Stephen M. Leitzell
Facsimile:  (215) 994-2222
E-mail:  stephen.leitzell@dechert.com

12.3                        Governing Law.

This Agreement shall in all respects be governed by, and construed and enforced in accordance with, the laws (excluding conflict of laws rules and principles) of the State of Delaware applicable to agreements made and to be performed entirely within such State, including all matters of construction, validity and performance; provided that any Proceeding, dispute or other controversy against any Financing Source or any Financing Party arising out of or relating to this Agreement or to the Debt Financing shall be governed by, and construed in accordance with, the Laws of the State of New York.

12.4                        Entire Agreement.

This Agreement, together with the Exhibits hereto, the Company Disclosure Schedule, the Buyer Disclosure Schedule, the Amended and Restated Newco Operating Agreement and the Confidentiality Agreement constitute the entire agreement of the parties relating to the subject matter hereof and supersede all prior Contracts or agreements, whether oral or written.

12.5                        Severability.

The provisions of this Agreement shall be deemed severable.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law.  Should any provision of this Agreement or the application thereof to any Person or circumstance be held invalid or unenforceable to any extent:  (a) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition and shall be enforced to the greatest extent permitted by Law, (b) such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied (i) to other Persons or circumstances or (ii) in any other jurisdiction, and (c) such unenforceability or prohibition shall not affect or invalidate any other provision of this Agreement.

12.6                        Amendment.

Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented or modified orally, but only by an instrument in writing signed by the Company, Buyer, Holdings, Newco and Seller; provided, that the observance of any provision of this Agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver.  Notwithstanding anything to the contrary set forth in this Section 12.6, none of Section 11.3(c), Section 11.3(e), Section 12.3, Section 12.8, Section 12.11(b), Section 12.14(b) and this sentence may be modified or amended in a manner that is adverse in any respect to any Financing Party without the prior written consent of such Financing Party (and any such consent of such Financing Party, to the extent given, shall be effective with respect to such Financing Party and with respect each of their respective Affiliates and any other Person constituting a Financing Party due to its relationship with any such Financing Party).

12.7                        Effect of Waiver or Consent.

No waiver or consent, express or implied, by any party to or of any breach or default by any other party in the performance by such other party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of any other obligations of such party hereunder.  No single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce any right or power, shall preclude any other or further exercise thereof or the exercise of any other right or power.  Failure on the part of a party to complain of any act of any other party or to declare any other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder until the applicable statute of limitation period has run.

12.8                        Parties in Interest; Limitation on Rights of Others.

The terms of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective legal representatives, successors and permitted assigns.  Except as expressly set forth in Section 6.6, Section 11.3 and Article X, nothing in this Agreement, whether express or implied, shall be construed to give any Person (other than the parties hereto and their respective legal representatives, successors and permitted assigns and as expressly provided herein) any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein, as a third party beneficiary or otherwise; provided, however, that the Financing Parties shall be express third-party beneficiaries of, and shall be entitled to rely on and enforce, this Section 12.8, Section 11.3(c), Section 11.3(e), Section 12.3, Section 12.6, Section 12.11(b) and Section 12.14(b).

12.9                        Assignability.

This Agreement shall not be assigned in whole or part by the Company or Seller without the prior written consent of Holdings.  Subject to Section 6.19(b), this Agreement shall not be assigned in whole or part by Buyer, Holdings or Newco without the prior written consent of Seller and any purported assignment without such consent shall be null and void; provided that Buyer, Holdings and Newco may assign or pledge any or all of its rights and interests hereunder to one or more of its respective Affiliates or to any provider of the Debt Financing or any agent or trustee thereof as collateral security in connection with the Debt Financing, without the prior written consent of any other party hereto.

12.10                 Disclosure Schedules.

No reference to or disclosure of any item or other matter in the Company Disclosure Schedule or the Buyer Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material (nor shall it establish a standard of materiality for any purpose whatsoever) or that such item or other matter is required to be referred to or disclosed in the Company Disclosure Schedule or the Buyer Disclosure Schedule.  The information set forth in the Company Disclosure Schedule and the Buyer Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including any violation of Law or breach of any Contract.  The Company Disclosure Schedule and the Buyer Disclosure Schedule and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties, covenants and agreements of the Company and Seller, on the one hand, and Buyer, Holdings and Newco, on the other hand, respectively, contained in this Agreement.  Nothing in the Company Disclosure Schedule or the Buyer Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in this Agreement or create any covenant or other agreement.  Matters reflected in the Company Disclosure Schedule and the Buyer Disclosure Schedule are not necessarily limited to matters required by the Agreement to be reflected in the Company Disclosure Schedule and the Buyer Disclosure Schedule, respectively.  Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.

12.11                 Jurisdiction; Court Proceedings; Waiver of Jury Trial.

(a)                                 Any Proceeding against any party to this Agreement arising out of or in any way relating to this Agreement or the Contemplated Transactions shall be brought exclusively in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) and each of the parties hereby submits to the exclusive jurisdiction of such courts for the purpose of any such Proceeding; provided, that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each party irrevocably and unconditionally agrees not to assert (a) any objection which it may ever have to the laying of venue of any such Proceeding in any such courts, (b) any claim that any such Proceeding brought in any such court has been brought in an inconvenient forum and (c) any claim that such court does not have personal jurisdiction with respect to such Proceeding.  To the extent that service of process by mail is permitted by applicable Law, each party irrevocably consents to the service of process in any such Proceeding in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for herein.  Each party irrevocably and unconditionally waives any right to a trial by jury and agrees that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained-for agreement among the parties irrevocably to waive its right to trial by jury in any such Proceeding.

(b)                                 Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto:  (i) agrees that it will not bring or support any Person in any Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Financing Parties in any way relating to this Agreement or any of the Contemplated Transactions, including, but not limited to, the Debt Financing, in any forum other than the United States District Court for the Southern District of New York (and the appellate courts thereof), or, if jurisdiction is not available in the federal courts, the Supreme Court of the State of New York, County of New York, Borough of Manhattan, (ii) agrees that all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Financing Parties in any way relating to this Agreement, the Debt Financing or the performance hereof or thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the laws of the State of New York, and (iii) hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation (whether in law or in equity, whether in contract or in tort or otherwise) against the Financing Parties directly or indirectly arising out of or relating in any way to this Agreement, the Debt Financing or the performance hereof or thereof or the financings contemplated thereby.

12.12                 No Other Duties.

The only duties and obligations of the parties under this Agreement are as specifically set forth in this Agreement, and no other duties or obligations shall be implied in fact, Law or equity, or under any principle of fiduciary obligation.

12.13                 Reliance on Counsel and Other Advisors.

Each party has consulted such legal, financial, technical or other expert as it deems necessary or desirable before entering into this Agreement.  Each party represents and warrants that it has read, knows, understands and agrees with the terms and conditions of this Agreement.

12.14                 Remedies.

(a)                                 Subject to Section 11.3 and except in the case of Fraud, all remedies, either under this Agreement or by Law or otherwise afforded to the parties hereunder, shall be cumulative and not alternative, and any Person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically to recover damages by reason of any breach of this Agreement and to exercise all other rights granted by Law, equity or otherwise.  NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN THIS AGREEMENT, THE PARTIES AGREE AND ACKNOWLEDGE THAT AS AMONG THE SELLER, THE COMPANY AND THE BUYER THEY WILL NOT HAVE ANY LIABILITY OR RESPONSIBILITY TO THE OTHER PARTY OR ANY OTHER PERSON FOR ANY EXEMPLARY OR PUNITIVE DAMAGES WITH RESPECT TO ANY CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF THOSE DAMAGES, AND WHETHER THE CLAIM ARISES OUT OF BREACH OF CONTRACT, TORT OR OTHERWISE (EXCEPT IN ANY CASE TO THE EXTENT AWARDED TO A THIRD PARTY).

(b)                                 None of the Seller, the Company, or any of their respective Affiliates, nor any of their respective former, current or future directors, officers, employees, agents, general or limited partners, managers, members, stockholders, Affiliates or assignees or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate or assignee of any of the foregoing (collectively, the “Seller Related Parties”) shall have any rights or claims against any of the Financing Parties, solely in their respective capacities as lenders or arrangers in connection with this Agreement or the Debt Financing, and, subject to the rights of the Financing Sources to provide the Debt Financing under the terms thereof, the Financing Parties, solely in their respective capacities as lenders or arrangers, shall not have any rights or claims against any Seller Related Parties, in connection with this Agreement, in each case, whether at law or equity, in contract, in tort or otherwise.

12.15                 Specific Performance.

(a)                                 The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, subject to Section 11.3 and Section 12.15(b), the parties agree that, in addition to any other remedies, each party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.  Each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy.  Each party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

(b)                                 Notwithstanding anything to the contrary contained in this Agreement, but subject to Section 11.3, it is explicitly agreed that Seller (and only Seller) shall be entitled to specific performance of Buyer’s, Holdings’ and Newco’s obligation to effect the Closing if, and only if:

(i)                                     all conditions set forth in Section 7.1 and Section 7.3 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) were satisfied at the time when the Closing was required to occur pursuant to Section 2.3;

(ii)                                  Buyer, Holdings and Newco are required and have failed to complete the Closing pursuant to Section 2.3;

(iii)                               the conditions to the Debt Financing set forth in the definitive agreements regarding the Debt Financing have been satisfied; and

(iv)                              Seller has irrevocably confirmed in writing to Holdings that if specific performance under this Section 12.15 is granted and the Debt Financing is funded, then the Seller will take all actions within its control to cause the Closing to occur.

12.16                 Counterparts.

This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document.  All counterparts shall be construed together and shall constitute one and the same instrument.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

12.17                 Further Assurance.

If at any time after the Closing any further action is necessary or desirable to fully effect the transactions contemplated by this Agreement, each of the parties shall take (or shall cause its Affiliate to take) such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request.

12.18                 Legal Representation.

Each of the parties to this Agreement acknowledges that Jones Day currently serves as counsel to both (a) the Company and its Subsidiaries and (b) Seller in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the Contemplated Transactions (the “Representation”).  There may come a time, including after consummation of the Contemplated Transactions, when the interests of Seller and the Company or any of its Subsidiaries may no longer be aligned or when, for any reason, Seller, Jones Day or the Company or any of its Subsidiaries believes that Jones Day can or should no longer represent both Seller and the Company or any of its Subsidiaries.  The parties understand and specifically agree that Jones Day may withdraw from representing the Company and its Subsidiaries and continue to represent Seller, even if the interests of Seller and the interests of the Company or its Subsidiaries are or may be adverse, including in connection with any dispute arising out of or relating to this Agreement or the Contemplated Transactions, and even though Jones Day may have represented the Company and its Subsidiaries in a matter substantially related to such dispute or may be handling ongoing matters for the Company or any of its Affiliates, and Holdings and the Company hereby consent thereto and waive any conflict of interest arising therefrom.  Each of the parties further agrees that, as to all communications with respect to the Representation among Jones Day, the Company, any of its Subsidiaries and Seller, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong to Seller and shall not pass to or be claimed by the Company or any of its Affiliates.  In addition, if the Contemplated Transactions are consummated, the Company and its Subsidiaries shall have no right of access to or control over any of Jones Day’s records related to the Representation, which shall become the property of (and be controlled by) Seller.  Furthermore, in the event of a dispute between Seller and the Company or any of its Subsidiaries arising out of or relating to the Representation, none of the attorney-client privilege, the expectation of client confidence or any other rights to any evidentiary privilege will protect from disclosure to Seller any information or documents developed or shared during the course of the Representation.

12.19                 Releases.

(a)                                 Except as otherwise provided in this Agreement, effective as of the Closing, Seller, on behalf of itself and its Subsidiaries and Affiliates, and on behalf of all of their respective directors, officers, employees, agents, successors and assigns (collectively, the “Seller Releasors”), hereby irrevocably release and forever discharges Holdings, Newco, Buyer and their respective Affiliates and Subsidiaries, the Company and its Subsidiaries, and each of the Company’s and its Subsidiaries’ respective directors (in such directors’ capacity as directors, officers, employees, or agents of, or any other positions held or services rendered on behalf of, the Company or its Subsidiaries) (collectively, “Company Releasees”) from any and all claims, actions, causes of actions, liens, counterclaims, liabilities, suits, debts, offsets, setoffs, losses, demands, rights, obligations, damages, costs, attorneys’ fees, interest, expenses and compensation, including claims of negligence, conversion, malfeasance, breach of contract, breach of fiduciary duty and claims for equitable relief but excluding claims to the extent related to the Fraud of willful misconduct of the applicable party (collectively, “Claims”), whether known or unknown, that Seller Releasors have had in the past, or have now or may have in the future against the Company Releases arising from the ownership of the Company Common Stock prior to the Closing, or, with respect to directors of the Company or its Subsidiaries, their respective service to the Company or its Subsidiaries as directors, officers, employees, or agents of, or any other positions held or services rendered on behalf of, the Company or its Subsidiaries.  Notwithstanding the foregoing, this release shall not be construed to release any claims against any Company Releasee, if any, based on this Agreement, the Amended and Restated Newco Operating Agreement, the Confidentiality Agreement or in connection with the transactions contemplated hereby.

(b)                                 Except as otherwise provided in this Agreement, effective as of the Closing, the Company, Buyer, Holdings and Newco, each on behalf of itself and its Subsidiaries and Affiliates, and on behalf of all of their respective directors, officers, employees, agents, successors and assigns (collectively, the “Company Releasors”), hereby irrevocably release and forever discharges Seller and its Affiliates and Subsidiaries, including the Company and its Subsidiaries, and each of their respective directors (in such directors’ capacity as directors, officers, employees, or agents of, or any other positions held or services rendered on behalf of, the Seller or its Affiliates or Subsidiaries, including the Company and its Subsidiaries) (collectively, “Seller Releasees”) from any and all Claims, whether known or unknown, that Company Releasors have had in the past, or have now or may have in the future against the Seller Releasees arising from Seller’s ownership of the Company Common Stock prior to the Closing, or, with respect to directors of Seller or its Affiliates or Subsidiaries, including the Company and its Subsidiaries, their respective service to the Seller or its Affiliates or Subsidiaries prior to the Closing, including the Company or its Subsidiaries, as directors, officers, employees, or agents of, or any other positions held or services rendered on behalf of, Seller or its Affiliates or Subsidiaries, including the Company or its Subsidiaries.  Notwithstanding the foregoing, this release shall not be construed to release any claims against Seller Releasee, if any, based on (i) this Agreement, the Amended and Restated Newco Operating Agreement, the Confidentiality Agreement or in connection with the transactions contemplated hereby or (ii) commercial dealings between any Seller Releasee and any Company Releasor unrelated to the Contemplated Transactions.

(signature pages follow)

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

SELLER:

DIGNITY HEALTH HOLDING CORPORATION

By:	/s/ Dan Morissette
	Name:	Dan Morissette
	Title:	Vice President

COMPANY:

U.S. HEALTHWORKS, INC.

By:	/s/ Joseph T. Mallas
	Name:	Joseph T. Mallas
	Title:	President & Chief Executive Officer

HOLDINGS:

CONCENTRA GROUP HOLDINGS, LLC

By:	/s/ Martin F. Jackson
	Name:	Martin F. Jackson
	Title:	Vice President

BUYER:

CONCENTRA INC.

By:	/s/ Martin F. Jackson
	Name:	Martin F. Jackson
	Title:	Vice President

[Signature page to Equity Purchase and Contribution Agreement]

NEWCO:

CONCENTRA GROUP HOLDINGS PARENT, LLC

By:	/s/ Martin F. Jackson
Name:	Martin F. Jackson
Title:	Authorized Representative

[Signature page to Equity Purchase and Contribution Agreement]